Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 2, 2021

by and among

ROIVANT SCIENCES LTD.,

SILICON INSITE, INC.,

SILICON TX CHINA

and

SILICON THERAPEUTICS, LLC

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

i

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibits

Exhibit A	–	Illustrative Closing Working Capital Calculation
Exhibit B	–	Milestone Payments
Exhibit C	–	Accredited Investor Questionnaire
Exhibit D	–	Joinder to Parent Stockholders Agreement
Exhibit E	–	Joinder to Registration Rights Agreement

v

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedules

Seller Disclosure Schedule

Schedule 6.07

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 2, 2021, is made by and among Roivant Sciences Ltd., a Bermuda exempted company (“Parent”), Silicon Insite, Inc., a Delaware corporation (“Insite”), Silicon TX China, a Cayman Islands exempted company (“STC” and, together with Insite, the “Companies” and each individually, a “Company”), Silicon Therapeutics, LLC, a Delaware limited liability company (“Seller”), and, solely for the limited purposes set forth herein, Silicon SWAT, Inc., a Delaware corporation and wholly-owned Subsidiary of Seller (“SWAT”).

RECITALS:

WHEREAS, promptly following the date hereof, Parent intends to form two Delaware corporations (“DE Merger Sub I” and “DE Merger Sub II” collectively, the “DE Merger Subs”) and two Bermuda exempted companies (“Bermuda Merger Sub I” and “Bermuda Merger Sub II” collectively, the “Bermuda Merger Subs”), each of will be a wholly owned Subsidiary of Parent and each of which will, promptly following the formation thereof, enter into a joinder agreement to assume the obligations of the applicable entity under this Agreement (it being understood, for the avoidance of doubt, that references to each such entity, including obligations thereof, shall be deemed to be references to each such entity, as and when formed);

WHEREAS, Parent, the DE Merger Subs and Insite intend to effect a reorganization in which, as steps in a single, integrated transaction, (i) DE Merger Sub I will merge with and into Insite in accordance with Delaware Law (the “First DE Merger”), whereupon the separate existence of DE Merger Sub I shall cease, and Insite will become a direct, wholly owned subsidiary of Parent, and (ii) as part of the same transaction, Insite will merge with and into DE Merger Sub II in accordance with Delaware Law, whereupon the separate existence of Insite shall cease, and DE Merger Sub II will survive as a direct, wholly owned subsidiary of Parent (the “Second DE Merger,” together with the First DE Merger, the “DE Merger”);

WHEREAS, Parent, the Bermuda Merger Subs and STC intend to effect a reorganization in which, as steps in a single, integrated transaction, contemporaneously with the DE Merger, (i) Bermuda Merger Sub I will merge with and into STC in accordance with Bermuda Law and Cayman Law (the “First Bermuda Merger”), whereupon the separate existence of Bermuda Merger Sub I shall cease, and STC will become a direct, wholly owned subsidiary of Parent, and (ii) as part of the same transaction, STC will merge with and into Bermuda Merger Sub II in accordance with Bermuda Law and Cayman Law, whereupon the separate existence of STC shall cease, and Bermuda Merger Sub II will survive as a direct, wholly owned subsidiary of Parent (the “Second Bermuda Merger,” together with the First Bermuda Merger, the “Bermuda Merger”);

WHEREAS, the Board of Directors of Parent and Insite has unanimously (i) declared that the DE Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and their applicable sole stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the DE Merger, upon the terms and subject to the conditions set forth herein;

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

WHEREAS, the Board of Directors of Parent and STC has unanimously (i) declared that the Bermuda Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and their applicable sole stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the Bermuda Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller, as the sole stockholder or shareholder of each Company, as applicable, has duly delivered to Parent a written consent (the “Seller Written Consent”), which consent by its terms shall become effective immediately following the execution and delivery by Seller of this Agreement, irrevocably adopting this Agreement and approving the DE Merger and the Bermuda Merger and the transactions contemplated by this Agreement and the other Transaction Documents;

WHEREAS, Seller has delivered to the Company a written consent of the Equityholders (the “Equityholder Written Consent”) irrevocably adopting this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms of Seller’s Governing Documents;

WHEREAS, prior to the execution and delivery of this Agreement, and as an inducement and condition to Parent’s willingness to enter into this Agreement, certain of the equityholders of Seller have entered into Support Agreements (each, a “Support Agreement”) agreeing to certain matters with respect to the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Parent’s willingness to enter into this Agreement and to consummate the transactions contemplated hereby, an Affiliate of Parent is entering into new employment arrangements (the “Key Employee Agreements”) with each Key Employee, which Key Employee Agreements shall be effective as of, and contingent on, the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Parent’s willingness to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has executed the Parent Joinders (as defined below), which joinders shall be effective as of, and contingent on, the Closing; and

WHEREAS, for U.S. federal income tax purposes, subject to Section 8.01(g), the parties hereto intend that (i) the First DE Merger and the Second DE Merger, taken together, and (ii) the First Bermuda Merger and the Second Bermuda Merger, taken together, shall, in each case, constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“280G Approval Requirements” has the meaning set forth in Section 7.07(a)(i).

“Accounting Policies” means GAAP as in effect on the date hereof.

“Accounting Referee” has the meaning set forth in Section 2.08(c).

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire in the form attached hereto as Exhibit C or such other form as may be approved by Parent in its sole discretion.

“Acquired Companies” means the Companies and their Subsidiaries (including, from and after the Second DE Effective Time or the Second Bermuda Effective Time, as applicable, the Surviving Corporations).

“Acquired Company Securities” has the meaning set forth in Section 4.05(b).

“Action” means any action, suit, investigation, audit (including Tax audit), litigation, arbitration, claim (including any cross-claim or counterclaim) or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

[***]

[***]

[***]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Additional Insite Consideration” means, subject to Section 14.05, a contingent right to (i) the aggregate number of shares (if any) of Parent Common Stock to be delivered to Seller pursuant to Section 2.09(b) multiplied by the Insite Allocation Percentage (rounded down to the nearest whole share), (ii) an amount of cash equal to the amount (if any) to be paid to Seller pursuant to Section 2.09(b) multiplied by the Insite Allocation Percentage, (iii) the aggregate number of shares (if any) of Parent Common Stock to be delivered to Seller pursuant to Section 12.10 multiplied by the Insite Allocation Percentage (rounded down to the nearest whole share), and (iv) the amounts of cash (if any) to be paid to Seller (or upon the assignment, delegation and transfer of Seller’s rights and obligations pursuant to Section 14.05(b), to the Equityholders Representative) in respect of Milestone Payments pursuant to Article 3 multiplied by the applicable Insite Milestone Allocation Percentage.

“Additional STC Consideration” means, subject to Section 14.05, a contingent right to (i) the aggregate number of shares (if any) of Parent Common Stock to be delivered to Seller pursuant to Section 2.09(b) multiplied by the STC Allocation Percentage (rounded down to the nearest whole share), (ii) an amount of cash equal to the amount (if any) to be paid to Seller pursuant to Section 2.09(b) multiplied by the STC Allocation Percentage, (iii) the aggregate number of shares (if any) of Parent Common Stock to be delivered to Seller pursuant to Section 12.10 multiplied by the STC Allocation Percentage (rounded down to the nearest whole share), and (iv) the amounts of cash (if any) to be paid to Seller (or upon the assignment, delegation and transfer of Seller’s rights and obligations pursuant to Section 14.05(b), to the Equityholders Representative) in respect of Milestone Payments pursuant to Article 3 multiplied by the applicable STC Milestone Allocation Percentage.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided that Affiliates of Parent and Merger Subs shall only include entities that are both (i) controlled Affiliates of Roivant Sciences Ltd. and (ii) not traded on a national securities exchange; provided further that, with respect to Seller, the foregoing excludes any portfolio companies of venture capital or other investment funds that are Equityholders, which portfolio companies may otherwise by deemed to be “under common control with” Seller; provided further that, for the avoidance of doubt, Affiliates of Seller shall at all times include SWAT.

“Affiliate Contract” has the meaning set forth in Section 4.21.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.11.

“AML Laws” has the meaning set forth in Section 4.22(e).

“Annual Net Sales” means, with respect to any Milestone Product, the Net Sales of such Milestone Product in a given Fiscal Year by the Parent Parties.

“Antitrust Law” means any antitrust, competition or trade regulation Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Clayton Act, HSR Act, Sherman Act, and foreign competition laws.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Audited Parent Financial Statements” has the meaning set forth in Section 6.08.

“Balance Sheet” means the unaudited consolidated balance sheet of Seller and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2020.

“Base Consideration” means [***].

“Base Working Capital” means [***] (which, for the avoidance of doubt, is a negative number).

“Bermuda Effective Time” has the meaning set forth in Section 2.01(e).

“Bermuda Law” means the Companies Act 1981 of Bermuda.

“Bermuda Merger” has the meaning set forth in the Recitals.

“Bermuda Merger Sub I” has the meaning set forth in the Recitals.

“Bermuda Merger Sub II” has the meaning set forth in the Recitals.

“Bermuda Merger Subs” has the meaning set forth in the Recitals.

“Bermuda Registrar” has the meaning set forth in Section 2.01(e).

“Business” means any business now, previously or hereafter conducted by Seller or the Companies or any of their respective current or former Subsidiaries, other than the STING Program.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash” means the aggregate amount of cash, bank deposits and marketable securities (but, in the case of marketable securities, only short-term, highly liquid investments that are readily convertible to known amounts of cash within 45 days and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates), in each case determined in accordance with the Accounting Policies; provided that Cash shall (i) be calculated net of (A) restricted cash and other restricted balances (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or on behalf of third parties) and amounts that are not freely usable, distributable or transferable (other than, in the case of STC, as a result of Taxes imposed as a result of a transfer outside of PRC) and (B) outstanding outbound checks, draws, ACH debits and wire transfers to the extent that there has been a reduction of accounts payable that would have otherwise been included in the calculation of Closing Working Capital, (ii) include inbound checks, draws, ACH credits and wire transfers deposited or available for deposit to the extent there has been a reduction of accounts receivable that would have otherwise been taken into account in Closing Working Capital in respect thereof, and (iii) be decreased by the amount of any insurance proceeds received that have not been applied to remedy the applicable loss, including in connection with the damage or destruction of any property or asset.

“Cayman Law” means the Companies Act (2020 Revision) of the Cayman Islands.

“Cayman Registrar” has the meaning set forth in Section 2.01(e).

“Closing Cash” means the aggregate amount of Cash of the Acquired Companies as of the Measurement Time.

“Certificates of Merger” means, collectively, the First Certificate of Merger and the Second DE Certificate of Merger.

“Claim” has the meaning set forth in Section 12.04(a).

“Closing” has the meaning set forth in Section 2.01(d).

“Closing Consideration” means (i) the Total Closing Consideration minus (ii) the Holdback Shares minus (iii) the Indemnity Holdback Shares.

“Closing Date” has the meaning set forth in Section 2.01(d).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Closing Date Conditions” has the meaning set forth in Section 2.01(d).

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Acquired Companies as of the Measurement Time (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby or the repayment of such Indebtedness in connection with the Closing).

“Closing Insite Consideration” means the product of (i) the Closing Consideration multiplied by (ii) the Insite Allocation Percentage, rounded down to the nearest whole number of shares.

“Closing STC Consideration” means the product of (i) the Closing Consideration multiplied by (ii) the STC Allocation Percentage, rounded down to the nearest whole number of shares.

“Closing Working Capital” means the amount equal to (i) the aggregate amount of current assets of the Acquired Companies (excluding any current and deferred Tax assets) minus (ii) the aggregate amount of current liabilities of the Acquired Companies (excluding any current and deferred Tax liabilities, but including any accrued but unpaid bonuses and any severance or other termination-related obligations that are due or accrued but unpaid), in each case calculated in accordance with the Accounting Policies and using only the line items included on Exhibit A and as of the Measurement Time; provided that Closing Working Capital shall exclude (i) any receivable in respect of insurance proceeds, including in connection with the damage or destruction of any property or asset, and (ii) any amounts or accruals in respect of Cash (or any amount excluded from the definition thereof) or amounts receivable by the Acquired Companies under Affiliate Contracts or other arrangements with Related Parties; provided further that any item included in Closing Indebtedness or Unpaid Transaction Expenses shall not be included as a current liability of the Acquired Companies in Closing Working Capital. The illustrative calculation set forth as Exhibit A is included in this Agreement solely to provide guidance with respect to mathematical calculations and the methodology by which Closing Working Capital will be determined. In the event of an inconsistency between the illustrative calculation and the Accounting Policies, the Accounting Policies shall control. For the avoidance of doubt, Closing Working Capital may be a negative number.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any of the Acquired Companies and any labor or trade organization or other authorized employee representative representing any Company Employees.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Combination Product” means, with respect to any Milestone Product, any and all products containing the Compound in such Milestone Product as the active pharmaceutical ingredient and (i) one or more additional active pharmaceutical ingredients (whether co-formulated or co-packaged with such Milestone Product) and/or (ii) packaged with any Delivery System for administration of the Milestone Product, in each case of (i) and (ii) sold together for a single price.

“Companies” has the meaning set forth in the Preamble.

“Company Employee” means any employee of the Acquired Companies.

“Company Insurance Policies” has the meaning set forth in Section 4.15.

“Company IT Assets” means any and all IT Assets owned, licensed or leased by the Acquired Companies.

“Company Licensed Intellectual Property” means any and all Intellectual Property owned by a third party that is licensed or sublicensed (or purported to be licensed or sublicensed), or under which a covenant not to be sued is granted (or purported to be granted), to (i) Seller or SWAT and used or held for use in the Business or (ii) an Acquired Company.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Acquired Companies or the Business, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in the geographic territories in which the Acquired Companies operate or compete or in the general economic or political conditions in such geographic territories, (B) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), (C) changes in Applicable Law generally affecting the industry or industry sector in which the Acquired Companies operate or compete, or changes in Applicable Law of general applicability (including COVID-19 Measures), (D) acts of war, hostilities or terrorism in the geographic territories where the Acquired Companies operate or compete, hurricane, earthquake or other natural disaster, or pandemic (including COVID-19) or other epidemics, (E) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (E) shall not apply to a breach by Seller or the Companies of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) any failure of any of the Acquired Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (G)

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

any action taken by any Acquired Company at the written direction of Parent, (H) Parent’s breach of this Agreement, (I) any regulatory or clinical changes, events or developments relating to any Milestone Product (it being understood that this clause (I) shall not apply to a breach by Seller or the Companies of any representation or warranty relating to such matters), or (J) fluctuations in the value of any currency; provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (D) has a disproportionate effect on the Acquired Companies, taken as a whole, relative to other similarly situated biopharmaceutical or biotechnology companies, the disproportionate impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, or (ii) the ability of Seller or any Acquired Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned, or purported to be owned (whether solely or jointly with any other Person(s)), by (i) Seller or SWAT and used or held for use in the Business or (ii) an Acquired Company.

“Competitive Business” has the meaning set forth in Section 7.14(b).

“Compound” means the [***].

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement entered into among Roivant Sciences, Inc. and Seller, dated as of [***].

“Confidential Information” has the meaning set forth in Section 10.02(c).

“Continuing Employee” has the meaning set forth in Section 9.01(a).

“Contract” means any written or oral agreement, lease, sublease, license, contract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Covered Service Provider” means each (i) Key Employee and (ii) current Service Provider whose annual base compensation exceeds [***] (or, for purposes of Section 7.01(c)(x) [***]).

“Covered Tax” means any (i) Taxes of an Acquired Company with respect to a Pre-Closing Tax Period (and any interest, penalties or additions to Tax imposed with respect to amounts described in this clause (i) that accrue during a Post-Closing Tax Period), (ii) Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which any Acquired Company (or any predecessor thereof) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or non-U.S. Law), (iii) Taxes arising out of or

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

resulting from the transactions contemplated by this Agreement imposed on an Acquired Company or Seller, including (A) Transaction Payroll Taxes to the extent not taken into account as Closing Indebtedness or Final Unpaid Transaction Expenses, (B) any withholding Taxes on any payment to Seller or any member thereof contemplated by this Agreement and (C) Taxes arising from any breach by Seller of its obligations underSection 8.01(g), (iv) Taxes for which an Acquired Company is liable as a result of a transaction or event occurring prior to the Closing, including as a transferee, successor or by Contract (other than any customary commercial Contract entered into in the ordinary course of business, the principal subject matter of which is not Taxes and which does not involve the sale of an entity or material asset), (v) Taxes arising from the breach of (A) any representation or warranty contained in Section 4.10 (regardless of whether or not such Section survives the Closing) or (B) any covenant (excluding any covenant of Parent) relating to Taxes contained in this Agreement, (vi) Transfer Taxes for which Seller is responsible under Section 8.01(a) to the extent not taken into account as Final Unpaid Transaction Expenses, (vii) Taxes arising out of or resulting from any inclusion under Sections 951 or 951A of the Code (or any similar or corresponding provision of state or local Applicable Law) in respect of any “foreign corporation” owned (directly or indirectly) by Seller to the extent such inclusion results from any transactions or ownership of assets occurring between the beginning of the taxable year of such foreign corporation that includes the Closing Date and through the Closing, and (viii) Taxes of any Acquired Company that would have been for a Pre—Closing Tax Period but became payable in a Post-Closing Tax Period as a result of, or in connection with, any provision of the CARES Act (whether or not such Taxes arise as a result of any transaction contemplated by this Agreement) to the extent not taken into account as Closing Indebtedness.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic our disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Applicable Law, or other binding directive, guidelines or recommendations by any Governmental Authority, in connection with or in response to COVID-19, including the CARES Act.

“D&O Tail” has the meaning set forth in Section 10.06(b).

“D&O Indemnified Party” has the meaning set forth in Section 10.06(b).

“Damages” has the meaning set forth in Section 12.02(a).

“DE Effective Time” has the meaning set forth in Section 2.01(f).

“DE Merger” has the meaning set forth in the Recitals.

“DE Merger Sub I” has the meaning set forth in the Recitals.

“DE Merger Sub II” has the meaning set forth in the Recitals.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“DE Merger Subs” has the meaning set forth in the Recitals.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Delivery System” means any proprietary delivery device or other proprietary instrumentation owned by or licensed to any Parent Party that is used or designed for the administration of any Milestone Product.

“Determination” means a final determination under Section 1313(a) of the Code.

“Disqualified Individual” has the meaning set forth in Section 7.07(a).

“Disregarded Insite Shares” has the meaning set forth in Section 2.04(a)(ii).

“Disregarded STC Shares” has the meaning set forth in Section 2.05(a)(ii)

“Divestiture” has the meaning set forth in Section 3.06.

“Effective Time” means the later of the Second DE Effective Time and the Second Bermuda Effective Time.

“Employee Parent RSU Grants” has the meaning set forth in Section 9.01(c).

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not covered by ERISA), (ii) employment, consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, profits interests, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written and (A) that is sponsored, maintained, administered, contributed to or entered into by any of Seller, any Acquired Company or any of their respective Subsidiaries for the current or future benefit of any current or former Service Provider or (B) for which any of the Acquired Companies has or would reasonably be expected to have any direct or indirect Liability.

“End Date” has the meaning set forth in Section 13.01(b).

“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutants, contaminants, wastes, chemicals, or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the terms of any Environmental Permit.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Environmental Permits” means all Permits required by Environmental Laws for the business of the Acquired Companies as currently conducted and as currently contemplated to be conducted.

“Environmental Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.

“Equityholder” means any holder of equity interests (including profits interests) in Seller.

“Equityholder Allocation Schedule” means a schedule (as the same may be updated and revised in accordance with this Agreement), in form and substance reasonably acceptable to Parent, setting forth the following information: (i) each Equityholder’s name, address and email address (if available), (ii) the number of shares of Parent Common Stock (or, pursuant to Section 2.13(c), cash in lieu thereof) that will be distributed to such Equityholder at or following Closing pursuant to Section 2.13, (iii) the percentage of shares of Parent Common Stock (or, pursuant to Section 2.13(c), cash in lieu thereof) that will be distributed to such Equityholder upon a distribution of Parent Common Stock pursuant to Section 2.09(b) hereof, (iv) the percentage of each Milestone Payment that will be distributed to such Equityholder pursuant to Section 2.13 upon any payment of such Milestone Payment pursuant to Section 3.02(a), in each case of (i)- (iv) in accordance with Seller’s Governing Documents, and (v) whether the Companies have a current W-2 evidencing that such Equityholder is an Accredited Investor.

“Equityholder Distributions” has the meaning set forth in Section 2.13.

“Equityholder Indemnified Parties” has the meaning set forth in Section 12.02(c).

“Equityholders Representative” has the meaning set forth in Section 14.05(b).

“Equityholders Representative Expense Fund” means [***].

“Equityholder Written Consent” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to a Person means any other trade or business, whether or not incorporated, that, together with such first Person, would be treated as a single employer under Section 414 of the Code.

“Estimate Statement” has the meaning set forth in Section 2.07.

“Estimated Adjustment Amount” means an amount, which may be positive or negative, equal to (i) (A) Estimated Closing Working Capital minus (B) Base Working Capital (which, for the avoidance of doubt, may be a negative number), plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Unpaid Transaction Expenses.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Estimated Closing Cash” has the meaning set forth in Section 2.07.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.07.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.07.

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.07.

“European Union” shall mean the economic, scientific and political organization of the member states known as the European Union, as its membership may be altered from time to time, and any successor union of European states thereto having a substantially similar function.

“EU Major Markets” means the United Kingdom, France, Germany, Italy and Spain (without regard to whether or not any of the foregoing is a member of the European Union at any given time).

“Excess Parachute Payments” has the meaning set forth in Section 7.07(a)(i).

“Excess Parachute Waiver” has the meaning set forth in Section 7.07(a)(i).

“Excluded Arrangements” has the meaning set forth in Section 7.04.

“Excluded Seller Liabilities” has the meaning set forth in Section 10.07(a).

“Export Control Laws” has the meaning set forth in Section 4.22(d).

“False Claims Act” means the False Claims Act of 1863.

“FATF Recommendations” has the meaning set forth in Section 4.22(e).

“FCPA” has the meaning set forth in Section 4.22(a).

“FDA” means the United States Food and Drug Administration and any successor Governmental Authority in the United States having substantially the same function.

“FDA Act” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938 and Public Health Service Act.

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to (i) (A) Final Closing Working Capital minus (B) Base Working Capital (which, for the avoidance of doubt, may be a negative number), plus (ii) Final Closing Cash, minus (iii) Final Closing Indebtedness, minus (iv) Final Unpaid Transaction Expenses.

“Final Amounts” means each of Final Closing Working Capital, Final Unpaid Transaction Expenses, Final Closing Indebtedness and Final Adjustment Amount.

“Final Closing Cash” has the meaning set forth in Section 2.09(c).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Final Closing Indebtedness” has the meaning set forth in Section 2.09(c).

“Final Closing Working Capital” has the meaning set forth in Section 2.09(c).

“Final Surviving Bermuda Corporation” has the meaning set forth in Section 2.01(b)(ii).

“Final Surviving DE Corporation” has the meaning set forth in Section 2.01(b)(i).

“Final Unpaid Transaction Expenses” has the meaning set forth in Section 2.09(c).

“Financial Statements” has the meaning set forth in Section 4.06.

“First Bermuda Certificate of Merger” has the meaning set forth in Section 2.01(e).

“First Bermuda Merger” has the meaning set forth in the Recitals.

“First DE Certificate of Merger” has the meaning set forth in Section 2.01(f).

“First DE Merger” has the meaning set forth in the Recitals.

“First Merger Application” has the meaning set forth in Section 2.01(e).

“First Plan of Merger” has the meaning set forth in Section 2.01(e).

“First Surviving DE Corporation” has the meaning set forth in Section 2.01(a)(i).

“Fiscal Year” means the 12-month period ending on March 31 in each year.

“Fraud” means intentional common law fraud under Delaware Law with respect to the subject matter of the representations and warranties made under Articles 4, 5 or 6 of this Agreement or by or on behalf of a party hereto under the other Transaction Documents (subject to Section 12.11).

“Fundamental Representations” means, collectively, (i) the representations and warranties of Seller and the Companies contained in Sections 4.01 (other than the last sentence thereof), 4.02, 4.03, 4.04(i), 4.05, 4.13(d), 4.14(b), 4.14(d) (but only the first sentence thereof), 4.14(i), 4.17 and 4.24, and the representations and warranties of Seller contained in Sections 5.01, 5.02, 5.03, 5.04(i), 5.05 and 5.07 and (ii) the representations and warranties of Parent and Merger Subs contained in Sections 6.01, 6.02, 6.04(i), 6.05, 6.06 and 6.09.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, memorandum and articles of association,

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, investor rights agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Government Contract” means (i) any Contract between any Acquired Company and any Governmental Authority, including any agency of the United States or any agency of any of its respective states or local governments, including any bid, quote, or offer for such Government Contract, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract and (ii) any Contract or subcontract (at any tier) of any Acquired Company with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under, a Government Contract.

“Government Funded IP” has the meaning set forth in Section 4.14(k).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including self-regulatory authorities), department, court, agency or official, including any political subdivision thereof.

“Gross Closing Consideration” means an amount equal to (i) the Base Consideration, plus (ii) the Estimated Adjustment Amount, in each case after giving effect to Section 2.07, minus (iii) the Second Tranche Consideration. For the avoidance of doubt, if the Estimated Adjustment Amount is a negative number, this will result in a reduction to the Gross Closing Consideration.

“Group 1 Employees” means each of the Company Employees who are listed on Schedule 1.01(g) of the Seller Disclosure Schedule.

“Group 2 Employees” means, collectively, (i) the Platform Employees and (ii) the R&D Employees.

“Group 3 Employees” means the Company Employees (including clinical or operations employees) (but excluding any Key Employees, Group 1 Employees and Group 2 Employees) identified in the sole discretion of Parent.

“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous, toxic or radioactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.

“Holdback Amount” means [***].

“Holdback Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Holdback Amount divided by (ii) the Issuance Price.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any of the Acquired Companies, all obligations and other liabilities of such Acquired Company (i) for borrowed money (including factoring and overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) for the deferred purchase price of assets, property, goods or services, including all seller notes and “earn-out” payments and purchase price adjustment payments, (vi) for capitalized liabilities under GAAP of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) for deferred revenue, deferred rent, “unearned rent”, asset retirement obligations and payables related thereto (including any such obligations that have been deferred in response to COVID-19 or any COVID-19 Measures), (x) for all accrued but unpaid Liabilities for Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period (whether or not then due), (xi) for Liabilities in respect of any payroll and other employment Taxes that have accrued on or prior to the Closing Date but the payment of which was deferred until after the Closing Date pursuant to Section 2302 of the CARES Act, (xii) in respect of any (A) underfunded or unfunded defined benefit pension plans or retire health, welfare or life insurance benefit plans or (B) deferred compensation plans or arrangements (together with the employer portion of any payroll, employment or similar Taxes ), and (xiii) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xii) guaranteed by, or secured by any of the assets of, any of the Acquired Companies. For purposes of this Agreement, “Indebtedness” does not include any (A) obligations to the extent owing from the Companies or any of their wholly owned Subsidiaries solely to the Companies or any of their other wholly owned Subsidiaries, and (B) amounts included in Final Unpaid Transaction Expenses, and no amounts included in Final Closing Indebtedness shall be included in the Final Unpaid Transaction Expenses or Closing Working Capital.

“Indemnified Party” has the meaning set forth in Section 12.04.

“Indemnifying Party” has the meaning set forth in Section 12.04.

“Indemnity Holdback Amount” means [***].

“Indemnity Holdback Release Date” has the meaning set forth in Section 12.10(b).

“Indemnity Holdback Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Indemnity Holdback Amount divided by (ii) the Issuance Price.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Intercompany Service Agreement” means the Technology Services Framework Agreement, dated as of March 1, 2019, by and between Insite and STC.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including any and all: (i) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs (including all patent rights, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, extensions, reissues, supplementary protection certificates and reexaminations and counterparts thereof), inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (ii) copyrights in published and unpublished works, copyright registrations and applications for copyright registration and mask work rights, and all derivatives, translations, adaptations and combinations of any of the foregoing (“Copyrights”), (iii) know-how, trade secrets and confidential or proprietary information, designs, processes, formulae, models, strategies, prototypes and techniques, (iv) registered and unregistered trademarks, trade names, trade dress, logos, service marks, designs, emblems, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with all goodwill associated with, or symbolized by, any of the foregoing (“Trademarks”), (v) domain names, registrations for domain names and web addresses, (vi) Software, (vii) rights of publicity and (viii) rights to sue and recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation or violation of any of the foregoing.

“Insite” has the meaning set forth in the Preamble.

“Insite Allocation Percentage” has the meaning set forth inSection 2.11.

“Insite Common Stock” means the common stock of Insite, par value $0.0001 per share.

“Insite Merger Consideration” has the meaning set forth in Section 2.04(a)(i).

“Insite Milestone Allocation Percentages” has the meaning set forth in Section 2.11.

“IPO” means any initial public offering by Parent of Parent Common Stock pursuant to an effective registration statement under the Securities Act or the consummation of a similar initial public offering by Parent (excluding, for the avoidance of doubt, a SPAC Transaction) pursuant to a comparable process under applicable foreign securities laws pursuant to which such equity securities are authorized and approved for listing on the New York Stock Exchange, the NASDAQ Stock Market or a similar recognized national securities exchange outside of the United States; provided that an IPO shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“IRS” means the U.S. Internal Revenue Service.

“Issuance Price” means [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices) and systems, and all associated documentation, owned, or purported to be owned, by or licensed or leased to any of the Acquired Companies.

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“Key Employee” means [***].

“Key Employee Agreements” has the meaning set forth in the Recitals.

“Knowledge” means (i) in the case of Seller or the Companies, the knowledge, after reasonable inquiry, of the individuals set forth on Section 1.01(c) of the Seller Disclosure Schedule; and (ii) in the case of Parent or Merger Subs, the knowledge, after reasonable inquiry, of Jo Chen.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Leases” has the meaning set forth in Section 4.13(b).

“Legal Restraint” has the meaning set forth in Section 11.01(b).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Liability” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, deed of trust, lease or sublease, license, encumbrance or other adverse claim of any kind in respect of such property or asset, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest or any restriction on the exercise of any attributes of ownership. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Contracts” has the meaning set forth in Section 4.09(b).

“Measurement Time” means immediately prior to the Closing.

“Merger Consideration” means, collectively, the Insite Merger Consideration and the STC Merger Consideration.

“Merger Subs” means the DE Merger Subs and the Bermuda Merger Subs.

“Milestone Dispute” has the meaning set forth in Section 3.04.

“Milestone Dispute Notice” has the meaning set forth in Section 3.04.

“Milestone Event” has the meaning set forth in Section 3.01(a).

“Milestone Payment” has the meaning set forth in Section 3.01(a).

“Milestone Product” means (i) [***]. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, “Milestone Product” excludes (A) any product or compound acquired or licensed by any Parent Party from any third party (whether by license, merger, purchase of stock, purchase of assets or otherwise) and (B) any product or compound where such product or compound is owned or controlled by any Person prior to becoming any Parent Party.

“Milestone Set-Off” has the meaning set forth in Section 3.01(c).

“Milestone Statement” has the meaning set forth in Section 3.02.

“Milestone Termination Date” means the date that is [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Necessary IP Payments” means [***] percent [***] of any (i) royalty payments (or comparable payments) based on sales of Milestone Products or any milestone payments corresponding to success based milestone events that are achieved by Milestone Products (and not other products that are not Milestone Products) that any Parent Party makes under an agreement entered into after the date hereof to a third party in consideration for any license, covenant not to sue or other right or immunity under any Necessary Patent to develop, make, have made, use, import, offer to sell, sell, commercialize or otherwise exploit the Compound (which for clarity does not include any additional composition that is conjugated to, engineered into or otherwise added to the Compound after the date hereof) incorporated in any Milestone Product and (ii) Damages incurred by any Parent Party in connection with any Action in which any third party successfully claims (as determined by a final non-appealable order of any court of competent jurisdiction) that the development, manufacture, use, importation, offer for sale, sale, commercialization or other exploitation of any such Compound incorporated into the Milestone Product infringes any Necessary Patent owned or controlled by such third party.

“Necessary Patent” means any issued Patent owned or controlled by any third party that claims the composition of matter of a Compound (which for clarity does not include any additional composition that is conjugated to, engineered into or otherwise added to the Compound after the date hereof) contained in any Milestone Product and, absent a license thereto or immunity therefrom, would be infringed by the use, manufacture, offer for sale, sale, importation, commercialization or other exploitation of the composition of matter of any Compound contained in any Milestone Product, but excluding any Patent licensed to the Acquired Companies prior to the date hereof.

“Net Sales” means, [***].

[***]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Non-Qualified Investor” means any Equityholder that is not a Qualified Investor (including, for the avoidance of doubt, each [***]).

“OFAC” has the meaning set forth in Section 4.22(d).

“Open Source Software” means any and all Software that is distributed as free software, open source software or copyleft software or pursuant to a similar licensing or distribution model that requires, as a condition to the use, modification or distribution (including under an ASP or “software as a service” model) of such software that other software using, incorporating, linking, integrating, or distributed or bundled with such software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge. Without limiting the generality of the foregoing, “Open Source Software” includes software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: [***] or (x) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Order” means any judgment, decree, injunction, ruling, award, subpoena, determination, verdict or order of any Governmental Authority or arbitrator.

“Overpayment Amount” has the meaning set forth in Section 2.09(b)(i).

“Owned Real Property” has the meaning set forth in Section 4.13(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, par value $0.0000001 per share, of Parent (or any shares of capital stock into which the Parent Common Stock is converted or exchanged).

“Parent Equity Plan” means the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan, as amended from time to time.

“Parent Indemnified Parties” has the meaning set forth in Section 12.02(a).

“Parent Insite Shares” has the meaning set forth in Section 2.04(a)(iii).

“Parent Joinders” has the meaning set forth in Section 2.13(d).

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) solely for purposes of Section 11.03(d), the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in the geographic territories in which Parent and its Subsidiaries directly or indirectly operates or competes or in the general economic or political conditions in such geographic territories, (B) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), (C) changes in Applicable Law generally affecting the industry or industry sector in which Parent and its Subsidiaries directly or indirectly operates or competes, or changes in Applicable Law of general applicability (including COVID-19 Measures), (D) acts of war, hostilities or terrorism in the geographic territories where the Parent directly or indirectly operates or competes, hurricane, earthquake or other natural disaster, or any national or international calamity, pandemic (including COVID-19) or other epidemics, (E) the public

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or compliance with the terms of, or taking any action permitted by, the Transaction Documents (it being understood that this clause (E) shall not apply to a breach by Parent or Merger Subs of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) any failure of any of Parent to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect), (G) any action taken by Parent at the written direction of Seller or any Acquired Company, (H) Seller’s or a Company’s breach of this Agreement, or (I) fluctuations in the value of any currency; provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (D) has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly situated biopharmaceutical or biotechnology companies, the disproportionate impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, or (ii) other than for purposes of Section 11.03(d), the ability of Parent or Merger Subs to perform their obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.

“Parent Parties” means Parent and its Affiliates (including, following the Second DE Effective Time or the Second Bermuda Effective Time, as applicable, the Surviving Corporations or any of their Subsidiaries), and, with respect to any Milestone Products, (i) any of Parent’s and its Affiliates’ licensees or sublicensees of such Milestone Products, (ii) any third party who has acquired the applicable Company Owned Intellectual Property (whether by purchase or other similar acquisition transaction) for the development, manufacturing and commercialization of a Milestone Product from Parent, the Surviving Corporations or any other Parent Party (“Third Party Milestone Product Acquiror”), and (iii) any Affiliate of a Third Party Milestone Product Acquiror that is provided access to any such Company Owned Intellectual Property, subject to, in the case of clauses (ii) and (iii), Section 3.06.

“Parent Payments” has the meaning set forth in Section 7.07(d).

“Parent Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated as of September 6, 2017, by and among Parent and certain shareholders of Parent from time to time party thereto (as amended, modified or restated from time to time).

“Parent RSU” means a restricted stock unit with respect to one share of Parent Common Stock granted under the Parent Equity Plan.

“Parent RSU Pool” means an aggregate amount equal to [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Parent Shareholders Agreement” means that certain Third Amended and Restated Shareholders Agreement, dated as of June 17, 2020, by and among Parent and certain shareholders of Parent from time to time party thereto (as amended, modified or restated from time to time).

“Parent STC Shares” has the meaning set forth in Section 2.05(a)(iii).

“Parent Stock Event” has the meaning set forth in Section 14.13.

“Parent Welfare Plan” has the meaning set forth in Section 9.01(f).

“Parent Wrong Pockets Assets” means any assets, property, Contracts or other rights (including real property, personal property or intellectual property) owned by Seller or any of its Affiliates (other than the Companies and their Subsidiaries) as of the Closing other than the STING Wrong Pockets Assets, the sole legal and beneficial title for which is not vested in an Acquired Company. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, all Trademarks owned by Seller or any of its Affiliates (other than the Acquired Companies) and used or held for use in the Business as of the date hereof or the Closing, including any such Trademarks set forth on Section 4.14(a) of the Seller Disclosure Schedule (other than such Trademarks owned by the Acquired Companies), are and shall be Parent Wrong Pockets Assets.

“Payoff Letters” has the meaning set forth in Section 7.06.

“Permits” means each license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority affecting, or relating to, the assets or business of the Acquired Companies.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established on the Balance Sheet in accordance with applicable accounting standards; (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and not yet due and payable or, if due and payable, are being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet; (iii) non-exclusive licenses of Intellectual Property granted to others in the ordinary course of business consistent with past practice; or (iv) easements, rights of way or other similar Liens on real property which are not material in amount or do not materially detract from the value of or materially impair the existing or contemplated use of the real property affected by such Lien.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personally Identifiable Information” means information, in the Acquired Companies’ possession, custody or control, that is considered “personal information”, “personal data” or similar term under Applicable Law.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“PIPE Investors” means those certain Persons acquiring shares of Parent Common Stock (or successor shares) in connection with the SPAC Transaction pursuant to subscription agreements entered into between such Persons and the SPAC.

“Plans of Merger” means, collectively, the First Plan of Merger and the Second Plan of Merger.

“Platform Employees” means each of the Company Employees who are listed on Section 1.01(d) of the Seller Disclosure Schedule.

“Post-Closing Statement” has the meaning set forth in Section 2.08(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“PRC” means the People’s Republic of China.

“PRC Tax Payment Date” has the meaning set forth in Section 8.01(g).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Privilege” has the meaning set forth in Section 14.14.

“Privileged Communications” has the meaning set forth in Section 14.14.

“Products” means any and all molecules or products developed or under development by any Acquired Company.

“Promised Award” has the meaning set forth in Section 9.01(d).

“Promised Award bonus” has the meaning set forth in Section 9.01(d).

“Promised Award Grantee” has the meaning set forth in Section 9.01(d).

“Public Notice 7” means the Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Guoshuigonggao [2015] No.7) issued by the State Administration of Taxation of the PRC (国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告 ), effective as of February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto).

“Qualified Investor” means any Equityholder (i) for which the Companies have a current W-2 evidencing that such Equityholder is an Accredited Investor (as reasonably determined by Parent) or (ii) that has provided a complete and accurate Accredited Investor Questionnaire indicating that such Equityholder is an Accredited Investor, along with other evidence reasonably satisfactory to Parent that such holder is an Accredited Investor (including, at Parent’s election, a letter from such holder’s independent certified public accountant certifying that such holder is an Accredited Investor), but excluding, in each case, any [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“R&D Employees” means each of the Company Employees who are listed on Section 1.01(f) of the Seller Disclosure Schedule.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy issued in connection with this Agreement in the name of and for the benefit of Parent.

“Registration Statement” means a Registration Statement (i) on Form S-1 to be filed by Parent or (ii) on Form S-4 to be filed by Parent or any other Person in connection with a binding Contract to engage in a business combination with Parent (whether by means of merger, stock purchase, asset purchase or otherwise).

“Regulatory Approval” means, with respect to any Milestone Product in any regulatory jurisdiction, approval from the applicable Governmental Authority of the commercial marketing and sale of such Milestone Product in such regulatory jurisdiction in accordance with Applicable Laws, including receipt of pricing and reimbursement approvals under programs administered by a Governmental Authority where reasonably necessary for effective market access.

“Regulatory Milestone Event” has the meaning set forth in Exhibit B.

“Released Claims” has the meaning set forth in Section 7.09.

“Released Parties” has the meaning set forth in Section 7.09.

“Releasing Parties” has the meaning set forth in Section 7.09.

“Related Party” means, with respect to any specified Person, (i) any Affiliate of such specified Person, (ii) any Person who serves as a director, officer, general partner, managing member or in a similar capacity of such specified Person or any of its Affiliates, (iii) any immediate family member of any Person described in clause (i) or (ii), and (iv) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than [***] of the outstanding equity or ownership interests of such specified Person.

“Representative” has the meaning set forth in Section 7.02.

“Restricted Employees” has the meaning set forth in Section 7.14.

“Revised Intercompany Service Agreement” has the meaning set forth in Section 8.01(i).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Circular 37” means the Circular on Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles issued by SAFE with effect from July 4, 2014.

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“Sales Milestone Annual Report” has the meaning set forth in Section 3.05(a).

“Sales Milestone Event” has the meaning set forth in Exhibit B hereto.

“Sales Milestone Reporting Period” has the meaning set forth in Section 3.05(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Bermuda Certificate of Merger” has the meaning set forth in Section 2.01(h).

“Second Bermuda Effective Time” has the meaning set forth in Section 2.01(h).

“Second Bermuda Merger” has the meaning set forth in the Recitals.

“Second DE Certificate of Merger” has the meaning set forth in Section 2.01(g).

“Second DE Effective Time” has the meaning set forth in Section 2.01(g).

“Second DE Merger” has the meaning set forth in the Recitals.

“Second Merger Application” has the meaning set forth in Section 2.01(h).

“Second Plan of Merger” has the meaning set forth in Section 2.01(h).

“Second Tranche Consideration” means [***].

“Second Tranche Insite Consideration” means the product of (i) the Second Tranche Consideration multiplied by (ii) the Insite Allocation Percentage (in the case of Second Tranche Consideration paid in Parent Common Stock, rounded down to the nearest whole share).

“Second Tranche STC Consideration” means the product of (i) the Second Tranche Consideration multiplied by (ii) the STC Allocation Percentage (in the case of Second Tranche Consideration paid in Parent Common Stock, rounded down to the nearest whole share).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Seller Disclosure Schedule” means the disclosure schedules dated the date of this Agreement and delivered by Seller to Merger Subs and Parent in connection with the execution of this Agreement.

“Seller Employee Plan” has the meaning set forth in Section 9.01(h).

“Seller Equity Incentive Plan” means the Silicon Therapeutics LLC 2016 Equity Incentive Plan, as may be amended.

“Seller Incentive Units” means any outstanding “Shares” (as defined in the Seller Operating Agreement) of Seller that are intended to constitute “profits interests”, as defined in IRS Revenue Procedure 93-27 and 2001-43, granted pursuant to the Seller Equity Incentive Plan, the Seller Operating Agreement or otherwise.

“Seller Operating Agreement” means the Fourth Amended and Restated Operating Agreement of Silicon Therapeutics LLC, dated as of July 2, 2020, as may be amended or amended and restated.

“Seller Options” means any outstanding options to purchase “Shares” (as defined in the Seller Operating Agreement) of Seller granted pursuant to the Seller Equity Incentive Plan, the Seller Operating Agreement or otherwise.

“Seller Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.

“Seller Written Consent” has the meaning set forth in the Recitals.

“Service Provider” means any director, officer, employee, or individual independent contractor or consultant of any of the Acquired Companies.

“Shelf Registration Statement” has the meaning set forth in Section 7.12.

“Silicon Suzhou” means Silicon TX China Co., Ltd. (“硅康医药（苏州）有限公司” in Chinese), a PRC corporation and wholly-owned Subsidiary of Seller.

“Software” means any and all (i) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases, including any and all libraries, data and data collections, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“SPAC” means a publicly traded special purpose acquisition company or other similar entity.

“SPAC Transaction” means a merger, acquisition or other business combination involving a SPAC and Parent.

“SPAC/IPO Price” means [***], as applicable.

“STC” has the meaning set forth in the Preamble.

“STC Allocation Percentage” has the meaning set forth in Section 2.11.

“STC Common Shares” means shares of STC, par value $1.00.

“STC Merger Consideration” has the meaning set forth in Section 2.05(a)(i).

“STC Milestone Allocation Percentages” has the meaning set forth in Section 2.11.

“STC Valuation” means a valuation of the fair market value of STC by an independent third-party accounting or valuation firm qualified to perform such valuation as selected by Parent and reasonably acceptable to Seller.

“STING Agonist” means [***].

“STING Program” means the program of discovery, improvement, optimization, research, development, manufacture or commercialization of the STING Agonist as conducted by Seller and its Subsidiaries as of the Closing.

“STING Wrong Pockets Assets” means (i) the assets or property set forth on Section 1.01(a)(ii) of the Seller Disclosure Schedule, (ii) Contracts exclusively related to the STING Program identified by Parent and (iii) other Contracts exclusively related to the STING Program and identified to Parent (subject to Parent’s consent), in each case the sole legal and beneficial title for which is not vested in the Seller or SWAT.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof; provided that Subsidiaries of Parent and Merger Subs shall only include entities that are not traded on a national securities exchange.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Cayman Corporation” has the meaning set forth in Section 2.01(a)(ii).

“Surviving Corporations” has the meaning set forth in Section 2.01(b)(ii).

“SWAT” has the meaning set forth in the Preamble.

“Tax” means (i) any tax, levy, governmental fee or other like assessment or charge of any kind in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount (including penalties for failure to file or late filing any return, report or other filing), and any Liability for any of the foregoing as transferee or successor, (ii) in the case of any of the Acquired Companies, Liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined, unitary or similar group, or a party to any agreement or arrangement, as a result of which Liability of such Acquired Company to a Governmental Authority is determined or taken into account with reference to the activities of any other Person and (iii) Liability of any of the Acquired Companies for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Asset” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to any of the Acquired Companies that is not generally available to Persons without specific application therefor.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority (including any attachment thereto and any amendment thereof).

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written), including without limitation any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement, entered into prior to the Closing binding any of the Acquired Companies that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability, other than any commercial lease or loan agreement entered into in the ordinary course of business, the principal subject matter of which is not Taxes.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Third Party Acquiror” means a third party which acquires control of Seller or any of its Subsidiaries after the Closing, whether by merger, sale of stock, sale of assets or otherwise (a “Seller Change of Control Transaction”), which third party (i) is not the surviving entity following a merger of such Seller or Seller’s Subsidiary and (ii) was not an Affiliate of Seller or an officer, director, employee or consultant of Seller or any of its Subsidiaries, nor equityholder of Seller or Seller’s Subsidiaries, prior to the closing of such Seller Change of Control Transaction.

“Third-Party Claim” has the meaning set forth in Section 12.04(b).

“Top Vendors” has the meaning set forth in Section 4.09(a)(iii).

“Total Closing Consideration” means a number of shares of Parent Common Stock equal to (i) the Gross Closing Consideration divided by (ii) the Issuance Price.

“Total Consideration” means (i) the Gross Closing Consideration plus (ii) the Additional Insite Consideration (if any), plus (iii) the Additional STC Consideration (if any), plus (iv) the Second Tranche Consideration.

“Transaction Documents” means this Agreement, the Support Agreements, the Key Employee Agreements and the Accredited Investor Questionnaires.

“Transaction Deductions” means, without duplication, all items of loss, deduction, or credit for U.S. federal income and state and local income Tax purposes resulting from or attributable to: (i) the payment of any compensatory amounts payable before or substantially contemporaneously with the Closing Date pursuant to this Agreement, (ii) Transaction Expenses and (iii) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing.

“Transaction Expenses” means, without duplication, (i) all costs, fees and expenses incurred by any of the Acquired Companies at or prior to the Effective Time, or in respect of any Contract or other arrangement entered into at or prior to the Effective Time, as applicable, related to the transactions contemplated by this Agreement (or any other sale process conducted or pursued by any of the Acquired Companies), whether payable prior to, at or after the Closing, including (A) costs, fees and expenses of investment bankers (including the brokers referred to in Section 4.17), attorneys, accountants and other consultants and advisors, (B) any assignment, change in control or similar fees expressly payable as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, including all retention, change of control, transaction or similar bonuses, compensation, incentive and/or severance payments

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

incurred or payable by any of the Acquired Companies in connection with the transactions contemplated hereby (excluding, for avoidance of doubt, (1) any consideration payable by Parent to Seller and/or the Equityholders as set forth in this Agreement and (2) any “double trigger” payments under any Employee Plan listed on Section 1.01(a)(i) of the Seller Disclosure Schedule for which the second of such “triggers” is triggered as a result of any action by Parent or any of its Affiliates following the Closing), plus Transaction Payroll Taxes with respect to any such payments, (C) any Promised Award Bonuses (plus the employer portion of any payroll, employment or similar taxes thereon) and (D) all costs, fees and expenses incurred by an Acquired Company as a result of the termination of any Affiliate Contract as contemplated hereby, (ii) Transfer Taxes for which Seller is responsible under Section 8.01(a), (iii) [***] (iv) the lesser of (A) the premium and other costs of procuring the R&W Insurance Policy and (B) [***] (v) [***] and (vi) any other amount expressly identified herein as a Transaction Expense. For the avoidance of doubt, Transaction Expenses shall include any Transaction Expenses that arise as a result of the payment of any amounts following the Closing (including pursuant to Section 2.09, Section 2.10 or Article 3), and any such post-Closing payments shall be payable net of any such Transaction Expenses.

“Transaction Expenses Payoff Instructions” means reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices executed by each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Acquired Companies. [***].

“Transaction Payroll Tax” means the employer’s portion of any employment, payroll or similar Taxes (including social security taxes) with respect to retention, change of control, transaction or similar bonuses, compensation, incentive and/or severance payments incurred or payable by Seller or any of the Acquired Companies in connection with the transactions contemplated hereby, but excluding, for the avoidance of doubt, any such amount payable with respect to any Parent RSUs.

“Transferred Assets” has the meaning set forth in Section 3.06.

“Transferee” has the meaning set forth in Section 3.06.

“Transfer Tax” means any transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration, value added or other similar Tax (including any penalties and interest, and the cost of preparing and filing Tax Returns in respect thereto) arising in connection with the transactions contemplated by this Agreement.

“Unaudited Parent Financial Statements” has the meaning set forth in Section 6.08.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Underpayment Amount” has the meaning set forth in Section 2.09(b)(ii).

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses that are unpaid as of the Measurement Time.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

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Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Seller Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any statute, rule, regulation, law or Applicable

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Law shall be deemed to refer to all Applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed (or required to be listed) on any schedules hereto, or any Contract required to be disclosed by any Transaction Document, all amendments, modifications, supplements, purchase orders, extensions and renewals thereto must also be listed on the appropriate schedule and copies thereof disclosed. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of Article 4, references to the Acquired Companies shall be deemed to also be references to “the Business, as conducted by Seller and its Subsidiaries”, unless the context requires otherwise. For purposes of this Agreement, any document which is described as being “delivered,” “furnished” or “made available” shall be treated as such if copies of such documents have been put in the dataroom prepared by Seller or otherwise provided to Parent in electronic or hard copy format, in each case at least one Business Day prior to the date hereof.

ARTICLE 2

THE MERGERS

Section 2.01. The Mergers.

(a) At the DE Effective Time and the Bermuda Effective Time, as applicable, upon the terms and subject to the conditions set forth in this Agreement and the First Plan of Merger:

(i) Parent, DE Merger Sub I and Insite shall cause DE Merger Sub I to be merged with and into Insite in accordance with Delaware Law, whereupon the separate existence of DE Merger Sub I shall cease, and Insite shall continue as the surviving company (the “First Surviving DE Corporation”); and

(ii) Parent, Bermuda Merger Sub I and STC shall cause Bermuda Merger Sub I to be merged with and into STC in accordance with Bermuda Law and Cayman Law, whereupon the separate existence of Bermuda Merger Sub I shall cease, and STC shall continue as the surviving company, being a Cayman Islands exempted company (the “Surviving Cayman Corporation”).

(b) At the Second DE Effective Time and the Second Bermuda Effective Time, as applicable, upon the terms and subject to the conditions set forth in this Agreement and the Second Plan of Merger:

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(i) Parent, DE Merger Sub II and the First Surviving DE Corporation shall cause the First Surviving DE Corporation to be merged with and into DE Merger Sub II in accordance with Delaware Law, whereupon the separate existence of the First Surviving DE Corporation shall cease, and DE Merger Sub II shall continue as the surviving company (the “Final Surviving DE Corporation”); and

(ii) Parent, Bermuda Merger Sub II and the Surviving Cayman Corporation shall cause the Surviving Cayman Corporation to be merged with and into Bermuda Merger Sub II in accordance with Bermuda Law and Cayman Law, whereupon the separate existence of the Surviving Cayman Corporation shall cease, and Bermuda Merger Sub II shall continue as the surviving company, being a Bermuda exempted company (the “Final Surviving Bermuda Corporation” and, together with the Final Surviving DE Corporation, the “Surviving Corporations”).

(c) From and after the Second DE Effective Time and the Second Bermuda Effective Time, as applicable, the effect of the DE Merger and Bermuda Merger, respectively, shall be as provided in this Agreement and the applicable provisions of Delaware Law, Bermuda Law or Cayman Law, as applicable, and (i) the Final Surviving DE Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Insite, DE Merger Sub I, the First Surviving DE Corporation and DE Merger Sub II, all as provided under Delaware Law, and (ii) the Final Surviving Bermuda Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of STC, Bermuda Merger Sub I, the Surviving Cayman Corporation and Bermuda Merger Sub II, all as provided under Bermuda Law and Cayman Law, as applicable.

(d) Subject to the provisions of Article 11, the closing of the DE Merger and the Bermuda Merger (the “Closing”) shall take place (i) in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), on the third Business Day following the date on which all of the conditions set forth in Article 11 have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (other than those conditions that by their nature are to be satisfied at the Closing (the “Closing Date Conditions”), but subject to the satisfaction of, or, to the extent permissible, waiver by the party or parties entitled to the benefit of, the Closing Date Conditions) or (ii) at such other place, at such other time or on such other date as Parent and Seller may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(e) At the Closing, STC and Bermuda Merger Sub I shall execute and deliver a plan of merger relating to the First Bermuda Merger which shall implement the First Bermuda Merger and the terms and conditions of this agreement (the “First Plan of Merger”) and any other appropriate documents, in each case as approved by Parent (provided that Parent shall consider Seller’s comments thereto in good faith), in accordance with the relevant provisions of Bermuda Law and Cayman Law and, on the Closing Date or as soon as practicable thereafter shall make all other filings or recordings required under Bermuda Law and Cayman Law, and on the Closing Date Bermuda Merger Sub I shall cause an application for registration of the Surviving Cayman Corporation to be executed and delivered to the Registrar of Companies in Bermuda (the “Bermuda Registrar”) as provided under Section 108 of Bermuda Law and to be accompanied by the documents required by Section 108(2) of Bermuda Law, and a corresponding application shall be made to the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) under Section 237(2) of the Cayman Law (collectively, the “First Merger Application”), and cause to be included in the First Merger Application a request that the Bermuda Registrar issue the certificate of merger (the “First Bermuda Certificate of Merger”) with respect to the Merger and a corresponding request shall be made to the Cayman registrar to issue a certificate of merger under Cayman Law with respect to the Merger, in each case on the Closing Date at the time of day mutually agreed upon by Parent and Seller and set forth in the First Merger Application. The First Bermuda Merger shall become effective upon the issuance of the First Bermuda Certificate of Merger by the Bermuda Registrar (or such other date and time as the First Bermuda Certificate of Merger shall provide) and the registration of the merger under Cayman Law by the Cayman Registrar (collectively, the “Bermuda Effective Time”).

(f) At the Closing, immediately following receipt of evidence from the Bermuda Registrar and the Cayman Registrar, as applicable, of the effectiveness of the First Bermuda Merger, Insite shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the First DE Merger (the “First DE Certificate of Merger”) and any other appropriate documents, in each case as approved by Parent (provided that Parent shall consider Seller’s comments thereto in good faith), in accordance with the relevant provisions of Delaware Law and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under Delaware Law. The First DE Merger shall become effective at such time as the First DE Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such other later time as may be agreed by Parent and Insite and specified in the First Certificate of Merger) (the “DE Effective Time”).

(g) Promptly following the DE Effective Time, but in no event later than the second Business Day thereafter, Parent, the First Surviving DE Corporation and DE Merger Sub II shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the Second DE Merger (the “Second DE Certificate of Merger”) and any other appropriate documents, in each case as approved by Parent (provided that Parent shall consider Seller’s comments thereto in good faith), in accordance with the relevant provisions of Delaware Law and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under Delaware Law. The Second DE Merger shall become effective at such time (the “Second DE Effective Time”) as the Second DE Certificate of Merger is duly filed with the Secretary of State of the State of Delaware.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(h) Promptly following the Bermuda Effective Time, but in no event later than the second Business Day thereafter, Parent, the Surviving Cayman Corporation and Bermuda Merger Sub II shall execute and deliver a plan of merger relating to the Second Bermuda Merger which shall implement the Second Bermuda Merger and the terms and conditions of this agreement (the “Second Plan of Merger”) and any other appropriate documents, in each case as approved by Parent (provided that Parent shall consider Seller’s comments thereto in good faith), in accordance with the relevant provisions of Bermuda Law and Cayman Law and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under Bermuda Law and Cayman Law, and on the Closing Date Bermuda Merger Sub II shall cause an application for registration of the Final Surviving Bermuda Corporation to be executed and delivered to the Bermuda Registrar as provided under Section 108 of Bermuda Law and to be accompanied by the documents required by Section 108(2) of Bermuda Law and a corresponding application shall be made under to the Cayman Registrar under Section 237(7) of the Cayman Law (collectively, the “Second Merger Application”) and cause to be included in the Second Merger Application a request that the Registrar issue the certificate of merger with respect to the Second Bermuda Merger (the “Second Bermuda Certificate of Merger”) and a corresponding request shall be made to the Cayman Registrar to issue a certificate of merger under Cayman Law with respect to the Merger, in each case on the Closing Date at the time of day mutually agreed upon by the Parent and Seller and set forth in the Second Merger Application. The Second Bermuda Merger shall become effective upon the issuance of the Second Bermuda Certificate of Merger by the Registrar (or such other date and time as the Second Bermuda Certificate of Merger shall provide) and the registration of the merger by the Cayman Registrar under the Cayman Law (collectively, the “Second Bermuda Effective Time”).

Section 2.02. Governing Documents of the Surviving Corporations.

(a) At the DE Effective Time, by virtue of the First DE Merger, the Governing Documents of the First Surviving DE Corporation shall be amended to be identical to the Governing Documents of DE Merger Sub I in effect immediately prior to the DE Effective Time until amended in accordance with Applicable Law.

(b) At the Second DE Effective Time, by virtue of the Second DE Merger, the Governing Documents of the Final Surviving DE Corporation shall be amended to be identical to the Governing Documents of DE Merger Sub II in effect immediately prior to the Second DE Effective Time until amended in accordance with Applicable Law.

(c) At the Bermuda Effective Time, by virtue of the First Bermuda Merger, the Governing Documents of the Surviving Cayman Corporation shall be amended to be identical to the Governing Documents of Bermuda Merger Sub I in effect immediately prior to the Bermuda Effective Time until amended in accordance with Applicable Law.

(d) At the Second Bermuda Effective Time, by virtue of the Second Bermuda Merger, the Governing Documents of the Surviving Cayman Corporation shall be amended to be materially identical, to the extent permitted by Cayman Law, to the Governing Documents of Bermuda Merger Sub II in effect immediately prior to the Second Bermuda Effective Time until amended in accordance with Applicable Law.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 2.03. Directors and Officers of the Surviving Corporations.

(a) At the DE Effective Time, by virtue of the First DE Merger, the directors of DE Merger Sub I immediately prior to the DE Effective Time shall be the directors of the First Surviving DE Corporation immediately after the DE Effective Time, each to hold office in accordance with the Governing Documents of the First Surviving DE Corporation until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the First Surviving DE Corporation.

(b) At the DE Effective Time, by virtue of the First DE Merger, the officers of DE Merger Sub I immediately prior to the DE Effective Time shall be the officers of the First Surviving DE Corporation immediately after the DE Effective Time, each to hold office in accordance with the Governing Documents of the First Surviving DE Corporation until his or her respective successor is duly appointed or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the First Surviving DE Corporation.

(c) At the Second DE Effective Time, by virtue of the Second DE Merger, the directors of Merger Sub II immediately prior to the Second DE Effective Time shall be the directors of the Final Surviving DE Corporation immediately after the Second DE Effective Time, each to hold office in accordance with the Governing Documents of the Final Surviving DE Corporation until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the Final Surviving DE Corporation.

(d) At the Second DE Effective Time, by virtue of the Second DE Merger, the officers of DE Merger Sub II immediately prior to the Second DE Effective Time shall be the officers of the Final Surviving DE Corporation immediately after the Second DE Effective Time, each to hold office in accordance with the Governing Documents of the Final Surviving DE Corporation until his or her respective successor is duly appointed or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the Final Surviving DE Corporation.

(e) At the Bermuda Effective Time, by virtue of the First Bermuda Merger, the directors of Bermuda Merger Sub I immediately prior to the Bermuda Effective Time shall be the directors of the Surviving Cayman Corporation immediately after the Bermuda Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Cayman Corporation until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Cayman Corporation.

(f) At the Bermuda Effective Time, by virtue of the First Bermuda Merger, the officers of Bermuda Merger Sub I immediately prior to the Bermuda Effective Time shall be the officers of the Surviving Cayman Corporation immediately after the Bermuda Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Cayman Corporation until his or her respective successor is duly appointed or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Cayman Corporation.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(g) At the Second Bermuda Effective Time, by virtue of the Second Bermuda Merger, the directors of Merger Sub II immediately prior to the Second Bermuda Effective Time shall be the directors of the Final Surviving Bermuda Corporation immediately after the Second Bermuda Effective Time, each to hold office in accordance with the Governing Documents of the Final Surviving Bermuda Corporation until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the Final Surviving Bermuda Corporation.

(h) At the Second Bermuda Effective Time, by virtue of the Second Bermuda Merger, the officers of Bermuda Merger Sub II immediately prior to the Second Bermuda Effective Time shall be the officers of the Final Surviving Bermuda Corporation immediately after the Second Bermuda Effective Time, each to hold office in accordance with the Governing Documents of the Final Surviving Bermuda Corporation until his or her respective successor is duly appointed or until his or her earlier death, resignation or removal in accordance with the Governing Documents of the Final Surviving Bermuda Corporation.

(i) For the avoidance of doubt, the First Cayman Merger and the First DE Merger are cross-conditioned on one another, and the Closing shall not be deemed to have been completed (and no consideration shall be payable hereunder) until the consummation of each such merger.

Section 2.04. Conversion of Shares of Insite and the First Surviving DE Corporation.

(a) At the DE Effective Time, by virtue of the DE Merger and without any action on the part of Parent, the DE Merger Subs, Insite or the holders of any of the following securities:

(i) except for Disregarded Insite Shares and Parent Insite Shares, each share of Insite Common Stock issued and outstanding immediately prior to the DE Effective Time shall be converted into and shall become the right to receive its pro rata portion of (A) the Closing Insite Consideration, plus (B) the Second Tranche Insite Consideration, plus (C) the Additional Insite Consideration, if any, subject to the terms and conditions of Section 2.09(b), Article 3 and Article 12 (the consideration described in this Section 2.04(a)(i), the “Insite Merger Consideration”), and, as of the DE Effective Time, all such shares of Insite Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive the Insite Merger Consideration;

(ii) each share of Insite Common Stock held by Insite (collectively, the “Disregarded Insite Shares”) immediately prior to the DE Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto; and

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iii) each share of capital stock of DE Merger Sub I issued and outstanding immediately prior to the DE Effective Time, and each share of Insite Common Stock held by Parent immediately prior to the DE Effective Time (collectively, the “Parent Insite Shares”), shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the First Surviving DE Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding capital stock of the First Surviving DE Corporation.

(b) At the Second DE Effective Time, by virtue of the Second DE Merger and without any action on the part of Parent, DE Merger Sub II or the First Surviving DE Corporation: (i) each share of capital stock of DE Merger Sub II issued and outstanding immediately prior to the Second DE Effective Time shall be converted into and become a validly issued, fully paid and nonassessable share of common stock of the Final Surviving DE Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding capital stock of the Final Surviving DE Corporation; and (ii) each share of capital stock of the First Surviving DE Corporation immediately prior to the Second DE Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto.

(c) Upon the Second DE Effective Time, as part of the Second DE Merger without any further action on the part of Parent or the Final Surviving DE Corporation, Parent shall subscribe for, and the Final Surviving DE Corporation shall issue to Parent, one share of common stock of the Final Surviving DE Corporation, in respect of and in proportion to Parent’s ownership of DE Merger Sub II immediately prior to the Second DE Effective Time.

Section 2.05. Conversion of Shares of STC and the Surviving Cayman Corporation.

(a) At the Bermuda Effective Time, by virtue of the Bermuda Merger and without any action on the part of Parent, the Bermuda Merger Subs, STC or the holders of any of the following securities:

(i) except for Disregarded STC Shares and Parent STC Shares, each share of STC Common Shares issued and outstanding immediately prior to the Bermuda Effective Time shall be converted into and shall become the right to receive its pro rata portion of (A) the Closing STC Consideration, plus (B) the Second Tranche STC Consideration, plus (C) the Additional STC Consideration, if any, subject to the terms and conditions of Section 2.09(b), Article 3 and Article 12 (the consideration described in this Section 2.05(a)(i), the “STC Merger Consideration”), and, as of the Bermuda Effective Time, all such shares of STC Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive the STC Merger Consideration;

(ii) each share of STC Common Shares held by STC (collectively, the “Disregarded STC Shares”) immediately prior to the Bermuda Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto; and

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iii) each common share of Bermuda Merger Sub I issued and outstanding immediately prior to the Bermuda Effective Time, and each share of STC Common Shares held by Parent immediately prior to the Bermuda Effective Time (collectively, the “Parent STC Shares”), shall be converted into and become one validly issued, fully paid and nonassessable common share of the Surviving Cayman Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Surviving Cayman Corporation.

(b) At the Second Bermuda Effective Time, by virtue of the Second Bermuda Merger and without any action on the part of Parent, Bermuda Merger Sub II or the Surviving Cayman Corporation: (i) each common share of Bermuda Merger Sub II issued and outstanding immediately prior to the Second Bermuda Effective Time shall be converted into and become a validly issued, fully paid and nonassessable share of common stock of the Final Surviving Bermuda Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Final Surviving Bermuda Corporation; and (ii) each common share of the Surviving Cayman Corporation immediately prior to the Second Bermuda Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto.

(c) Upon the Second Bermuda Effective Time, as part of the Second Bermuda Merger without any further action on the part of Parent or the Final Surviving Bermuda Corporation, Parent shall subscribe for, and the Final Surviving Bermuda Corporation shall issue to Parent, one share of common stock of the Final Surviving Bermuda Corporation, in respect of and in proportion to Parent’s ownership of Bermuda Merger Sub II immediately prior to the Second Bermuda Effective Time.

Section 2.06. Surrender and Payment.

(a) At the Closing:

(i) Seller shall deliver to Parent any certificates for all of the outstanding shares of Insite Common Stock and STC Common Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto (or, if the Insite Common Stock or STC Common Shares are uncertificated, such documentation as may be reasonably required to evidence and effect such delivery) and, with respect to STC, the updated register of members; and

(ii) Following the effectiveness of the Second Bermuda Effective Time and the Second Delaware Effective Time, Parent shall deliver or cause to be delivered to Seller the Closing Consideration (which, in the case of shares of Parent Common Stock, shall be delivered in book-entry form).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b) Immediately prior to the Closing, Seller shall deliver, or cause to be delivered, the Equityholders Representative Expense Fund to the Equityholders Representative.

(c) After the Second DE Effective Time or the Second Bermuda Effective Time, as applicable, the transfer books of Insite and the register of members of STC, respectively, shall be closed and there shall be no further registration of transfers of shares of Insite Common Stock or STC Common Shares.

(d) Except as required by Applicable Law, no dividends or other distributions with respect to shares of capital stock or share capital, as applicable, of any Surviving Corporation shall be paid to Seller.

(e) All consideration paid in respect of the surrender or exchange of shares of Insite Common Stock and STC Common Shares in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares.

(f) For the avoidance of doubt, except as set forth in Section 3.02(a), no interest will be paid or accrued on the Merger Consideration or any payments thereof to Seller.

Section 2.07. Pre-Closing Estimates; Equityholder Allocation Schedule. No later than five Business Days prior to the Closing Date, Seller shall prepare and furnish to Parent (i) a written statement (the “Estimate Statement”), setting forth in reasonable detail Seller’s good faith estimate of Closing Cash (“Estimated Closing Cash”), Closing Working Capital (“Estimated Closing Working Capital”), Unpaid Transaction Expenses (“Estimated Unpaid Transaction Expenses”) and Closing Indebtedness (“Estimated Closing Indebtedness”), together with reasonable supporting documentation therefor, and, based on such amounts, the Estimated Adjustment Amount and the Gross Closing Consideration, (ii) a closing balance sheet of the Acquired Companies and (iii) a duly completed Equityholder Allocation Schedule. Parent may until two Business Days prior to the Closing Date provide Seller with comments to the Estimate Statement and Equityholder Allocation Schedule, and Seller shall consider such comments in good faith. Seller shall provide any supporting documentation reasonably requested by Parent in connection with Parent’s review of the preliminary and final Estimate Statement and Equityholder Allocation Schedule.

Section 2.08. Post-Closing Statement.

(a) As promptly as practicable, but no later than [***] days after the Closing, Parent will prepare and deliver, or cause to be prepared and delivered, to Seller a statement setting forth Parent’s calculation of (i) Closing Cash, (ii) Closing Working Capital, (iii) Unpaid Transaction Expenses, (iv) Closing Indebtedness and (v) the Final Adjustment Amount (the “Post-Closing Statement”). Following delivery of the Post-Closing Statement and until such time as the Final Amounts are finally determined, Parent shall provide any supporting documentation reasonably requested by Seller in connection with Seller’s review of the Post-Closing Statement, and Seller and its advisors shall be provided reasonable access to Parent and its advisors to discuss the Post-Closing Statement.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b) If Seller disagrees with Parent’s calculation of any of the amounts set forth on the Post-Closing Statement, Seller may, within [***] days after receipt of the Post-Closing Statement, deliver a written notice to Parent disagreeing with such calculation(s) and setting forth Seller’s calculation of such amount(s). Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees and its alternative calculations with respect to each item set forth on the Post-Closing Statement and Seller shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. If Seller fails to deliver such a written notice within such [***]-day period, Seller shall be deemed to have agreed to the Post-Closing Statement and items and amounts set forth therein, which shall thereupon be final, binding and conclusive for all purposes hereunder.

(c) If a notice of disagreement is duly delivered pursuant to Section 2.08(b), Seller and Parent shall, during the [***] days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Amounts. If, after the expiration of such period or any mutually agreed extension thereof, Seller and Parent are unable to reach such agreement on all such items and amounts, they shall promptly thereafter submit the remaining disputed items to an internationally recognized and mutually independent accounting firm as shall be mutually agreed upon in writing by Parent and Seller (the “Accounting Referee”) for resolution. In making such determination, the Accounting Referee (i) shall consider only those items or amounts in the Post-Closing Statement as to which Seller has disagreed and which have not been resolved prior to submission to the Accounting Referee, (ii) shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony under oath, (iii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Parent than the Post-Closing Statement or more favorable to Seller than the notice of disagreement delivered pursuant to Section 2.08(b) and (iv) shall not consider any proposals related to settlement of any disputed items made by any of the parties. The Accounting Referee is not authorized to, and shall not, make any other determination including (i) any determination with respect to any matter included in the Post-Closing Statement or Seller’s notice of disagreement that was not submitted for resolution to the Accounting Referee or (ii) any determination as to compliance by any Company, Seller, Parent, any Merger Sub or either Surviving Corporation with any of its covenants in this Agreement. Neither Parent nor Seller shall make, and Seller shall prevent any Equityholders from making, any communications with the Accounting Referee to which Seller is not a party, in the case of communications by Parent, or Parent is not a party, in the case of communications by Seller or the Equityholders. Any disputes not within the scope of the disputes to be resolved by the Accounting Referee pursuant to this Section 2.08(c) (as well as any disputes about the scope of disputes to be resolved by the Accounting Referee pursuant to this Section 2.08(c)) shall be resolved pursuant to Section 14.07 and, to the extent relevant to any calculation included in the Post-Closing Statement, in accordance with the same principles and methodologies set forth in this Section 2.08(c).

(d) The Accounting Referee shall deliver to Seller and Parent, as promptly as practicable and no later than [***] days after its appointment, a written report setting forth such determination which shall be final and binding upon Seller and Parent absent fraud or manifest error. The dispute resolution by the Accounting Referee under this Section 2.08 shall constitute an expert determination and shall not constitute an arbitration. The fees and expenses of the Accounting Referee shall be borne one-half by Parent, on the one hand, and one-half by Seller, on the other hand.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 2.09. Adjustment of Consideration.

(a) As soon as practicable (but in any event within three Business Days) after the final determination of the Final Amounts, Seller shall deliver to Parent an updated Equityholder Allocation Schedule, which shall be updated solely to reflect the determination of the Final Amounts and shall otherwise include the same calculations and follow the same methodologies set forth on the initial Equityholder Allocation Schedule.

(b) Within [***] Business Days after the final determination of the Final Amounts:

(i) If (A) the Estimated Adjustment Amount exceeds (B) the Final Adjustment Amount (the amount of such excess, the “Overpayment Amount”), then Parent shall (x) retain a number of Holdback Shares (valued at the Issuance Price), rounded down to the nearest whole number of shares, equal to the Overpayment Amount and (y) subject to Section 2.13(c), deliver to Seller the remainder of the Holdback Shares, if any.

(ii) If (A) the Final Adjustment Amount exceeds (B) the Estimated Adjustment Amount (the amount of such excess, the “Underpayment Amount”), then Parent shall, subject to Section 2.13(c), deliver to Seller (x) at the option of Parent, either (1) a number of shares of Parent Common Stock (valued at the Issuance Price) rounded down to the nearest whole number of shares or (2) an amount of cash, by wire transfer of immediately available funds, equal to the lesser of the Holdback Amount and the Underpayment Amount, and (y) the Holdback Shares.

(iii) For the avoidance of doubt, any amounts payable to Seller pursuant to this Section 2.09(b) (including any Underpayment Amount) shall be made net of any Unpaid Transaction Expenses that arise as a result of the payment of such amounts.

(c) “Final Closing Cash”, “Final Closing Working Capital,” “Final Unpaid Transaction Expenses,” and “Final Closing Indebtedness” mean the Closing Cash, Closing Working Capital, the Unpaid Transaction Expenses and Closing Indebtedness, in each case, (i) as shown in Parent’s calculation delivered pursuant to(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.08(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Parent and Seller pursuant to Section 2.08(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.08(d) (absent fraud or manifest error).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 2.10. Second Tranche Consideration. Upon the earlier to occur of [***] Parent shall deliver to Seller the Second Tranche Consideration. [***].

Notwithstanding anything herein or in the Seller Operating Agreement to the contrary, as among Seller and the Equityholders, it is agreed that the entirety of the Second Tranche Consideration shall be allocated solely to the holders of Seller’s outstanding Preferred Shares (as defined in the Seller Operating Agreement), and, accordingly, any Equityholder Distribution with respect to Gross Closing Consideration or Total Closing Consideration, as applicable, made prior to payment and distribution of the Second Tranche Consideration shall be made after taking into account the amount of the Second Tranche Consideration that will become payable to Seller for further distribution to such holders of Preferred Shares in an Equityholder Distribution upon delivery of such Second Tranche Consideration pursuant to and in accordance with Section 2.10. For the avoidance of doubt, the amount of any Gross Closing Consideration or Total Closing Consideration, as applicable, otherwise distributable to each holder of Seller’s outstanding Preferred Shares in an Equityholder Distribution shall be reduced by the amount of the Second Tranche Consideration allocated to such holders of Preferred Shares, and such amount shall instead be ratably allocated among the other Equityholders entitled to such distribution. The Equityholder Allocation Schedule shall reflect such allocation. For the avoidance of doubt, the Holdback Amount and the Indemnity Holdback Amount shall be borne pro rata by the Equityholders.

Section 2.11. Allocation. [***]. Except as required pursuant to a Determination, each of the Parent, Seller and their respective Affiliates will (i) cooperate in the preparation of filings required with respect to the Allocation, (ii) timely file all forms and Tax Returns required to be filed in connection with the Allocation, (iii) be bound by the Allocation for purposes of determining Taxes related to the transactions contemplated by this Agreement, (iv) prepare and file, or cause to be prepared and filed, its Tax Returns on a basis consistent with the Allocation and (v) take no position, and cause no position to be taken, inconsistent with the Allocation on any Tax Return, in any Tax controversy or proceeding or otherwise with respect to any Tax. In the event an adjustment to the Merger Consideration is made pursuant to this Agreement, the Allocation will be revised to reflect such adjustment based upon the items or items to which such adjustment is attributable.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 2.12. Withholding Rights. [***].

Section 2.13. Payments to Equityholders.

(a) Subject to the Support Agreements, following receipt by Seller (or upon the assignment, delegation and transfer of Seller’s rights and obligations pursuant to Section 14.05(b), the Equityholders Representative) of any amounts under this Agreement, including pursuant to Section 2.06(a)(ii), Section 2.09(b), Section 2.10 and Section 3.02(a), Seller (or such Equityholders Representative) shall distribute such amounts to the Equityholders in accordance with Applicable Laws and Section 2.13(c) and pursuant to the terms of the Governing Documents of Seller and the Equityholder Allocation Schedule (as updated pursuant to this Agreement) (“Equityholder Distributions”). Any distributions of Parent Common Stock by Seller or the Equityholders Representative shall be effectuated in accordance with the Seller Operating Agreement and the Parent Stockholders Agreement, and Parent shall reasonably cooperate in connection therewith.

(b) Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent, Merger Subs, the Surviving Corporations or any of their respective Affiliates, (i) it is expressly acknowledged and agreed that the preparation of the Equityholder Allocation Schedule (including any updated version thereof delivered pursuant hereto) and the allocation set forth therein are the sole responsibility of Seller and the Equityholders and Parent, Merger Subs and their respective Affiliates shall be entitled to rely on the Equityholder Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and (ii) in no event shall Parent, any Merger Sub or, following the Second DE Effective Time or the Second Bermuda Effective Time, as applicable, the Surviving Corporations or their Subsidiaries, have any Liability to any Person (including the Equityholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Equityholder Allocation Schedule (including any updated version thereof delivered pursuant hereto) and the allocation set forth therein or payments made by Seller or any other Person in accordance therewith. Without limitation to the foregoing, the parties agree that Parent’s sole obligation with respect to the Equityholder Distributions shall be Parent’s obligation to deliver such amounts to Seller (or upon the assignment, delegation and transfer of Seller’s rights and obligations pursuant to Section 14.05(b), to the Equityholders Representative), and to reasonably cooperate in registering the Parent Common Stock in the name of the Equityholders in

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

connection with each Equityholder Distributions, in each case, in accordance with this Agreement (if and only if due pursuant to the terms hereof), and following such delivery to Seller, Parent shall have no further obligation with respect to the payment or delivery of any such Equityholder Distributions (other than such reasonable cooperation) and shall have no liability to any Person if such amounts are not delivered to any Equityholders.

(c) Notwithstanding anything herein to the contrary, but subject to Section 2.13(e), in lieu of any shares of Parent Common Stock which Parent would deliver to Seller in respect of the equity portion of the Total Consideration (including the Closing Consideration, Second Tranche Consideration, the Additional Insite Consideration and the Additional STC Consideration) and to which any Non-Qualified Investor would otherwise be entitled by virtue of any Equityholder Distribution, Parent shall deliver to Seller an amount of cash equal to [***]. Seller shall use commercially reasonable efforts to deliver to Parent a completed Accredited Investor Questionnaire (and any other evidence reasonably requested by Parent of each Equityholder’s status as an Accredited Investor) for each Equityholder as promptly as practicable following the date hereof.

(d) Notwithstanding anything to the contrary in this Agreement, Seller shall not deliver or distribute (i) Parent Common Stock to any Equityholder who has not delivered to a joinder to the Parent Stockholders Agreement in the form attached hereto as Exhibit D and a joinder to the Parent Registration Rights Agreement in the form attached hereto as Exhibit E (collectively, the “Parent Joinders”); provided that in the event that, in connection with a SPAC Transaction, Parent affirmatively waives, with respect to all holders of Parent Common Stock, any lock-up period applicable to holders of Parent Common Stock, the Equityholders that receive Parent Common Stock as part of the Gross Closing Consideration shall receive the benefit of such waiver.

(e) [***].

(f) Notwithstanding anything to the contrary herein, Parent shall not be required to make any payment or distribution, and no Equityholder Distribution shall be made, in each case pursuant to this Agreement until the Equityholders’ Representative delivers to Parent an Equityholder Allocation Schedule updated solely to reflect each Equityholder’s entitlement to any such payment or Equityholder Distribution, as applicable.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 2.14. Fractional Shares. For the avoidance of doubt, no fractional shares of Parent Common Stock shall be issued in exchange for any shares of Insite Common Stock or STC Common Shares, and no holder of any of the foregoing nor any Equityholder shall be entitled to receive a fractional share of Parent Common Stock or any payment in lieu thereof.

ARTICLE 3

MILESTONE PAYMENTS

Section 3.01. Milestones.

(a) Subject to the remainder of this Article 3, if the Closing shall have occurred, upon the first achievement of the applicable milestone event described in the table set forth on Exhibit B to this Agreement by a Parent Party with respect to the applicable Milestone Product (each such event, a “Milestone Event”) after the Closing but prior to the Milestone Termination Date, Parent shall pay (or cause to be paid) an amount in cash equal to the applicable milestone payment listed next to such Milestone Event on Exhibit B to this Agreement (each such payment, the applicable “Milestone Payment”) to Seller in accordance with Section 3.02, in each case subject to any Milestone Set-Offs. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, in no event shall Parent have any obligation to any Equityholder with respect to the payment of Milestone Payments, and Parent’s sole obligations shall be satisfied by payments made to Seller, as and when due pursuant to this Section 3.01.

(b) Notwithstanding anything in this Agreement to the contrary, (i) each Milestone Event can be achieved no more than one time, (ii) no Milestone Payment for any Milestone Event shall be payable more than one time, if at all, (iii) no more than one Milestone Payment shall be payable with respect to any achieved Milestone Event, (iv) the maximum aggregate amount of Milestone Payments payable under this Agreement (A) in respect of Regulatory Milestone Events shall be [***] (and [***] for any one Milestone Product) and (B) in respect of Sales Milestone Events shall be [***] (and [***] for any one Milestone Product), (v) all Milestone Events shall automatically expire on the Milestone Termination Date and no Milestone Payments shall be payable in respect of any achievement of any Milestone Events after such Milestone Termination Date, and (vi) neither Parent nor any of the other Parent Parties shall be required to use any degree or amount of efforts to achieve any of the Milestone Events (it being understood that (A) Seller and the Equityholders acknowledge and agree that it is possible that any or all of the Milestone Events may not be achieved by any or all Milestone Products, in which case any or all of the Milestone Payments may not be paid (and Parent and the Parent Parties shall not have any Liability under this Article 3 or otherwise in connection with the Milestone Payments or the Milestone Events as a result of a failure to achieve any or all Milestone Events), and (B) to the maximum extent permitted by Applicable Law, the parties expressly intend for this Section 3.01(b) to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by Applicable Law with respect to any achievement of any Milestone Event). [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) [***].

Section 3.02. Notice and Payment.

(a) No later than [***] days after the achievement of any Milestone Event, Parent shall (i) provide written notice to Seller of the achievement of such Milestone Event (a “Milestone Statement”) and (ii) within [***] days after such notice, pay the corresponding Milestone Payment by wire transfer of immediately available funds in U.S. dollars to Seller for further distribution to Equityholders in accordance with Section 2.13. Parent shall pay interest on any Milestone Payments that are not paid to Seller on or before the date such Milestone Payments are due under this Agreement at an annual rate equal to [***] calculated on the total number of days payment is delinquent (but in no event shall such rate exceed the highest rate permitted under Applicable Law); provided that no interest shall accrue for [***] that any Milestone Payment is delinquent. It is expressly understood that Parent and the other Parent Parties shall have no liability to any Equityholder with respect to any portion of any Milestone Payment that has been paid or deposited by or on behalf of any Parent Party to Seller.

(b) Payments of any amounts owing with respect to Milestone Payments shall be governed by the terms and conditions of Article 2 and this Article 3. Any such right is solely a contractual right and is not a security for purposes of any federal or state securities laws. The right to receive the Additional Insite Consideration or Additional STC Consideration, as applicable, with respect to Milestone Payments shall not be evidenced by any form of certificate or instrument, and does not represent any ownership or equity interest in the Companies, the Surviving Corporations, Parent or any of their respective Affiliates and does not entitle any Equityholder to voting rights or rights to dividend payments. The right to receive any Additional Insite Consideration or Additional STC Consideration, as applicable, with respect to any Milestone Payment shall not be assignable or transferable except (i) by will or the laws of intestacy, (ii) by gift without consideration of any kind to a spouse, lineal descendant, sibling, parent, heir, testamentary trustee, legatee or beneficiary of the holder thereof, (iii) to a trust that is and remains for the exclusive benefit of the holder thereof or its permitted transferees under clause (ii) above, (iv) pursuant to a court order, (v) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity or (vi) in the case of a limited partnership or limited liability company (or a special purpose vehicle of a limited partnership), a distribution in kind to a partner or member of such Person (or the limited partnership that directly or indirectly holds such Person); provided, that, in each case, written notice of such assignment and transfer shall be promptly delivered to each of Parent and Seller by the transferor or assignor (or such transferor’s or assignor’s estate), which notice shall expressly set forth the transferor or assignor and the transferee or assignee, the rights to which such transfer or assignment related and the effective date of such transfer; provided, further, that as a condition to such transfer or assignment, the parties to such transfer or assignment shall agree to provide to each of Parent and Seller, at their respective request, any additional evidence of the transfer or assignment that Parent or Seller, as the case may be, may reasonably request.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

None of Parent, the Companies, the Surviving Corporations or any of their respective Affiliates or Seller shall give effect to any purported assignment or transfer made in contravention of this Section 3.02(b). Following any assignment or transfer permitted under this Section 3.02(b) and prior to the payment of any subsequent Milestone Payment (or upon Parent’s reasonable request), Seller shall deliver to Parent an updated Equityholder Allocation Schedule, which shall be considered the Equityholder Allocation Schedule for all purposes hereunder.

Section 3.03. Decision-Making. [***].

Section 3.04. Milestone Disputes. If Seller believes that (i) any Milestone Event has been achieved but has not been the subject of a Milestone Statement, or (ii) any Milestone Statement or Sales Milestone Annual Report is inaccurate in whole or in part (each of (i) and (ii), a “Milestone Dispute”), then Seller shall deliver to Parent written notice thereof (a “Milestone Dispute Notice”), describing in reasonable detail the Milestone Dispute. Following the delivery of a Milestone Dispute Notice, Parent and Seller shall first attempt in good faith to resolve by negotiation and consultation between themselves, any dispute as to whether any Milestone Event has been achieved and whether any Milestone Payment is payable. If Parent and Seller do not reach agreement with respect to any dispute relating to any such matter within [***] days after a Milestone Dispute Notice is delivered to Parent by Seller, such Milestone Dispute shall be finally resolved in accordance with Section 14.07.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 3.05. Sales Milestone Reporting.

(a) Commencing with the Fiscal Year following the first Fiscal Year in which Annual Net Sales are accrued and continuing until the earlier of [***] Parent shall provide Seller, by [***] with a report of the Annual Net Sales of Milestone Products during the most recently completed Fiscal Year, which shall include (A) the total gross sales of each Milestone Product in each country sold by Parent and any other Parent Party during such Fiscal Year, (B) the amount of Net Sales of each Milestone Product in each country during such Fiscal Year, including a breakdown by category of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales, as such categories of deductions are provided for in the definition of “Net Sales,” and (C) the amount of withholding taxes, if any, Parent reasonably determines are required by Applicable Law to be deducted with respect to such Milestone Payments (the “Sales Milestone Annual Report”); provided that Parent shall not be required to provide a Sales Milestone Annual Report with respect to any Fiscal Year in which no Annual Net Sales are accrued. Parent shall, and shall cause each Parent Party to, use commercially reasonable efforts to maintain books and records in reasonably sufficient detail to permit Seller to confirm the accuracy of the Sales Milestone Annual Reports.

(b) Seller (i) shall hold in confidence and shall not disclose to any other Person any information contained in any Sales Milestone Annual Report or Milestone Statement, or provided by Parent pursuant to Section 3.05(d), except as otherwise permitted by Section 10.02, and (ii) shall not use such information other than to assess the probability of achieving the Milestone Payments and to determine or enforce the Equityholders’ right to receive such Milestone Payments; provided that the foregoing shall not restrict customary communications (subject to obligations of confidentiality enforceable by the Acquired Companies) between or among Seller and the Equityholders for the purpose of monitoring the foregoing matters. In addition to the foregoing, any Equityholder that is a venture capital fund or other institutional or strategic investor may: (i) disclose such information to its auditors for purposes of enabling such auditors to confirm the reasonableness of the methodology utilized by such venture capital fund or other institutional or strategic investor in valuing its expected return from the Mergers; provided that such auditing firm is subject to reasonable and customary confidentiality obligations regarding such information (provided that such Equityholder remains liable for any violation of the terms of this Section 3.05(b) by such Persons as if they were Equityholder); and (ii) disclose to its prospective and current limited partners such venture capital fund’s or other institutional or strategic investor’s share of the total Milestone Payments payable or that may become payable under this Agreement, the valuation such venture capital fund has placed on its expected return from the transactions contemplated hereunder and a general statement of the likelihood that the Milestone Payments will be received. (c) Commencing with the Fiscal Year following the first Fiscal Year in which Annual Net Sales are accrued, upon the written request of Seller not more than one time during any calendar year, Seller shall have the right, at Seller’s sole cost and expense, to have an independent certified public accounting firm of internationally recognized standing reasonably

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

acceptable to Parent be provided access during normal business hours, upon reasonable prior written notice, to such books and records of Parent and each other Parent Party as may be required to verify the accuracy of any Sales Milestone Annual Report. Parent shall, and shall cause each Parent Party to, assist certified public accounting firm in conducting such audit, without charge, and shall make such books and records available for inspection and copying. Any and all records examined by such independent certified public accounting firm shall be deemed to be confidential information of the audited Parent Party, and, prior to providing such certified public accounting firm with such access, the audited Parent Party and such certified public accounting firm shall have entered into a customary confidentiality agreement which shall provide, among other customary obligations, that any and all audited records shall not be disclosed by such independent certified public accounting firm to any third party or to Seller (except for the information expressly sought to be confirmed by Seller as set forth in this Section 3.05(c)). If, based on the results of any audit conducted under this Section 3.05(c), it is determined pursuant to the terms of this Agreement that a Milestone Event was achieved prior to the initiation of such audit and Parent failed to provide a Milestone Statement to Seller in accordance with Section 3.02(a) with respect to such Milestone Event, then Parent shall make the Milestone Payment corresponding to such Milestone Event, plus interest as provided in Section 3.02(a) to Seller within [***] after the accounting firm’s written report is delivered to Seller and to Parent, to the extent not already paid, and Parent shall be responsible for all out-of-pocket costs incurred by Seller in connection with such audit.

(d) During the period commencing on the [***] anniversary of the Closing Date and terminating on the earlier of [***] as soon as reasonably practicable following a written request by Seller (not to be made more than once per Fiscal Year), Parent shall make available a qualified, designated employee with appropriate expertise to respond telephonically or electronically to reasonable questions posed by the Seller concerning the status of the development, if any, of the Milestone Products.

Section 3.06. Transfer. If at any time after the Closing until the Milestone Termination Date (or if earlier, all Milestone Payments have been paid), Parent sells, assigns, exclusively licenses or otherwise transfers to any third party, all of Parent’s right, title and interest in and to any Compound or Milestone Product and the Intellectual Property related to the same (such assets, the “Transferred Assets”, such transaction, a “Divestiture” and the party receiving such Transferred Assets, the “Transferee”), Parent shall (i) cause the Transferee to expressly agree in writing to assume the obligations from Parent and its Affiliates corresponding to the Transferred Assets and that the obligations of Parent under this Agreement, including those obligations with respect to the payment of the Milestone Payments pursuant to Section 3.01 corresponding to the Transferred Assets, shall apply, mutatis mutandis, to such Transferee and Seller will be made an express third party beneficiary of such written agreement and (ii) Parent shall provide Seller (and, if applicable, the Equityholders Representative) prompt written notice of such occurrence. Notwithstanding anything to the contrary in this Agreement, Parent will only remain liable to the Seller for any obligations set forth in this Article 3 with respect to the Transferred Assets following a Divestiture if, at the time of such Divestiture, such Transferee does not reasonably have the financial capacity to pay the applicable Milestone Payments when due hereunder (taking into account the Net Sales underlying the Sales Milestone Events).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANIES

Subject to Section 14.03, except as set forth in the Seller Disclosure Schedule, Seller and each Company represent and warrant to Parent and Merger Subs as of the date hereof and as of the Closing Date as set forth in this Article 4. The representations and warranties set forth in this Article 4 shall be deemed to apply to the Business and the Parent Wrong Pockets Assets, whether conducted or held, respectively, by Seller and SWAT or conducted or held, respectively, by the Acquired Companies (and assume the consummation of the transactions contemplated by Section 10.07).

Section 4.01. Existence and Power. Each Acquired Company is an entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other organizational power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own or lease its properties and to conduct its business as now conducted and as currently contemplated to be conducted. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. No Acquired Company has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt been adopted and, to the knowledge of the Companies, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise). True and complete copies of each Acquired Company’s Governing Documents as currently in effect have been made available to Parent prior to the date hereof. No Acquired Company is in material breach, and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall not cause any material breach of, such Acquired Company’s Governing Documents. Each Acquired Company, its entity type, its jurisdiction of formation or incorporation, each jurisdiction where such Acquired Company is qualified to do business as a foreign entity is set forth on Section 4.01 of the Seller Disclosure Schedule.

Section 4.02. Authorization. The execution, delivery of, and performance by each Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Company’s corporate or other organizational powers and have been duly and validly authorized and approved by all necessary corporate or other organizational action on the part of such Company. This Agreement has been (and each of the other Transaction Documents to which any Company is or will be a party will be at or prior to the Closing) duly executed and delivered by such Company and constitutes (or will constitute when so executed) a valid and binding agreement of such Company enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

and other laws affecting creditors’ rights generally and general principles of equity). There are no votes, approvals, consents or other proceedings of the Acquired Companies or the holders of the Acquired Companies’ capital stock or other equity of the Acquired Companies or otherwise (other than those that have been obtained prior to the execution of this Agreement) necessary in connection with the execution and delivery of, or the performance by each Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby (other than the filing and recordation of (i) the Certificates of Merger and such other documents as required by Delaware Law and (ii) the First Merger Application and the Second Merger Application and such other documents as required by Bermuda Law and Cayman Law).

Section 4.03. Governmental Authorization. The execution, delivery and performance by each Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(f), Section 2.01(g) and Delaware Law and the First Merger Application and the Second Merger Application with the Registrar in accordance with Section 2.01(e), Section 2.01(h) and Bermuda Law and Cayman Law, (ii) compliance with any applicable requirements of the HSR Act or other applicable Antitrust Law, (iii) permission of the Bermuda Monetary Authority in respect of the Bermuda Merger for the purposes of the Exchange Control Act 1972 of Bermuda and the related regulations made thereunder and (iv) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, taken as a whole, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by such Company of its obligations under, this Agreement and the other Transaction Documents to which it is a party. None of the Acquired Companies is a “TID U.S. business” as that term is defined in 31 C.F.R. § 800.248.

Section 4.04. Noncontravention. The execution, delivery and performance by each Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and by the other Transaction Documents do not and will not (i) violate any provision of any Governing Document of any Acquired Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, or (iv) require any consent from or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to (A) any right of termination, modification, cancellation or acceleration of any right or obligation of any Acquired Company, (B) any payment obligations binding on any Acquired Company, or (C) a loss of any benefit to which any Acquired Company is entitled under any provision of any Contract of any Acquired Company, with only such exceptions, in the case of clauses (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by such Company of its obligations under, this Agreement and the other Transaction Documents to which it is a party.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 4.05. Capitalization.

(a) Section 4.05(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all authorized, issued or outstanding Acquired Company Securities and each record and beneficial owner thereof. Except as set forth on Section 4.05(a)(ii) of the Seller Disclosure Schedule, no Acquired Company owns or controls, directly or indirectly, any capital stock, equity interests, voting securities or other ownership interest in any Person, and no Acquired Company is, directly or indirectly, a participant in any joint venture, partnership or similar arrangement.

(b) All of the outstanding capital stock, equity interests, voting securities or other ownership interests in each Acquired Company have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or similar rights, and are owned by the Persons in the amounts set forth on Section 4.05(a)(i) of the Seller Disclosure Schedule, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act)). Except as set forth in Section 4.05(a)(i) of the Seller Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company, (ii) securities of any Acquired Company convertible into or exchangeable for shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company or (iii) options, warrants, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or tracking units, incentive units or other similar securities or rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue, or rights relating to, any of the foregoing (the items in Sections 4.05(b)(i), 4.05(b)(ii) and 4.05(b)(iii) being referred to collectively as the “Acquired Company Securities”). There are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Acquired Company Securities, and there are no voting trusts, shareholder or member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Acquired Company Securities. Other than this Agreement, there are no agreements, plans or other instruments relating to the issuance, sale or transfer of any Acquired Company Securities.

(c) Section 4.05(c) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each outstanding Seller Incentive Unit and Seller Option held by any current or former Service Provider, including, as applicable, the name of the holder, date of grant, benchmark amount or distribution threshold, number of Seller Incentive Units or Seller Options, exercise price, expiration date, whether vested or unvested and vesting schedule (including whether vesting accelerates on a change in control transaction or termination of employment). Each Seller Incentive Unit qualifies as a “profits interest”, as defined in IRS Revenue Procedure 93-27 and 2001-43. Each Seller Incentive Unit and Seller Option was granted pursuant to the Seller Equity Incentive Plan and in compliance with all applicable securities laws, in each case, in all material respects. Any holder of Seller Incentive Units or Seller Options who is a “Domestic Resident” (as defined in SAFE Circular 37) and is subject to any of the registration or reporting requirements of SAFE Circular 37, has complied with all applicable requirements (including reporting, registration, filing and communications requirements) under SAFE Circular 37 and other SAFE rules and regulations.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) Seller and each Acquired Company has caused to be taken all such actions as are necessary or appropriate to provide for the treatment of all Acquired Company Securities in accordance with Article 2.

(e) A potential reduction of capital of Silicon Suzhou will not give rise to any right of termination, modification, cancellation or claw-back by any Governmental Authority in relation to any rights, subsidies or privileges, if any, granted by any Governmental Authority to Silicon Suzhou.

(f) There is no Indebtedness for borrowed money of Seller or its Subsidiaries pursuant to which any Liens have been granted.

Section 4.06. Financial Statements.

(a) The unaudited consolidated balance sheets as of December 31, 2019 and December 31, 2020 and the related unaudited consolidated statements of operations, cash flow and shareholders’ equity for each of the respective years ended December 31, 2019 and December 31, 2020 of the Acquired Companies set forth on Section 4.06 of the Seller Disclosure Schedule (together with the notes thereto, the “Financial Statements”) fairly present in all material respects, in conformity with GAAP (except that CRO expenses are not ratably accrued as incurred) applied on a consistent basis (except as may be indicated in the notes thereto, and except that the Financial Statements do not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate would be material), the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations for the periods then ended. True and complete copies of each of the Financial Statements have been made available to Parent prior to the date hereof.

(b) Since the Balance Sheet Date, (i) the Acquired Companies have managed their working capital (including timing of collection of accounts receivable and of payment of accounts payable and management of inventory) and deferred revenue amounts in ordinary course of business and in amounts that are consistent with past practice; and (ii) there has not been any material change in payment terms from any material supplier or third party to any Acquired Company.

Section 4.07. Absence of Certain Changes. (a) Since the Balance Sheet Date, (i) the business of the Acquired Companies (including the Business) has been conducted in the ordinary course consistent with past practice, except any actions that were taken or not taken in connection with any COVID-19 Measures that were reasonably necessary to protect the health or safety of individuals who are or were officers, directors, employees or other service providers to any of the Acquired Companies (or individuals who interact with any of the foregoing in connection with the business of the Acquired Companies) and (ii) there has not been a Company Material Adverse Effect.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b) Since the Balance Sheet Date, there has not been any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Closing Date without Parent’s prior written consent, would constitute a breach of Section 7.01, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 4.08. No Undisclosed Material Liabilities. There are no Liabilities of any of the Acquired Companies of any kind whatsoever, other than: (i) liabilities expressly described and adequately reserved against in accordance with GAAP in the Unaudited Financial Statements or the notes thereto, (ii) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business (it being understood that in no event shall any liability resulting from tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract be deemed to have incurred in the ordinary course of business), (iii) executory obligations under Contracts entered into in the ordinary course of business (for the avoidance of doubt, excluding any Liability arising out of the breach thereof) and (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole.

Section 4.09. Material Contracts.

(a) Section 4.09(a) of the Seller Disclosure Schedule sets forth the following agreements in effect as of the date of this Agreement and to which an Acquired Company is a party or is a Parent Wrong Pocket Asset (other than, except for any Contracts set forth in Section 4.09(a)(xxii), any Employee Plan, in each case on the form or forms made available to Parent prior to the date hereof):

(i) all leases, subleases, licenses, sublicenses, easements and occupancy agreements for Leased Real Property set forth in Section 4.13(c) Section 4.13(b) of the Seller Disclosure Schedule;

(ii) any Contract providing for the sale, lease or license by any Acquired Company of materials, supplies, goods, services, software, equipment or other assets that provides (or would reasonably be expected to provide) for either (i) payments to the Acquired Companies of more than [***] in any 12-month period or (ii) aggregate payments over the term thereof to the Acquired Companies of more than [***] (assuming the same is renewed or extended at the unilateral option of any other Person party thereto);

(iii) any Contract (or group of related Contracts) with any of the top [***] vendors of the Acquired Companies (by dollar amount paid to such vendors by the Acquired Companies, taken as a whole, for the year ended December 31, 2020) (the “Top Vendors”); and (A) any other Contract providing for the purchase, lease or license of materials, supplies, goods, services, software, equipment or other assets that provides (or would reasonably be expected to provide) for either (1) payments by the Acquired Companies of more than [***] in any 12-month period or (2) aggregate payments over the term by the Acquired Companies of more than [***] (assuming the same is renewed or extended at the unilateral option of any other Person party thereto);

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iv) any Contracts with a Governmental Authority, any Government Contract or any currently outstanding bids, proposals or other offers related to Contracts with a Governmental Authority;

(v) any Contracts relating to the formation, creation, governance or control of any partnership, joint venture or other similar agreement or arrangement to which any Acquired Company is a party or otherwise holds any interest in;

(vi) any Contract relating to the acquisition or disposition of any business of any Person (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of [***] or pursuant to which any of the Acquired Companies has any remaining Liabilities (other than customary confidentiality obligations);

(vii) any Contract relating to Indebtedness or that grants Liens over the assets of the Acquired Companies;

(viii) any Contract relating to any loan or other extension of credit made by any Acquired Company;

(ix) any stockholders, investors rights, registration rights or similar Contract;

(x) any Contract providing for the indemnification of any Person by any Acquired Company, other than any Contract where such indemnification is provided to vendors or consultants or included in non-disclosure agreements, in each case in the ordinary course of business and is only ancillary to the primary purpose of the Contract;

(xi) any Contract that limits (or purports to limit) the freedom of any Acquired Company or any of its Affiliates (including, following the Closing, Parent and its Affiliates) to compete in any line of business or with any Person or in any area or which imposes exclusivity requirements (including “requirements” obligations), non-competition obligations or non-solicitation obligations on any Acquired Company or any of its Affiliates (including, following the Closing, Parent and its Affiliates);

(xii) any Contract that imposes minimum payment or purchase obligations (including “take-or-pay” provisions or “output” contracts), “most favored nations” or “most favored customer” status or rights of first or last offer obligations;

(xiii) any Contract involving interest rate, currency or commodities swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(xiv) any Contract (including “keep-well” Contracts) under which (A) any Person has directly or indirectly guaranteed Indebtedness or other Liabilities of any Acquired Company, or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or other Liabilities of any Person;

(xv) any option, license, franchise or similar Contract that is material to the Acquired Companies, taken as a whole, excluding any license, franchise or similar Contract entered into in the ordinary course of business consistent with past practice or licenses covered by clause (xvii) below (or any exception therein);

(xvi) any agency, dealer, sales representative, marketing or other similar Contract that is material to the Acquired Companies, taken as a whole;

(xvii) any Contract pursuant to which any Acquired Company (A) obtains any license, sublicense, right or authorization to use or covenant not to be sued under any Intellectual Property (other than (i) agreements between any Acquired Company and its employees and consultants entered into in the ordinary course of business, (ii) material transfer agreements entered into in the ordinary course of business, (iii) agreements between any Acquired Company and its third party vendors or service providers providing non-exclusive licenses or rights under such third party’s background Intellectual Property entered into in the ordinary course of business and (iv) any off-the-shelf shrinkwrap, clickwrap or similar license or sublicense for non-custom Software that is commercially available on nondiscriminatory pricing terms with annual payments of less than [***]) or (B) grants any license, sublicense, right or authorization to use or covenant not to be sued under any Intellectual Property (other than any (i) material transfer agreements entered into in the ordinary course of business and pursuant to which any Intellectual Property arising from any such agreement is solely owned by an Acquired Company and (ii) agreements between any Acquired Company and its third party vendors or service providers providing non-exclusive licenses or rights under such Acquired Company’s Intellectual Property solely to perform activities on such Acquired Company’s behalf entered into in the ordinary course of business);

(xviii) any Contract (including escrow agreements) pursuant to which any Acquired Company has provided or leased, or agreed to provide or lease, any source code containing or embodying any Software included in the Company Owned Intellectual Property to any Person;

(xix) any Contract that is an index agreement, index licensing agreement or similar agreement;

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(xx) any Contract providing for the sale, lease or license by any Acquired Company of materials, supplies, goods, services, software, equipment or other assets (other than Intellectual Property) in exchange for non-monetary consideration;

(xxi) any Affiliate Contract;

(xxii) (A) any employment agreement or consulting agreement, offer letter or restrictive covenant agreement with any Covered Service Provider, (B) any Contract with any Service Provider or other Person that provides for severance, retention, change in control or transaction bonuses or (C) any Collective Bargaining Agreement;

(xxiii) any Contract that is or would be required to be set forth on Section 4.04 of the Seller Disclosure Schedule; and

(xxiv) any other Contract (or group of Contracts) not made in the ordinary course that if terminated or not renewed would result in a Company Material Adverse Effect.

(b) Each Contract disclosed (or required to be disclosed) in Section 4.09(a) of the Seller Disclosure Schedule (each, a “Material Contract”) is a valid, binding and enforceable agreement of the applicable Acquired Company or Acquired Companies, as the case may be, and is in full force and effect, and none of the Acquired Companies or, to the knowledge of the Companies, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or material event of default thereunder, or would result in any Acquired Company incurring any material Liability. True and complete copies of each Material Contract (including, for clarity, any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals) have been made available to Parent prior to the date of this Agreement.

(c) Since the Balance Sheet Date, none of the Acquired Companies has received any written notice of termination (including a termination for convenience or for cause) or, in the case of a Material Contract related to an ongoing material relationship in the ordinary course of business with the other party thereto, written determination not to renew or extend on substantially similar terms, any Material Contract (including, for the avoidance of doubt, any material purchase, sale or service order under any Material Contract) by any of the parties to any Material Contract. With respect to any Material Contract that, by its terms, would automatically renew or extend absent notice or other action by a party thereto, no such party has given any such notice or taken any such action. There is no material Action pending or threatened against any of the Acquired Companies, any present or former officer, director or employee of any of the Acquired Companies, or any Person for whom any Acquired Company may be liable with respect to a Material Contract that is by or before (or that would be by or before) any Governmental Authority or arbitrator.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) Section 4.09(d) of the Seller Disclosure Schedule sets forth a true and complete list of the Top Vendors. Since the Balance Sheet Date, (i) no Top Vendor has ceased its purchases from or sales or provision of services to or from the Acquired Companies or threatened to cease such purchases or sales or provision of services. Since the Balance Sheet Date, (ii) no Top Vendor has materially reduced its purchases from or sales or provision of services to or from, or has materially delayed or interrupted purchases from or provision of sales or services to or from, the Acquired Companies, as applicable, other than in the ordinary course of business consistent with past practice, (iii) no Top Vendor has threatened to cease or materially reduce its purchases from or sales or provision of services to or from the Acquired Companies and (iv) there have been no material disputes or controversies with any Top Vendor.

(e) All representations and certifications made by the Acquired Companies with respect to any Government Contract were accurate and complete in all material respects as of their effective date; no reasonable basis exists to give rise to a claim for fraud in connection with any Government Contract including under the United States civil or criminal False Claims Act; the Acquired Companies have complied in all material respects with the terms and conditions of each Government Contract and related Applicable Laws including all provisions and laws regarding small business subcontracting and utilization, subcontracting plans, affirmative action, kickbacks, illegal gratuities, pricing and other provisions; the Acquired Companies have not received a cure notice, show cause notice, civil investigative demand or had a Government Contract terminated for default or convenience, have not been threatened with termination for default, or notified of a breach of contract; and none of the Acquired Companies, their respective officers, employees, or, to the knowledge of the Companies, agents or Representatives, is or has been suspended or debarred from doing business with any Governmental Authority, and to the knowledge of the Companies, there are no circumstances that would reasonably be expected to become a basis for any of the foregoing.

Section 4.10. Tax Matters.

(a) (i) All Tax Returns required to be filed by or on behalf of each Acquired Company have been timely filed in accordance with Applicable Law; (ii) all such Tax Returns were true, correct and complete; (iii) all Taxes due and payable by any Acquired Company (whether or not shown as due on such Tax Returns) have been timely paid to the appropriate Taxing Authority and (iv) each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any Person, and such withheld Taxes have been duly and timely paid to the proper Governmental Authority in compliance with Applicable Law.

(b) (i) The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the Financial Statements (excluding any provision for deferred income Taxes) are adequate to cover Tax liabilities accruing through the date relevant to such Financial Statements; (ii) since the Balance Sheet Date, none of the Acquired Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business or as contemplated by this Agreement, that would impact any Tax Asset or Tax Liability of any of the Acquired Companies; and (iii) all information set forth in the Financial Statements (including the notes thereto) relating to Tax matters is true and complete in all material respects.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) (i) None of the Acquired Companies has granted any extension or waiver of the statute of limitations period applicable to any Acquired Company Tax Return or to the assessment or collection of any Taxes, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no claim, audit, action, suit, proceeding, examination or investigation now pending, proposed or threatened in writing against or with respect to any Taxes of the Acquired Companies; (iii) no adjustment that would increase the Tax Liability, or reduce any Tax Asset, of any of the Acquired Companies has been threatened or proposed to the knowledge of any of the Acquired Companies or otherwise in writing by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened in writing, proposed or made in an audit of any subsequent Tax period; and (iv) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any of the Acquired Companies and any Taxing Authority and no Acquired Company has received a ruling with respect to any Tax or Tax Asset from any Taxing Authority.

(d) None of the Acquired Companies will be required to include in or for, or allocate with respect to, a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period as a result of (i) any change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction made on or prior to the Closing Date, (iv) any prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date, (v) any election under Section 108(i) of the Code made on or prior to the Closing Date, and (vi) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a transaction occurring on or prior to the Closing Date. None of the Acquired Companies is or will be required to include any adjustment in taxable income for any Tax period pursuant to Section 481 of the Code or any comparable provision under state, local or non-U.S. law as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement.

(e) Section 4.10(e) of the Seller Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any of the Acquired Companies files or has filed a Tax Return. No claim has been made in writing or to the knowledge of any of the Acquired Companies by any Taxing Authority in a jurisdiction where an Acquired Company does not file a particular type of Tax Return (or pay a particular type of Tax) that such Acquired Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(f) (i) None of the Acquired Companies has been a member of an affiliated, consolidated, combined or unitary group, or made any election or participated in any arrangement whereby any Tax Liability or any Tax Asset of any of the Acquired Companies was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax Liability or any Tax Asset of any other Person; (ii) none of the Acquired Companies is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) of the definition of “Covered Tax” is currently payable by any of the Acquired Companies, regardless of whether such Tax is imposed on any of the Acquired Companies; and (iv) none of the Acquired Companies has entered into any agreement or arrangement in writing or to the knowledge of any of the Acquired Companies with any Taxing Authority with regard to the Tax Liability of any of the Acquired Companies affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(g) None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. During the two-year period ending on the date hereof, no Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or 361 of the Code.

(h) There are no Liens for Taxes upon any of the assets of the Acquired Companies other than Permitted Liens.

(i) (i) None of the Acquired Companies owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (ii) none of the property owned by any of the Acquired Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(j) Section 4.10(j) of the Seller Disclosure Schedule contains a list of each Tax Grant. Each of the Acquired Companies has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions contemplated by this Agreement will not adversely affect the eligibility of any of the Acquired Companies for any Tax Grant.

(k) Section 4.10(k) of the Seller Disclosure Schedule sets forth the entity classification of each Acquired Company for U.S. federal income Tax purposes and each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to the Acquired Companies for U.S. federal income Tax purposes. None of the Acquired Companies is engaged in or has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which the Acquired Company is formed or organized.

(l) Insite is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and none of STC or any of its Subsidiaries has made an election to be, or has been, treated as a U.S. person under Section 897(i), Section 7874 or any other section of the Code.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(m) None of the Acquired Companies has entered into any cost-sharing arrangement to share research and development costs and rights to any developed Intellectual Property. None of STC or any of its Subsidiaries owns any Intellectual Property, including any economic or commercialization rights to Intellectual Property.

(n) Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. The prices for any property or services (or for the use of any property) provided by or to any Acquired Company are arm’s-length prices for purposes of Applicable Law regarding transfer pricing, including Treasury Regulations promulgated under Section 482 of the Code.

(o) None of the Acquired Companies has sought any relief under, or taken any action in respect of, any provision of the CARES Act related to Taxes (including, but not limited to, the delaying of any payments in respect of payroll Taxes under Section 2302 thereof).

(p) None of the Acquired Companies has taken any action, nor knows of any circumstance, that could reasonably be expected to prevent the First DE Merger and the Second DE Merger, taken together, or the First Bermuda Merger and the Second Bermuda Merger, taken together, in each case, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.11. Litigation. There is no Action pending or threatened against any of the Acquired Companies, any present or former officer, director or employee of any of the Acquired Companies (in their capacity as such), or any Person for whom any Acquired Company may be liable or any of their respective properties, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, or that challenges or seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by any Company of its obligations under, this Agreement or the other Transaction Documents.

Section 4.12. Compliance with Laws and Court Orders.

(a) None of the Acquired Companies is in violation of, and has not since January 1, 2018 violated, and to the knowledge of the Companies, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. There is no Order that is or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as whole, or that seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by any Company of its obligations under, this Agreement or the other Transaction Documents.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b) Neither Seller nor any of its Subsidiaries has applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 Measure with respect to the Business, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.

Section 4.13. Properties.

(a) Section 4.13(a) of the Seller Disclosure Schedule sets forth a true and complete list of all material real property owned by any Acquired Company (including the address, parcel number or other description of the location of such real property), together with the name of the record owner and a description of the present use of each such real property (the “Owned Real Property”).

(b) Section 4.13(b) of the Seller Disclosure Schedule sets forth a true and complete list of the address of each material parcel of real property subject to a lease, sublease, license, easement or occupancy agreement to which any Acquired Company is a party (the “Leased Real Property”) and a list of all such leases, subleases, licenses, easements and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (collectively, “Leases”). The Owned Real Property and the Leased Real Property constitute all of the material real property used, held for use or occupied by the Acquired Companies in connection with the conduct of the business of the Acquired Companies. No Owned Real Property or Leased Real Property is subleased by any Acquired Company to any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. True and complete copies of all Leases have been made available to Parent.

(c) The Acquired Companies have good and marketable, indefeasible, fee simple title to, or, in the case of leased or licensed property and assets have valid and subsisting leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible), reflected on the Balance Sheet or acquired after the Balance Sheet Date. Such property, assets and rights (including the Permits held by the Acquired Companies) constitute all the property, assets and rights used in and sufficient for the conduct the business of the Acquired Companies as presently conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. None of such property, assets or rights is subject to any Lien, except Permitted Liens.

(d) As of the Closing, there exist (i) no Excluded Seller Liabilities that are, or are reasonably likely to be, Liabilities of the Acquired Companies and (ii) no Parent Wrong Pockets Assets.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 4.14. Intellectual Property.

(a) Section 4.14(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all (i) registrations and applications for registration (including Patents, registered and applied for Trademarks, registered and applied for Copyrights and domain names) included in the Company Owned Intellectual Property, specifying as to each such registration or application, as applicable, (A) the title of such item, (B) the owner(s) of such item, (C) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (D) the respective issuance, registration, or application number of such item and (E) the date of application and issuance or registration of such item, (ii) Software included in the Company Owned Intellectual Property and (iii) Open Source Software used by the Company and incorporated into or linked to any Software included in the Company Owned Intellectual Property, specifying as to each, the Software in connection with which it is used and the governing license.

(b) The Acquired Companies solely and exclusively own all Company Owned Intellectual Property free and clear of any Lien (other than Permitted Liens). The Acquired Companies hold all of their rights under all Company Licensed Intellectual Property free and clear of any Lien (other than Permitted Liens). The Acquired Companies own or have a valid and enforceable right and license to use all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Acquired Companies as currently conducted.

(c) There exist no Contracts containing restrictions on the disclosure, use, license or transfer of any of the Company Owned Intellectual Property. The consummation of the Mergers will not encumber, impair or extinguish any Company Owned Intellectual Property or any of the Acquired Companies’ rights in any Company Licensed Intellectual Property.

(d) None of the Acquired Companies has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any third party. To the knowledge of the Companies, the development, manufacture, offer for sale, sale, importation, commercialization and/or other exploitation of any Compound does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any third party.

(e) There is no Action pending or, to the knowledge of the Companies, threatened against any of the Acquired Companies (i) challenging the legality, validity, enforceability, use or ownership of any Company Owned Intellectual Property or Company Licensed Intellectual Property or (ii) alleging that any of the Acquired Companies have infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(f) To the knowledge of the Companies, no third party has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property or any of the Acquired Companies’ rights in any Company Licensed Intellectual Property.

(g) None of the Company Owned Intellectual Property or, to the knowledge of the Company, any Company Licensed Intellectual Property, has been adjudged invalid or unenforceable in whole or part, and all registrations included in the Company Owned Intellectual Property are subsisting and, to the knowledge of the Company, valid and enforceable.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(h) Each of the Acquired Companies’ current and former employees, consultants and independent contractors and any other Person who is or has been involved in the creation or development of any Intellectual Property for or on behalf of any Acquired Company have entered into valid, binding and enforceable written agreements with an Acquired Company pursuant to which such Person agrees and is bound to maintain and protect the confidential information of the Acquired Companies and has presently assigned to an Acquired Company of such Person’s right, title and interest to all Intellectual Property conceived, reduced to practice, authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the Acquired Company, all in accordance with all Applicable Law; provided that any such Person that is an independent contractor may reserve its rights in improvements to such independent contractor’s pre-existing Intellectual Property or generally applicable research, development or manufacturing technology and such reservation of rights does not restrict or otherwise limit the Acquired Companies’ rights in the Company Owned Intellectual Property.

(i) None of the Acquired Companies’ current and former employees (i) have misappropriated, improperly used or disclosed any trade secrets or other confidential information of any former employer in connection with their employment with any Acquired Company or (ii) are or were, during the period of their employment with any Acquired Company, subject to any obligations to any former employer that restrict such Person’s ability to assign to any Acquired Company all right, title and interest in any Intellectual Property developed by such employee during his or her employment with such Acquired Company.

(j) The Acquired Companies have taken commercially reasonable actions necessary to maintain, protect and enforce the Company Owned Intellectual Property and their rights in the Company Licensed Intellectual Property. The Acquired Companies have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Owned Intellectual Property and Company Licensed Intellectual Property that is of a confidential nature and no such Intellectual Property has been disclosed by an Acquired Company other than to employees, representatives and agents of the Acquired Companies, all of whom are bound by written and enforceable confidentiality agreements substantially in the form previously made available to Parent prior to the date hereof, or to contractual counter-parties pursuant to written and enforceable confidentiality agreements. The Acquired Companies have not suffered any breaches of any such confidentiality agreements that have resulted in the unauthorized disclosure of or loss of any such confidential Intellectual Property.

(k) Section 4.14(k) of the Seller Disclosure Schedule contains a true, correct and complete list of any and all Company Owned Intellectual Property that was created, developed or reduced to practice (i) pursuant to any Contract with any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). The Acquired Companies have taken all commercially reasonable actions necessary to obtain, secure, maintain, enforce and protect the Acquired Companies’ right, title and interest in, to and under all Government Funded IP, and the Acquired Companies have complied with any and all any Intellectual Property disclosure and/or licensing obligations under any applicable Contract referenced above.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(l) None of the Software included in the Company Owned Intellectual Property contains any Software code that is Open Source Software.

(m) No Person (other than employees or service providers of the Acquired Companies subject to written and enforceable confidentiality obligations) has possession of or the current or any contingent right to access or possess any source code of Software included in the Company Owned Intellectual Property and the Acquired Companies have not entered into any agreement with any person under which an Acquired Company has deposited, or could be required to deposit, into escrow any such source code. The consummation of the transactions contemplated by this Agreement will not trigger the release of any such source code.

(n) There are no defects in any of the Software included in the Company Owned Intellectual Property that would prevent such Software from performing in accordance with its specifications and there are no viruses, worms, trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any such Software.

(o) The Company IT Assets operate and perform in a manner that permits the Acquired Companies to conduct their business as currently conducted. The Acquired Companies have taken reasonable actions consistent with current industry standards to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, such as through the implementation of reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology. There has been no unauthorized use, access, interruption, modification or corruption of any Company IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

(p) The Acquired Companies have, since January 1, 2018, complied and are currently in compliance with all (i) Applicable Laws, (ii) Contracts to which the Acquired Companies are bound, and (iii) the Acquired Companies’ external-facing written policies, in each case (i) through (iii) governing the privacy, security, protection, collection, use, storage, processing, destruction, transfer and disclosure of any Personally Identifiable Information collected or stored by or on behalf of the Acquired Companies. No Actions have been asserted or, to the knowledge of the Companies, no Actions have been asserted or threatened against any of the Acquired Companies by any Person alleging a violation of such Person’s privacy rights under Applicable Law.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 4.15. Insurance Coverage. A true and complete list of all insurance policies and fidelity bonds held by any of the Acquired Companies and their Affiliates or relating to the assets, business, operations, employees, officers or directors of any of the Acquired Companies, as of the date of this Agreement, is set forth on Section 4.15 of the Seller Disclosure Schedule (the “Company Insurance Policies”), and true and complete copies thereof have been made available to Parent prior to the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no claims by any of the Acquired Companies pending under any Company Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights, (ii) as of the date hereof, all premiums due and payable under all Company Insurance Policies have been timely paid in full and (iii) none of the Acquired Companies is in material default under any such policy or bond and, to the Companies’ knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of such policy or bond. All matters disclosed (or required to be disclosed) on Section 4.11 of the Seller Disclosure Schedule are fully covered by insurance (subject to applicable retentions).

Section 4.16. Licenses and Permits.

(a) Section 4.16 of the Seller Disclosure Schedule sets forth the material Permits held by the Acquired Companies, together with the name of the Governmental Authority issuing such Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) such Permits are valid and in full force and effect and (ii) each of the Acquired Companies is in compliance with, and has fulfilled and performed all of its obligations with respect to such Permits.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, none of the Acquired Companies is in default under, and since January 1, 2018 none of the Acquired Companies has been in default under, any material Permit held or required to be held by it and none of such Permits have been terminated, impaired or have been terminable, in whole or in part, due to the actions or inactions of the Acquired Companies (except for terminations or impairments occurring as a result of the expiration of such Permits solely due to lapse of time in accordance with the terms thereof).

(c) The appropriate Acquired Company has accurately filed all reports and paid all fees, assessments, and contributions required by the Permits and Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2018, no notices have been received by any of the Acquired Companies alleging the failure to hold any material Permit required to be held by the Acquired Companies to conduct their respective businesses or own their respective assets. No material Permit is subject to (i) any material conditions or requirements that have not been imposed generally upon permits of the same type and (ii) any pending regulatory proceeding or judicial review before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such Permit.

Section 4.17. Finders’ Fees. Other than [***] no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by any of the Acquired Companies prior to the Effective Time.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 4.18. Environmental Matters. Except as disclosed in Section 4.18 of the Seller Disclosure Schedule and as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) (i) no notice, demand, request for information, citation, summons or complaint has been received; (ii) no Order has been issued or is otherwise in effect; (iii) no penalty has been assessed; and (iv) no Action or review is pending or threatened, in each case, with respect to any Acquired Company (or any of their respective predecessors) that relates to any Environmental Law or Hazardous Substance reasonably likely to result in Liability of any Acquired Company;

(b) there has been no Environmental Release of any Hazardous Substance at, on, under, to, in or from (i) any location by or arising from the operations of, (ii) any property or facility now or previously owned, leased or operated by, or (iii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, any Acquired Company (or any of their respective predecessors) that is reasonably likely to result in Liability under Environmental Laws of any Acquired Company; and

(c) each Acquired Company (i) is and has since January 1, 2018, been in compliance with all Environmental Laws; (ii) possesses and maintains all required Environmental Permits and is in compliance with the terms thereof; and (iii) has timely made all appropriate filings necessary for the issuance or renewal thereof.

Section 4.19. Employees and Labor Matters.

(a) Section 4.19(a) of the Seller Disclosure Schedule sets forth with respect to each Service Provider as of the date hereof, as applicable, such Service Provider’s (i) name, (ii) status as an employee or independent contractor, (iii) employing or engaging entity, (iv) location of employment or engagement, (v) title, (vi) original date of hire or engagement, (vii) whether full-time or part-time, (viii) whether active or on leave (and, if on leave, the nature of the leave and the expected return date), (ix) whether exempt from the Fair Labor Standards Act, (x) annual salary or wage rate (or consulting rate), (xi) most recent annual bonus (if any), (xii) current target annual bonus opportunity, and (xiii) visa status, including type and date of expiration. Five days prior to the Closing Date, Seller shall provide Parent with a schedule containing the same information as Section 4.19(a) of the Seller Disclosure Schedule, updated as of such date.

(b) No Covered Service Provider has provided notice, and to the knowledge of the Companies, no Covered Service Provider intends to provide notice, to Seller or any of its Affiliates (including any Acquired Company) that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) All current and former Service Providers have entered into a confidentiality agreement, an assignment of inventions Contract and an employment Contract or a consulting Contract (as the case may be) with the Acquired Companies, and no current or former Service Provider is in violation of any such Contract or any employment Contract, consulting Contract or any non-compete, non-solicit or other restrictive covenant Contract.

(d) Each of Seller (with respect to current and former Service Providers) and the Acquired Companies, are, and have been since January 1, 2018, in material compliance with all Applicable Laws relating to labor, employment and employment practices, including those relating to labor management relations, collective bargaining, wages, hours, overtime, overtime compensations, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans and wage payment. No Acquired Company has or is reasonably expected to have any Liability for the payment of any Tax, fines, penalties or other amounts, however designated, for failure to comply with any Applicable Law related to the foregoing. Without prejudice to the generality of the foregoing, since its establishment, Silicon Suzhou has duly contributed all the statutory social insurances, including without limitation Pension and Retirement, Medical Insurance, Occupational Injury Insurance (Death and Disability), Maternity Insurance and Unemployment Insurance, and statutory Housing Provident Fund, for all its employees in accordance with the Applicable Law.

(e) Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any current or former Service Provider in their capacity as such, (ii) there have been no Actions pending or, to the knowledge of the Companies, threatened, related to any allegations of sexual harassment or other sexual misconduct by any current or former Service Provider in their capacity as such and (iii) none of Seller or any of its Affiliates (including any of the Acquired Companies) have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any current or former Service Provider.

(f) None of Seller or any of its Affiliates (including the Acquired Companies) is, or has been since January 1, 2018, a party to or subject to any Action before any Governmental Authority regarding any current or former Service Provider nor, to the knowledge of the Companies, is any such Action threatened against any of Seller or any of its Affiliates (including the Acquired Companies).

(g) None of Seller or any of its Affiliates (including the Acquired Companies) is or has been a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. Since January 1, 2018, there has not been (i) any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee or any grievances or job actions involving any current or former Company Employees, (ii) any labor strike, slow down, labor disturbance, picketing, lockout or work stoppage pending or, to the knowledge of the Companies, threatened against or affecting any of the Acquired Companies or (iii) any unfair labor practice complaints pending or, to the knowledge of the Companies, threatened against Seller or any of its Affiliates (including the Acquired Companies) with respect to any Service Providers before any Governmental Authority or any current union representation questions involving Company Employees.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(h) The Acquired Companies are, and have been since January 1, 2018, in material compliance with WARN and no Acquired Company has any Liabilities or other obligations thereunder. None of Seller, the Acquired Companies nor any of their respective Affiliates has taken any action that would reasonably be expected to cause Parent, the Acquired Companies (including the Surviving Corporations) or any of their respective Affiliates to have any Liability or other obligation following the Closing Date under WARN.

Section 4.20. Employee Benefits.

(a) Section 4.20(a) of the Seller Disclosure Schedule sets forth a true and complete list of each Employee Plan, and indicates whether such Employee Plan is sponsored or maintained by the Acquired Companies or Seller or any of its Affiliates (other than the Acquired Companies); provided that, for any Employee Plans that are offer letters for Company Employees other than any Covered Service Providers that (i) provide for at-will employment, (ii) are terminable without penalty or liability, (iii) do not provide for any severance, retention, change in control or other similar payments or benefits and (iv) are consistent in all material respects with a form previously provided to Parent, only the forms thereof need be listed on Section 4.20(a) of the Seller Disclosure Schedule. Prior to the date hereof, a true and complete copy of each Employee Plan (or a description, if such plan is not written) and all amendments thereto has been made available to Parent as well as, as applicable, (i) all related trust agreements, insurance Contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent annual report (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent determination or opinion letter from the IRS relating thereto and (vi) all non-routine correspondence (and documents relating thereto) received from or provided to the IRS, the Department of Labor or any Governmental Authority during the past three years.

(b) Since January 1, 2018, each Employee Plan has been maintained, funded and administered in material compliance with its terms and all Applicable Law. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise Tax against the Acquired Companies.

(c) Since January 1, 2018, there has been no Action (other than routine claims for benefits) pending against or, to the knowledge of the Companies, threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) None of the Acquired Companies nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has ever sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, any (i) plan subject to Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer plan” (as defined in Section 413(c) of the Code) or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any of the Acquired Companies to incur any material Liability under ERISA or the Code.

(f) None of the Acquired Companies has any current or projected Liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA).

(g) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Companies, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.

(h) Each Employee Plan complies in all material respects with, and has been operated in material compliance with, and Seller and its Subsidiaries (including the Acquired Companies) have complied in all material respects, in practice with, all applicable requirements of Section 409A and 457A of the Code.

(i) All material contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all material contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles. There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its Subsidiaries (including the Acquired Companies) relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of any Acquired Company in maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, (iii) limit or restrict the right of the Acquired Companies or, after the Closing, Parent, the Surviving Corporations or any of their respective Affiliates, to merge, amend or terminate any Employee Plan or (iv) result in any payment that would not be deductible under Section 280G of the Code or subject to Tax under Section 4999 of the Code.

(k) None of Seller or any of its Subsidiaries (including the Acquired Companies) has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including Taxes incurred under Section 409A, 457A or 4999 of the Code.

(l) None of the Service Providers of any Acquired Company who is a “Domestic Resident” as defined in SAFE Circular 37 has exercised options under the Seller Equity Incentive Plan.

Section 4.21. Affiliate Transactions. Other than this Agreement, the other Transaction Documents and as set forth on Section 4.21 of the Seller Disclosure Schedule, none of Seller, the Equityholders, none of the Affiliates of Seller or the Equityholders, and, to the knowledge of the Companies, none of the respective members, directors, officers, employees or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Act (other than any of the Acquired Companies)) of the foregoing (i) is a party to any Contract with any Acquired Company, (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by any of the Acquired Companies, (iii) licenses Intellectual Property (either to or from any of the Acquired Companies), (iv) is indebted to or, in the past five years, has borrowed money from or lent money to, any Acquired Company (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) or (v) in each case to the knowledge of the Companies, owns, directly or indirectly, any material property, asset or right (whether tangible or intangible) that is currently used by any Acquired Company (any Contract related to the arrangements described in clauses (i) through (v) hereof, including any such agreements listed (or required to be listed) on Section 4.21 of the Seller Disclosure Schedule, an “Affiliate Contract”).

Section 4.22. Foreign Corrupt Payments; Sanctions; Export Control; Anti-Money Laundering.

(a) Each Acquired Company, and each of their respective directors, officers, employees, agents, representatives or any other person acting on behalf of or associated with any Acquired Company, acting alone or together, is, and since January 1, 2018 has been, in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and any other anti-corruption, anti-bribery and anti-commercial bribery Applicable Law.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b) None of the Acquired Companies, nor, to the knowledge of the Companies, any of their respective directors, officers, employees, agents or representatives or other persons acting on behalf, acting alone or together, has (i) received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) in violation of Applicable Law for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage or (ii) given or promised to give, directly or indirectly, anything of value (including any money, gift or similar benefit) to any Person (including any customer, supplier, employee or agent of any customer or supplier, any government official or other Person who was, is or may be in a position to help or hinder any Acquired Company (or assist any Acquired Company in connection with any actual or proposed transaction)) in violation of Applicable Law for the purpose of obtaining or retaining business or to achieve a commercial advantage.

(c) None of the Acquired Companies, nor, to the knowledge of the Companies, any of their respective directors, officers or employees, agents or representatives or other persons acting on their behalf, is or was a non-U.S. government official or a close family member of an non-U.S. government official.

(d) The Acquired Companies are and, since January 1, 2018 have been, in compliance in all material respects with all Applicable Law concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws ”), including those promulgated and/or administered by the U.S. Office of Foreign Assets Control (“OFAC”). No Acquired Company has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury:

(i) the Specially Designated Nationals and Blocked Persons List of individuals, organizations, other entities and vessels with whom and with which U.S. persons may not transact business (found at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx);

(ii) the Sanctions Program and Countries Summaries Lists of foreign nations, organizations and individuals subject to economic and trade sanctions, all such lists promulgated by the OFAC of the Treasury Department (found at http://www.treasury.gov/resource-center/sanctions/ Programs/Pages/Programs.aspx); or

(iii) Executive Order 13224, which sets forth a list of individuals and groups identified as terrorists or persons who support terrorism with whom U.S. persons may not transact business (found at http://www.state.gov/j/ct/rls/other/des/143210.htm).

(e) The Acquired Companies (i) have implemented appropriate procedures for ensuring compliance with all Applicable Law governing anti-money laundering (“AML Laws”), including but not limited to the Financial Action Task Force Recommendations dated 16 February 2012 (the “FATF Recommendations ”), (ii) have employed appropriate risk-based measures and due diligence, “know your customer” and other procedures where required pursuant to AML Laws or FATF Recommendations and (iii) have kept and maintained all required written procedures, compliance records and audit evidence and suspicious transaction reports as required by applicable AML Laws.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(f) The Acquired Companies have instituted and maintain policies and procedures designed to promote and achieve compliance with the FCPA and other anti-corruption Applicable Law, Export Control Laws and AML Laws.

Section 4.23. Regulatory Compliance.

(a) None of the Acquired Companies has been in material violation of, and is not the subject of any Action with respect to the violation of, any Applicable Law or Order of a Governmental Authority, and has not received any FDA Form 483, “warning letters,” or “untitled letters,” or other similar notice of inspectional observations or deficiencies from a Governmental Authority. No Action is pending, or to the knowledge of the Companies, threatened, with respect to any violation of any Applicable Law or Order of a Governmental Authority by any Acquired Company, and each Acquired Company is and has been in compliance in all material respects with all such Applicable Laws and Orders. No Acquired Company has received any written notice of any such Action or any Liability or potential responsibility on the part any Acquired Company to undertake or to bear all or any portion of the cost of any remedial action as a result of any such Action. There are no pending or planned internal investigations being, or to be, conducted by any Acquired Company with respect to any actual, potential or alleged material violation of any Applicable Law or Order by any Service Provider.

(b) The manufacture, labeling, and storage of the Products by or on behalf of the Acquired Companies has at all times been conducted in compliance with Applicable Laws and Orders, including without limitation, to the extent applicable, the FDA Act, its implementing regulations, and current good manufacturing practices.

(c) All preclinical animal testing relating to the Products is being, and has been conducted, in accordance in all material respects with experimental protocols, procedures and controls that are generally accepted in the scientific community, as well as Applicable Laws and Orders, including the FDA Act, its implementing regulations, and good laboratory practices, as applicable.

(d) No human clinical trials, other than of the STING Agonist, have been conducted by or on behalf of the Acquired Companies or any of their Affiliates or by any Person. Clinical trials of the STING Agonist have at all times been conducted in compliance with Applicable Laws and Orders, including without limitation, the FDA Act, its implementing regulations, and good clinical practice.

(e) To the knowledge of the Companies, there have been no serious safety signals associated with the Products.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(f) No Acquired Company is the subject of any pending or, to the knowledge of the Companies, threatened investigation by any Governmental Authority in respect of the Acquired Companies or their business, including by (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, (ii) the Federal Trade Commission, or (iii) any other Governmental Authority that has jurisdiction over the operations of any Acquired Company under any similar policy. To the knowledge of the Companies, no Acquired Company nor any current or former Service Provider of any Acquired Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or been debarred, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment, by the FDA under Article 306 of the FDA Act, 21 U.S.C. §335a(a) or (b), or any similar foreign or local Applicable Law.

(g) No Acquired Company nor any current or former Service Provider acting on behalf of any Acquired Company, has committed any act, made any statement or failed to make any statement, relating to any Product or the development or manufacturing thereof that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(h) True and correct copies of all material written notices of inspectional observations, establishment inspection reports and any other material documents received by the Companies from the FDA or comparable foreign Governmental Authorities that identify lack of compliance with Applicable Laws of the FDA or comparable foreign Governmental Authorities have been made available to Parent.

(i) True, accurate and complete information, reports, and data concerning all scientific studies conducted by or on behalf of the Acquired Companies or their Affiliates have been made available to Parent.

Section 4.24. STING Agonist. Information provided to Parent and Merger Subs by or on behalf of Seller and the Acquired Companies related to the STING Agonist do not contain any adverse material misstatement or omission. Seller and the Acquired Companies have not deliberately excluded or omitted to disclose any adverse information related to such agonist that, had such information been disclosed, could reasonably be expected to cause a prospective purchaser not to proceed with the transactions contemplated by this Agreement on the terms herein.

Section 4.25. Exclusivity of Representations. The representations and warranties made by Seller and the Companies in this Article 4 and Article 5 of this Agreement or the other Transaction Documents are the exclusive representations and warranties made by or with respect to the Acquired Companies in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Seller and each Company hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of such Company.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 14.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Parent and Merger Subs as of the date hereof and as of the Closing Date that:

Section 5.01. Existence and Power. Seller is an entity duly formed, validly existing and in good standing under Delaware Law and has all limited liability company power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted and as currently contemplated to be conducted, except where the failure to have such power and authority would not have a Seller Material Adverse Effect. Other than as set forth in Section 5.01 of the Seller Disclosure Schedule, none of Seller or any of its Subsidiaries (other than the Acquired Companies) own or have the right to use any assets or rights used or that have been used in the operation of the Business. Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. True and complete copies of Seller’s Governing Documents as currently in effect have been made available to Parent prior to the date hereof. Seller is not in breach, and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall not cause any breach of, Seller’s Governing Documents.

Section 5.02. Authorization. The execution, delivery of, and performance by Seller of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within Seller’s limited liability powers and have been duly and validly authorized and approved by all necessary limited liability action on the part of Seller. This Agreement has been (and each of the other Transaction Documents to which Seller is or will be a party will be at or prior to the Closing) duly executed and delivered by Seller and constitutes (or will constitute when so executed) a valid and binding agreement of Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). There are no votes, approvals, consents or other proceedings of Seller or the holders of Seller’s capital stock or other equity of Seller or otherwise (other than those that have been obtained prior to the execution of this Agreement) necessary in connection with the execution and delivery of, or the performance by Seller of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby (other than the filing and recordation of (i) the Certificates of Merger and such other documents as required by Delaware Law and (ii) the First Merger Application and the Second Merger Application and such other documents as required by Bermuda Law and Cayman Law). The Seller Written Consent constitutes a valid, irrevocable

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

and effective adoption of this Agreement and the other Transaction Documents by Seller in compliance with Applicable Law and Seller’s Governing Documents. The Equityholder Written Consent constitutes a valid, irrevocable and effective approval of the transactions contemplated by this Agreement and the other Transaction Documents by the Equityholders in compliance with Applicable Law and Seller’s Governing Documents.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(f), Section 2.01(g) and Delaware Law and the First Merger Application and the Second Merger Application with the Registrar in accordance with Section 2.01(e), Section 2.01(h) and Bermuda Law and Cayman Law, (ii) compliance with any applicable requirements of the HSR Act or other applicable Antitrust Law, (iii) permission of the Bermuda Monetary Authority in respect of the Bermuda Merger for the purposes of the Exchange Control Act 1972 of Bermuda and the related regulations made thereunder and (iv) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

Section 5.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any Governing Document of Seller, (ii) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Seller or any of its Subsidiaries, or (iv) require any consent that has not been received prior to the execution hereof from or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to (A) any right of termination, modification, cancellation or acceleration of any right or obligation of Seller or any of its Subsidiaries or (B) to a loss of any benefit to which Seller or such Subsidiary is entitled under any provision of any agreement or other instrument binding upon Seller or any of its Subsidiaries with only such exceptions, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 5.05. Ownership of Shares. Seller holds legally, beneficially and of record, all of the Acquired Company Securities, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions of general applicability under the Securities Act and other applicable securities laws)). Seller is not a party to any voting trusts, shareholder or member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Acquired Company Securities.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 5.06. Litigation. As of the date of this Agreement, (i) there is no Action pending against, or to the knowledge of Seller, threatened against Seller before any Governmental Authority or arbitrator as of the date of this Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, or (ii) seeks to prevent, enjoin or materially delay the consummation by Seller of the transactions contemplated by, or the performance by Seller of its obligations under, this Agreement and the other Transaction Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. As of the date hereof, Seller is not subject to any Order of any Governmental Authority that is or would reasonably be expected to have a Seller Material Adverse Effect.

Section 5.07. Finders’ Fees. Other than [***], no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by Seller prior to the Effective Time.

Section 5.08. Lack of Registration. Seller acknowledges and agrees that, subject to Section 7.12, (i) the transfer of the shares of Parent Common Stock hereunder is intended to be exempt from the registration requirements of the Securities Act, (ii) Parent Common Stock is not traded on any national market as of the date of this Agreement, (iii) subsequent transfers of such shares of Parent Common Stock will be subject to the restrictions of the Securities Act and other applicable securities laws and (iv) there can be no assurance that any holder of such shares of Parent Common Stock will be able to sell or dispose of any such shares.

Section 5.09. Exclusivity of Representations. The representations and warranties made by Seller in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Seller hereby disclaims any other express or implied representations or warranties.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Subject to Section 14.03, Parent and each Merger Sub represent and warrant to the Company as of the date hereof (it being understood, for the avoidance of doubt, that representations of each Merger Sub shall be deemed to be made as of the time that such Merger Sub becomes a party to this Agreement) and as of the Closing Date that:

Section 6.01. Existence and Power. Each of Parent and each Merger Sub is an entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate or other organizational power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and each Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary,

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Merger Sub will be formed for the sole purpose of effecting the transactions contemplated by this Agreement and the other Transaction Documents, will be directly wholly owned by Parent and has had no assets or operations and has not conducted any business other than immaterial business conducted in connection with the maintenance of such Merger Sub’s existence, performance of this Agreement and matters incidental thereto. True and complete copies of Parent’s Governing Documents as in effect on the date hereof have been made available to Seller prior to the date hereof. Neither Parent nor either Merger Sub is in material breach, and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall not cause any material breach of, Parent’s Governing Documents.

Section 6.02. Authorization. The execution, delivery of, and performance by each of Parent and each Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by Parent and each Merger Sub of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Parent and each Merger Sub and have been duly authorized by all necessary corporate or other organizational action on the part of each of Parent and each Merger Sub. This Agreement has been, and each of the other Transaction Documents to which Parent or any Merger Sub is or will be a party will be at or prior to the Effective Time, duly executed and delivered by each of Parent and each Merger Sub to the extent a party thereto and, assuming due authorization, execution and deliver by the other parties thereto, constitutes (or will constitute) the valid and binding agreement of each of Parent and each Merger Sub, as applicable, enforceable against Parent and such Merger Sub, respectively, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). No votes, approvals or consents of the holders of any of Parent’s or any Merger Sub’s capital stock (other than any that have been obtained prior to the date hereof or that will be obtained immediately after execution of this Agreement) are necessary in connection with execution and delivery of, or the performance by Parent or any Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents or the consummation by Parent or any Merger Sub of the transactions contemplated hereby or thereby (other than the filing and recordation of (i) the Certificates of Merger and such other documents as required by Delaware Law, (ii) the First Merger Application and (iii) the Second Merger Application and such other documents as required by Bermuda Law and Cayman Law).

Section 6.03. Governmental Authorization. The execution, delivery and performance by each of Parent and each Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of Parent and each Merger Sub of the transactions contemplated hereby and, to the extent applicable, thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(f), Section 2.01(g) and Delaware Law and the First Merger Application and the Second Merger Application with the Registrar in accordance with Section 2.01(e), Section 2.01(h) and Bermuda Law and Cayman

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Law; (ii) compliance with any applicable requirements of the HSR Act, (iii) permission of the Bermuda Monetary Authority in respect of the Bermuda Merger for the purposes of the Exchange Control Act 1972 of Bermuda and the related regulations made thereunder and (iv) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.04. Noncontravention. The execution, delivery and performance by each of Parent and each Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent and each Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any Governing Document of Parent or any Merger Sub, (ii) assuming compliance with the matters referred to in Section 6.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, or (iv) require any consent from or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to (A) any right of termination, modification, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or (B) to a loss of any benefit to which Parent or such Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries with only such exceptions, in the case of clauses (i), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.05. Parent Capitalization. As of February 1, 2021, the authorized share capital of Parent consists of [***]. The issued and outstanding share capital of Parent has been duly authorized, validly issued and credited as fully paid, has been issued in compliance with applicable securities laws, and has not been issued in violation of any preemptive or similar rights of any Person.

Section 6.06. Parent Common Stock. The shares of Parent Common Stock to be delivered in connection with this Agreement, including the Closing Consideration, the Second Tranche Consideration (if paid in shares of Parent Common Stock), the Holdback Shares, the Indemnity Holdback Shares and the Underpayment Amount (if any) will be (i) duly authorized and validly issued and, when delivered in accordance with and for the consideration set forth in this Agreement, credited as fully paid, (ii) issued in compliance with applicable securities laws and not issued in violation of any preemptive or similar rights of any Person, and (iii) free and clear of all Liens (other than Liens imposed by Applicable Law or as expressly contemplated hereby or as a result of actions taken by or on behalf of Seller or the Equityholders).

Section 6.07. Litigation. Except as set forth in Schedule 6.07, as of the date of this Agreement, (i) there is no Action pending against, or to the knowledge of Parent, threatened against Parent or any Merger Sub before any Governmental Authority or arbitrator as of the date of this Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (ii) seeks to prevent, enjoin or materially delay the consummation by

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Parent or any Merger Sub of the transactions contemplated by, or the performance by Parent or any Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or any Merger Sub is subject to any Order of any Governmental Authority that is or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.08. Financial Statements. The audited consolidated balance sheets as of March 31, 2020 and the related audited consolidated statements of loss, cash flows and shareholders’ equity for the year ended March 31, 2020 of Parent (together with the notices thereto and accompanied by unqualified opinions of the independent accountants, the “Audited Parent Financial Statements ”) and the unaudited consolidated balance sheet as of September 30, 2020 and the related unaudited consolidated statements of loss, cash flows and shareholders’ equity for the six months ended September 30, 2020 of Parent (together with the notes thereto, the “Unaudited Parent Financial Statements ”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto, and except that the Unaudited Parent Financial Statements do not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate would be material), the consolidated financial position of Parent as of the dates thereof. True and complete copies of each of the Audited Parent Financial Statements and Unaudited Parent Financial Statements have been made available to Seller prior to the date hereof.

Section 6.09. Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by any of Parent or any Merger Sub prior to the Effective Time.

Section 6.10. Investment Purpose. Parent will be acquiring the capital stock of the Companies for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws.

Section 6.11. Exclusivity of Representations. The representations and warranties made by Parent and each Merger Sub in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by Parent and such Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Parent and each Merger Sub hereby disclaims any other express or implied representations or warranties.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.01. Conduct of Seller and the Acquired Companies.

(a) From the date hereof until the Closing, except as set forth in Section 7.01(a) of the Seller Disclosure Schedule, as otherwise expressly required by this Agreement (including Section 10.07 hereof), as required by Applicable Law (including COVID-19

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Measures) or consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), each Company shall, and Seller and the Companies shall cause each of their Subsidiaries (other than SWAT) to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect all material Permits, (C) keep available the services of its directors, officers and Key Employees and (D) maintain satisfactory relationships with its material lenders, suppliers, lessors and others having material business relationships with it.

(b) From the date hereof until the Closing, other than as expressly required pursuant to this Agreement (including Section 10.07 hereof) or consented to by Parent in writing, none of Seller or any Company shall, and Seller and the Companies shall cause each of their Subsidiaries not to, (i) transfer any assets or property between Seller and SWAT, on the one hand, and the Acquired Companies, on the other hand, (ii) cause any of the Acquired Companies to assume any of the Liabilities of Seller or SWAT, (iii) cause Seller or SWAT to assume any of the Liabilities of the Acquired Companies or (iv) operate the Business out of any entity other than the Acquired Companies.

(c) Without limiting the generality of the foregoing, from the date hereof until the Closing, except as set forth in Section 7.01(c) of the Seller Disclosure Schedule, as otherwise expressly required by this Agreement, as required by Applicable Law (including COVID-19 Measures), conduct of the STING Program by Seller or SWAT that are unrelated to the Business or the capitalization of Seller, or consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), Seller and the Companies shall not, and Seller and the Companies shall cause each of their Subsidiaries not to:

(i) adopt or propose any change to, or amend or otherwise alter, its Governing Documents (whether by merger, consolidation or otherwise);

(ii) split, combine or reclassify any shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) in respect of any Acquired Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Acquired Company Securities;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Acquired Company Securities or (B) amend any term of any Acquired Company Security (whether by merger, consolidation or otherwise);

(iv) incur any capital expenditures, except for any capital expenditures not to exceed [***] in the aggregate;

(v) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties or businesses, other than supplies in the ordinary course of business of the Acquired Companies in a manner that is consistent with past practice, or (B) acquire any real property;

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(vi) sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or take or fail to take any action that would reasonably be expected to result in the loss, lapse, abandonment, cancellation, invalidity or unenforceability, or create or incur any Lien (other than Permitted Liens) on, any Company Owned Intellectual Property (other than (A) any Patent expiring at the end of its statutory term and not capable of being extended and (B) non-exclusive licenses or material transfer agreements, in each case, entered into in the ordinary course of business, provided that any Intellectual Property arising from any such agreement is solely owned by an Acquired Company);

(vii) make any loans, advances or capital contributions to, or investments in, any other Person other than contributions to the Companies’ wholly owned Subsidiaries in the ordinary course of business consistent with past practice;

(viii) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness;

(ix) (A) enter into (or acquire any Subsidiary that is bound by), amend or modify in any material respect, terminate or renew any Material Contract (or any Contract that would have been a Material Contract if such Contract were in effect, as so amended or modified, as of the date of this Agreement); provided that the Acquired Companies shall not fail to exercise a right to extend or renew a Material Contract or any rights thereunder, or (B) otherwise waive, release or assign any material rights, claims or benefits of the Acquired Companies under any Contract or otherwise;

(x) except as required by Applicable Law or the terms of any Employee Plan disclosed on Section 4.20(a) of the Seller Disclosure Schedule as in effect on the date hereof, (A) grant or increase any severance, retention or change in control bonus to, or enter into or amend any severance, retention, change in control, employment or consulting agreement with, any current or former Service Provider or other Person (except for any offer letter providing for at-will employment entered into with a new hire pursuant permitted pursuant to clause (E)(1) below in the ordinary course of business consistent with past practice that does not provide for any severance, retention, change in control or similar payments or benefits), (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any awards held by, any current or former Service Provider or other Person, (C) establish, adopt, enter into, amend, terminate or transfer to any Acquired Company any Employee Plan or Collective Bargaining Agreement (other than annual renewals of health and welfare benefit plans in the ordinary course of business consistent with past

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

practice that do not materially increase the costs of maintaining such plan), (D) increase the compensation or benefits payable or provided to any current or former Service Provider; (E) (1) hire any new Company Employee other than to fill vacancies arising due to terminations of Company Employees other than Covered Service Providers in the ordinary course of business consistent with past practice, (2) terminate the employment of any Covered Service Provider (other than for cause) or (3) transfer the employment or engagement of any Service Provider from any Acquired Company to Seller or any of its Affiliates (other than the Acquired Companies) or from Seller or any of its Affiliates (other than the Acquired Companies) to any of the Acquired Companies;

(xi) change any of the Acquired Companies’ methods of accounting, except as required by concurrent changes in GAAP, as agreed to by their independent public accountants;

(xii) settle or compromise, or offer or propose to settle or compromise, any Action, including any Action that relates to the transactions contemplated hereby;

(xiii) make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method, principles, practice or procedures of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter any closing agreement, settle or compromise any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, or make a request for a Tax ruling, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing any Tax Liability or reducing any Tax Asset of any of the Acquired Companies, Parent or any Affiliate of Parent, take (or omit to take) any other action in respect of Taxes outside of the ordinary course of business;

(xiv) make any change to the management of its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) that is not in the ordinary course of business consistent with past practice;

(xv) fund or contribute any cash to STC or any of its Subsidiaries; or

(xvi) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Companies prior to the Closing Date in a manner which may violate the HSR Act.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) Notwithstanding anything to the contrary in Section 7.01(a), (i) nothing in Section 7.01(a) shall prevent any of the Acquired Companies from reasonably taking any action or reasonably omitting to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures to reasonably protect the health or safety of individuals who are officers, directors, employees or other service providers to the Acquired Companies (or individuals who interact with any of the foregoing in connection with the business of the Acquired Companies); provided that, prior to taking, or omitting to take, any such action, Seller shall, or shall cause the Acquired Companies to, notify Parent of such action (or omission) and consider in good faith any suggestions of Parent with respect to such action (or omission), and (ii) any act or omission taken in accordance with the preceding clause (i), as modified by the proviso thereto, shall in no event be deemed to constitute a breach of Section 7.01(a) or serve as a basis for Parent to terminate this Agreement in respect of a breach of Section 7.01(a).

(e) Except as set forth in Section 7.01(e) of the Seller Disclosure Schedule, as otherwise expressly required by this Agreement, as required by Applicable Law or consented to by Parent in writing, Seller shall not (i) grant, issue or discretionarily accelerate the vesting or payment of, or accelerate any distributions in respect of, any Seller Incentive Units, Seller Options or other equity incentive awards with respect to “Shares” (as defined in the Seller Operating Agreement) of Seller to any Service Provider, or (ii) amend the terms of any outstanding Seller Incentive Units or Seller Options.

(f) No later than five Business Days prior to the Closing Date, Seller shall provide Parent with a schedule providing the same information as Section 4.05(c) of the Seller Disclosure Schedule, updated as of such date to reflect any changes that have occurred since the date hereof.

Section 7.02. Access to Information. From the date hereof until the Closing, Seller and each Company shall, and such Persons shall cause each of their Subsidiaries to, (i) upon reasonable advance notice, give Parent and its Affiliates and their respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives (such Persons, “Representatives”) reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Parent and its Affiliates and their respective Representatives such financial, operating and human resources data and other information relating to the Acquired Companies as such Persons may reasonably request and (iii) instruct the Representatives of Seller and the Acquired Companies to cooperate with Parent and its Affiliates and their respective Representatives in their investigation of the Acquired Companies. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 7.02 shall be made or conducted in such manner as not to (i) interfere unreasonably with the conduct of the business of Seller or the Acquired Companies, (ii) result in the loss of any attorney-client privilege of Seller or the Acquired Companies or (iii) violate any Applicable Law; provided that Parent, Merger Subs, Seller and the Acquired Companies shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege or violation of such Applicable Law. For so long as any applicable COVID-19 Measures are in effect, Seller and each Company shall be permitted to provide access under this Section 7.02 through virtual or other remote means. No investigation by Parent, any of its Affiliates or any of their respective Representatives or other information

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

received by, or knowledge of, Parent, any of its Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or any Company hereunder. Nothing herein shall require any party to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the transactions contemplated hereby or if such disclosure would reasonably be expected to contravene any Applicable Law, including those related to Antitrust Laws.

Section 7.03. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, each Company and its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 7.04. Termination of Affiliate Contracts and Accounts; Excluded Seller Liabilities. Except with respect to the Excluded Arrangements, prior to the Closing, Seller and each Company shall, and shall cause the other Acquired Companies to, (i) pay, settle or discharge all outstanding account balances owed from any Acquired Company to any Related Party and (ii) terminate all Contracts with Related Parties listed on Section 7.04(x) of the Seller Disclosure Schedule and all other Contracts required to be disclosed on Section 4.21 of the Seller Disclosure Schedule (or that would be required to be disclosed on Section 4.21 of the Seller Disclosure Schedule in in existence on the date hereof), in each case without any continuing Liability of any of the Acquired Companies thereunder; provided that prior to terminating any Contract not listed on Section 7.04(x) of the Seller Disclosure Schedule, Seller will notify Parent and Parent may elect for such Contract to remain in effect. Seller shall deliver to Parent written evidence reasonably satisfactory to Parent of each such termination prior to the Closing. For purposes of this Agreement, “Excluded Arrangements ” means (i) subject to Section 7.05, any employment, severance, indemnification or other similar arrangements with directors, officers or employees of the Acquired Companies,(ii) compensation for services performed by a Related Party as director, officer or employee of the Acquired Companies and amounts reimbursable for routine travel and other business expenses in the ordinary course of business consistent with past practices (in each case to the extent included in Estimated Closing Working Capital), (iii) the Contracts set forth on Section 7.04(y) of the Seller Disclosure Schedule and (iv) the Transaction Documents.

Section 7.05. Resignations. At least four Business Days prior to the Closing Date, Seller shall deliver to Parent a true and complete list of the directors, officers, managers and other Persons holding similar titles for each of the Acquired Companies. At or prior to Closing, Seller shall deliver to Parent the resignations of each such director, officer, manager or other Person from such positions with the Acquired Companies effective as of the Effective Time (unless Parent requests that any such resignation not be delivered), in a form reasonably acceptable to Parent.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 7.06. Payoff Letters.

(a) No later than three Business Days prior to the Closing Date, Seller shall deliver to Parent payoff letters with respect to any Indebtedness for borrowed money of any Acquired Company outstanding as of immediately prior to the Effective Time, to be provided by the administrative agent, if applicable, or lenders or creditors in respect thereof, dated within a reasonable time prior to the Closing Date, which shall, in each case, (i) set forth the aggregate amount of Indebtedness arising under or owing or payable thereunder and in connection therewith on the Closing Date and (ii) acknowledge and agree that, upon payment of such aggregate amounts on the Closing Date, the Acquired Companies shall have paid in full all amounts arising under or owing or payable thereunder and in connection therewith, and all Liens related to such Indebtedness shall be released, each in form and substance reasonably satisfactory to Parent (the “Payoff Letters”). Without limiting the foregoing, Seller and each Company shall, and shall cause each other Acquired Company to, cooperate with and take all actions reasonably requested by Parent in order to facilitate the termination and payoff of all of the Indebtedness of the Acquired Companies (and related release of Liens) at the Closing.

(b) With respect to any Unpaid Transaction Expenses, Seller shall submit to Parent no later than [***] prior to the Closing Date, (i) the Transaction Expenses Payoff Instructions and (ii) an invoice duly executed by each payee referred to in the Transaction Expenses Payoff Instructions in form and substance reasonably satisfactory to Parent.

Section 7.07. 280G Matters.

(a) To the extent that (1) any Service Provider who is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) (“Disqualified Individual”) would be entitled to any payment or benefit (including any Parent Payments) as a result of the transactions contemplated by this Agreement or any other Transaction Document (either alone or upon the occurrence of any additional or subsequent events) and (2) such payment or benefit could potentially constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, Seller shall, prior to the Closing:

(i) use its best efforts to obtain a binding written waiver by such disqualified individual (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds 2.99 times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the “Excess Parachute Payments ”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to an equityholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations § 1.280G-1 thereunder (the “280G Approval Requirements ”);

(ii) provide all required disclosure to all Persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and hold a vote of equityholders in the manner intended to satisfy the 280G Approval Requirements; and

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iii) seek equityholder approval in a manner that satisfies the 280G Approval Requirements in respect of the Excess Parachute Payments payable to all such disqualified individuals.

(b) The Excess Parachute Waivers, disclosure to equityholders and any other resolutions, notices or other documents issued, distributed, adopted or executed in connection with the implementation of this Section 7.07 shall be subject to Parent’s prior review and comment, and Seller shall revise any such documentation to take into account any reasonable comments made by Parent.

(c) To the extent any Excess Parachute Payments are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided pursuant to the terms of the executed Excess Parachute Waivers. Prior to the Closing Date, Seller shall deliver to Parent written evidence of satisfaction of the 280G Approval Requirements or written notice of the nonsatisfaction thereof.

(d) In connection with the foregoing, Parent shall use its commercially reasonable efforts to provide Seller with all information reasonably necessary to allow Seller to determine whether any payments made or to be made or benefits granted or to be granted to any Disqualified Individual pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent or its Affiliates (“Parent Payments ”), together with all relevant payments and benefits, would reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least two days prior to the solicitation of stockholder approval of the Excess Parachute Payments (including the Parent Payments) as set forth above.

Section 7.08. Exclusivity. From the date hereof until the Effective Time, except for the transactions contemplated by this Agreement, each Company, Seller and the Equityholders shall not, and each shall cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, encourage, initiate, enter into any Contract, or encourage or entertain the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any Acquired Company Securities or any material portion of the assets of any Acquired Company, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or membership interests, or otherwise, or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller and each Company shall, and shall cause their Affiliates and Representatives to, immediately (i) cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Merger Subs) with respect to any of the matters addressed in this Section 7.08 and (ii) exercise contractual rights (if any) to cause the return or destruction of any confidential information shared with any such Persons in connection therewith.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 7.09. Release. Effective as of (and conditioned upon the occurrence of) the Closing, Seller, on behalf of its Affiliates, successors and assigns (collectively, the “Releasing Parties”), irrevocably forever waives, releases, remises and discharges Parent, the Acquired Companies, their respective predecessors, successors and Affiliates and, in their capacities as such, the equityholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (the “Released Parties”) from any claim or Liability that such Releasing Party may currently have, or may have in the future, against any such Released Party arising prior to, on or after the Closing Date (so long as the events giving rise to such claim or Liability occurred on or prior to the Closing (or are a continuation or repetition of the same facts or events)): (i) relating to any alleged inaccuracy or miscalculations in, or otherwise relating to the preparation of, the Equityholder Allocation Schedule (including as updated pursuant to this Agreement) and the allocation of Merger Consideration set forth therein or payments made in accordance therewith, (ii) relating to the approval or consummation of the transactions contemplated hereby or any Transaction Documents or any other agreement contemplated herein or therein, including any alleged breach of any duty by any officer, manager, director or equityholder or other owner of ownership interests of any Acquired Company or (iii) arising under any of the Governing Documents of Seller or the Acquired Companies (collectively, the “Released Claims”), except that, notwithstanding the foregoing, the “Released Claims” shall not include, and nothing contained herein shall operate to release, (A) rights of Seller under this Agreement or any other rights that a Releasing Party may have under this Agreement or any Transaction Document, whether arising before or after the Effective Time, (B) any rights to or claims for indemnity by officers and directors of the Acquired Company in their capacity as such under the Governing Documents of the Acquired Companies or applicable contract for insurance or indemnification or under Section 10.06, (C) any claims that are not permitted to be released under Applicable Law, and (D) any claims first arising after the Closing under the Contracts not required to be terminated pursuant to Section 7.04. Seller (on behalf of the Releasing Parties) (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Action or Liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 7.09 and (ii) acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Closing Date, Seller (on behalf of the Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, Seller (on behalf of the Releasing Parties) hereby waives the application of any provision of law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Seller (on behalf of the Releasing Parties) hereby acknowledges and agrees that if Seller or any of the Releasing Parties should hereafter make any claim or demand or commence or threaten to commence any Action against any Released Party with respect to any Released Claim, this Section 7.09 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from Seller all costs incurred in connection with such Action, including reasonable attorneys’ fees.

Section 7.10. Data Room. Prior to the Closing, Seller shall deliver to Parent six copies of a USB, CD or DVD-ROM containing a complete copy of the online data room established for “Project Skyline” reflecting the contents of such data room as of the date that the USB, CD or DVD-ROM is delivered to Parent, and from and after the date of such delivery, Seller and the Companies will not, and will direct the other Acquired Companies and their respective Representatives not to, add any files to such data room without the prior written consent of Parent.

Section 7.11. Preparation of SEC Documents.

(a) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Article 13, Seller and each Company shall, and shall cause the other Acquired Companies and their respective Representatives to, use reasonable best efforts to provide Parent with all financial and other information regarding and readily available to such Person (or capable of production without undue burden) and otherwise provide assistance, in each case as reasonably required in connection with the filing of any Registration Statement. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Article 13, Seller shall use reasonable best efforts to facilitate Parent’s efforts with respect to obtaining any information or assistance from any Equityholder reasonably requested by Parent in connection with the filing of any Registration Statement.

(b) Seller and each Company shall use its respective reasonable best efforts to ensure that none of the information supplied by it expressly for use in connection with any Registration Statement will, at the time delivered to Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If Seller or a Company becomes aware that any information so delivered to Parent includes any such untrue statement or omission, Seller or a Company shall promptly correct such information in a subsequent writing to Parent.

Section 7.12. Shelf Registration Statement. [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 7.13. Insurance. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Business prior to the Closing, for which Seller or SWAT would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance in respect of any of the Acquired Companies, Seller, at the request of Parent, will and will cause SWAT to (a) use its reasonable best efforts to assert, or cause to be asserted, one or more claims under such policy of insurance covering such loss, liability or damage and pay all amounts received in respect of such claims to Parent, and otherwise reasonably cooperate with Parent to reasonably ensure that applicable claim reporting and other applicable policy requirements are met, (b) use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable policy and pay such benefit to Parent, net of (i) any deductibles, co-payments or other out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) actually and reasonably incurred by Seller or SWAT in seeking such insurance proceeds and (ii) any Taxes imposed on Seller or SWAT in respect of the receipt or accrual of such insurance proceeds, (c) furnish, or cause to be furnished, to Parent all records, information and testimony relating to such claim that are received or produced by Seller or any of its Subsidiaries, (d) consult with Parent prior to any negotiation of or proposal with respect to any claim settlement and (e) add the Acquired Companies as loss payees to such policies. After the Closing, Seller shall not, and shall cause SWAT not to, release, commute, buy-back or otherwise eliminate (whether in whole or in part) insurance coverage under any of such policy with respect to any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business or the Acquired Companies that, in each case, occur prior to the Closing.

Section 7.14. Restrictive Covenants.

(a) From the date hereof until the [***] anniversary of the Closing Date, each of Seller and its Subsidiaries shall not, and shall cause their Affiliates not to, directly or indirectly, recruit, solicit, hire or otherwise attempt to hire, employ or engage, any Service Provider of any Acquired Company (the “Restricted Employees”) or induce or attempt to induce any Restricted Employee to cease providing services to Parent (on and after the Closing Date), any Acquired Company or any of their respective Affiliates; provided, that the foregoing shall not be deemed to prohibit any generalized search for employees through media advertisements of general circulation (including through electronic media), employment search firms, open job fairs or otherwise (but, for the avoidance of doubt, shall prohibit hiring, employing or engaging any Restricted Employee who responds to any such generalized search); and provided, further, that this Section 7.14(a) shall not apply to any individual who has not been employed by Parent, any Acquired Company or any of their respective Affiliates for at least [***] months prior to such solicitation.

(b) From the date hereof until the [***] anniversary of the Closing Date, neither Seller nor any of its Subsidiaries shall, and each shall cause their controlled Affiliates not to, directly or indirectly, (i) invest in, own, manage or operate, any Competitive Business, (ii) become a director, officer, employee, member, manager, partner, principal, consultant, contractor, agent, representative, equityholder or lender of or to any Competitive Business, (iii) act as a consultant or contractor to any Competitive Business, or render any services or provide any advice to any Person that owns, manages or operates any Competitive Business, or (iv) induce or attempt to induce any customer, vendor or other business relationship of any Acquired Company to cease or reduce doing business with any Acquired Company or otherwise impair the business relationship of any Acquired Company.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

For purposes of this Agreement, “Competitive Business” means [***].

(c) From the date hereof, Seller shall not, and each shall cause its controlled Affiliates not to, directly or indirectly, make any disparaging statements or communications regarding any Acquired Company or any of their respective Affiliates.

(d) Notwithstanding the foregoing, this Section 7.14 shall not restrict, and shall not be deemed to have been breached as a result of, the passive ownership by Seller (together with its controlled Affiliates) of an aggregate of not more than [***] of any class of stock of a Person engaged, directly or indirectly, in a Competitive Business (without any other activity, engagement, services or disproportionate voting or consent rights), provided that such stock is listed on a national securities exchange.

(e) Seller acknowledges that Parent and Merger Subs would be unwilling to enter into the Merger Agreement and Transaction Documents, or consummate the transactions contemplated thereby, in the absence of Section 7.14(e), and that the covenants contained herein constitute a material inducement to Parent and Merger Subs to enter into, and consummate the transactions contemplated by (including payments of the amounts contemplated by), the Merger Agreement and the Transaction Documents. Without limiting the generality of the foregoing, Seller acknowledges and agrees that the restrictions contained in this Section 7.14 are reasonable and necessary to protect the legitimate interests of Parent and Merger Subs, and it is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 7.14 are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.14, and this Section 7.14 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the further intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by Applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. If Seller breaches any provision of Section 7.14, with respect to such breached provision, the periods set forth in Section 7.14(a), Section 7.14(b) or Section 7.14(c), as applicable, shall be tolled and shall not run for the length of such breach.

Section 7.15. [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE 8

TAX MATTERS

Section 8.01. Tax Matters.

(a) Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes incurred as a result of or in connection with the transactions contemplated under this Agreement shall be borne one-half by Seller, on the one hand, and one-half by Parent, on the other hand. The party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Return, and promptly provide the other party with a copy thereof. Parent and Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate in connection with such filing. [***].

(b) (i) Seller shall prepare or cause to be prepared (at its own expense) any Tax Return that is required to be filed by or with respect to any of the Acquired Companies on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Acquired Companies and this Agreement, unless otherwise required by Applicable Law. Seller shall (A) provide Parent with a copy of each such Tax Return at least 30 calendar days prior to the due date for filing such Tax Return (taking into account any extensions thereof) and (B) promptly deliver such additional information regarding such Tax Return as may be reasonably be requested by Parent. Seller shall reflect any comments on such Tax Returns as are reasonably requested by Parent no later than five days before the due date thereof (taking into account applicable extensions).

(ii) Notwithstanding anything in this Section 8.01(b) to the contrary, Seller shall deliver, or cause to be delivered, all Tax Returns relating to the transactions contemplated by this Agreement that are required to be filed on or prior to the Closing Date [***] to Parent for review and comment at least 30 calendar days prior to the due date for the filing of such Tax Returns and Seller shall not file such Tax Returns without the prior written approval of the Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) Parent and Seller and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit or other proceeding with respect to Taxes of any of the Acquired Companies. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) The Parties shall prepare all Tax Returns consistent with, and shall not take any Tax position inconsistent with, the provisions of this Section 8.01(d):

(i) In the case of a Straddle Tax Period, the portion of Taxes that are allocable to a Pre-Closing Tax Period will be: in the case of real property Taxes (and Taxes computed on a similar basis), the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period ending on and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Tax Period, and in the case of any other types of Taxes, the amount that would be payable if the relevant Straddle Tax Period ended on and included the Closing Date; provided, however, that exemptions, allowances or deductions with respect to any property owned by any Acquired Company that are calculated on an annual basis, such as the deduction for amortization and depreciation (other than with respect to property placed into service after the Closing) shall be allocated in a per diem basis.

(ii) Seller shall elect (or cause its relevant Affiliate to elect) pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable year of any Acquired Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code at the end of the Closing Date and at least five calendar days before filing, shall provide Parent with the form of such election that is reasonably satisfactory to Parent.

(iii) To the maximum extent permitted by applicable Law, all Transaction Deductions will be treated as properly allocable to the Post-Closing Tax Period beginning on the day after the Closing Date. The Company will make a timely election under Revenue Procedure 2011-29 to apply the seventy percent (70%) safe-harbor to any Closing Date Transaction Expenses that are a “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f).

(e) [Intentionally omitted.]

(f) Notwithstanding any other provision in the Agreement to the contrary, all Tax Sharing Agreements between any Acquired Company, on the one hand, and any Person (other than any Acquired Company), on the other hand, shall be terminated prior to the Closing Date and, after the Closing Date, none of the Acquired Companies will be bound thereby or have any liability thereunder.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(g) The Parties hereto shall cooperate in good faith after the date hereof to take all commercially reasonable efforts to determine the proper Tax treatment of the transactions contemplated by this Agreement. Subject to the foregoing, it is the intent of the Parties as of the date hereof to treat the First DE Merger and the Second DE Merger, taken together, and the First Bermuda Merger and the Second Bermuda Merger, taken together, in each case, as a “reorganization” within the meaning of Section 368(a) of the Code. In the event that the Parties agree following the date hereof that any of the transactions contemplated by this Agreement constitute such a “reorganization” , this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Section 1.368-3. Notwithstanding this provision, none of Parent or any Acquired Company shall have any Liability or obligation to Seller or any member thereof should either (i) the First DE Merger and the Second DE Merger, taken together, or (ii) the First Bermuda Merger and the Second Bermuda Merger, taken together, fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(i) [***].

ARTICLE 9

EMPLOYEE MATTERS

Section 9.01. Employee Matters.

(a) For a period of [***] Parent shall provide (or cause to be provided) to each Company Employee (other than the Key Employees) who is (i) employed by the Acquired Companies on the Closing Date and (ii) located in the United States (each, a “Continuing Employee ”): [***]. Nothing in this Section 9.01(a) is intended to limit Parent or any of its Affiliates (including the Acquired Companies) from taking or continuing to take reasonable actions on and after the Closing in response to ongoing COVID-19 related stresses on the business of Parent or any of its Affiliates (including the Acquired Companies), including reductions in force, furloughs, temporary layoffs, or reduced hours, pay or benefits.

(b) [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) [***].

(d) [***].

(e) With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) of Parent or any of its Subsidiaries in which any Continuing Employee becomes a participant following the Closing, such Continuing Employee shall receive full credit for such Continuing Employee’s service with Seller and its Affiliates (including the Acquired Companies) to the same extent that such service was recognized under an analogous Employee Plan in which such Continuing Employee participated as of immediately prior to the Effective Time for vesting (but not for purposes of any Parent RSUs or other equity incentive awards) and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(f) In the event that any Continuing Employee first becomes eligible to participate in a welfare benefit plan of Parent or any of its Subsidiaries after the Effective Time (each, a “Parent Welfare Plan”), Parent shall, or shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any such Parent Welfare Plan to the same extent as such conditions and waiting periods have been waived under the applicable Employee Plans and (ii) credit each Continuing Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any corresponding Employee Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing Date occurs under such Parent Welfare Plan, to the same extent credited under such corresponding Employee Plan immediately prior to the Closing.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(g) Prior to the Closing Date, to the extent reasonably requested by Parent, the Acquired Companies shall take any actions (including the adoption of resolutions) reasonably necessary to terminate, or cause to be terminated, any 401(k) plans of any of the Acquired Companies, effective no later than the Business Day immediately preceding, and subject to the occurrence of, the Closing.

(h) Seller shall not, without the prior written consent of Parent, transfer, assign or otherwise convey, or cause to be transferred, assigned or otherwise conveyed, any Employee Plans or other employee benefit plans, programs or policies sponsored, maintained or administered by Seller or any of its Affiliates (other than the Acquired Companies), including those plans, programs and policies set forth on Section 4.20(a) of the Seller Disclosure Schedule (each, a “Seller Employee Plan”), to any of the Acquired Companies. Prior to the Closing Date, Seller and Parent shall mutually cooperate to determine whether and to the extent that any Seller Employee Plans will be transferred to the Acquired Companies prior to the Closing and, if so mutually agreed by the parties to cause such a transfer, the terms of, and processes for, effectuating any such transfers.

(i) Without limiting the generality of Section 14.09, nothing in this Article 8, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Service Provider or any dependent or beneficiary thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any Employee Plan, any Parent RSU Plan or any Parent Welfare Plan or any other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Second DE Effective Time or the Second Bermuda Effective Time, as applicable, the Surviving Corporations or any of their Subsidiaries) to amend, modify or terminate any Employee Plan, Parent RSU Plan, Parent Welfare Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (following the Second DE Effective Time or the Second Bermuda Effective Time, as applicable, the Surviving Corporations or their Subsidiaries) to employ or engage any Service Provider or any Continuing Employee for any period following the Effective Time.

ARTICLE 10

ADDITIONAL COVENANTS

Section 10.01. Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Parent, each Merger Sub, Seller and the Acquired Companies will use commercially reasonable efforts to take, or cause to be taken (including, in the case of Seller and each Company, by causing the other Acquired Companies to take), all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

contemplated by this Agreement, including using commercially reasonable efforts to (i) determine whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement, (ii) supply as promptly as practicable additional information and documentary material that may reasonably be requested pursuant to the HSR Act, (iii) prepare and file as promptly as practicable with any Governmental Authority documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, or take any other required action and (iv) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither Parent nor any of its Affiliates shall be obligated to (and, without Parent’s prior written consent, no Acquired Company shall) (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (B) divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its or its Affiliates’ or any Acquired Company’s businesses, assets or properties, (C) litigate, challenge or take any action with respect to any Action by any Person, including any Governmental Authority or (D) agree to do any of the foregoing. Notwithstanding the foregoing, at the written request of Parent, Seller and each Company shall, and shall cause the other Acquired Companies to, agree to take any of the actions described in the previous sentence to the extent such action is conditioned upon the occurrence of the Closing. With respect to (and without expanding) the foregoing, each of Parent, each Merger Sub, Seller and each Company agree to execute and deliver, or cause to be executed and delivered (including, in the case of Seller and each Company, by causing the other Acquired Companies to execute and deliver), such other documents, certificates, agreements and other writings as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents. To the extent permitted by Applicable Law, each of Parent, each Merger Sub, Seller and each Company shall promptly notify the other parties hereto of any written notice or oral communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents, and shall provide a copy of any such written notice.

(b) In furtherance and not in limitation of the foregoing, as promptly after the date hereof as reasonably practicable, but in any event within ten Business Days, each of Parent and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby. To the extent permitted under Applicable Law, each of Parent and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in connection with such filing or submission, shall share a draft in advance to the extent practicable and consider in good faith the comments of the other with respect to any such filing or submission, and shall each permit the other to attend any

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

substantive meeting or telephone or video conference with any Governmental Authority with respect thereto unless prohibited by such Governmental Authority; provided that materials required to be provided pursuant to this Section 10.01(b) may be redacted (i) to remove references concerning the valuation of the Companies, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address attorney-client or other privilege concerns and may be restricted to outside counsel.

(c) Prior to the Closing, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof if such acquisition or agreement would reasonably be expected to delay satisfying the condition set forth in Section 11.01(a) prior to the End Date.

Section 10.02. Public Announcements; Confidentiality.

(a) The parties agree to consult with each other before issuing or making (and, prior to the Closing, Seller and each Company agrees to cause the other Acquired Companies to consult with Parent), and shall mutually agree upon the content and timing of, any press release, announcement to employees, customers or suppliers of the Acquired Companies or other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which is or is reasonably believed to be required by Applicable Law or any rules of, or listing agreement with, any national securities exchange (in which case, the party proposing to issue such press release or make such public announcement shall to the extent reasonably permissible under such Applicable Law, rules or listing agreement and reasonably practicable under the circumstances consult in good faith with the other party before issuing any such press release or making any such public announcement), or except to the extent consistent with any prior press release, announcement or public statement previously made in compliance with the terms of this Agreement, will not issue any such press release or make any such public statement prior to such consultation and agreement.

(b) The terms of the Confidentiality Agreement shall continue in full force and effect up to the Effective Time in accordance with its terms (and any information shared under Section 7.02 shall be subject to the Confidentiality Agreement) and are incorporated by reference herein. Except as otherwise expressly permitted by this Agreement, required by Applicable Law or any listing agreement with any national securities exchange, each party hereto shall maintain the confidentiality of the terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby in accordance with the terms and conditions of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, (i) Parent may provide the PIPE Investors and potential investors with a copy of this Agreement and with general information on a confidential basis regarding the subject matter of this Agreement (and with copies of this Agreement), the other agreements contemplated hereby and the transactions contemplated hereby and thereby and (ii) Parent shall be permitted to disclose the terms of this Agreement in connection with any public filing relating to an IPO or SPAC.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) Seller acknowledges that the success of the Acquired Companies after the Effective Time depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Acquired Companies (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and proprietary materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible), but, for the avoidance of doubt, excluding any information exclusively related to the STING Wrong Pocket Assets (collectively, the “Confidential Information”) accessed or possessed by Seller and its Affiliates and that the preservation of the confidentiality of such information by the Acquired Companies (before the Effective Time), the Equityholders, Seller and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement. Seller shall hold, and shall cause its Subsidiaries and Representatives to hold, in confidence and not disclose to any other Person or use (other than for the purposes of monitoring or enforcing the rights of Seller or the Equityholders under this Agreement and the agreements ancillary hereto), any Confidential Information. Parent acknowledges that the confidentiality obligations set forth herein shall not extend to (i) information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 10.02 or disclosure by any Equityholder, (ii) any information lawfully in the possession of any Third Party Acquiror free and clear of any obligation of confidence prior to a Seller Change of Control Transaction, other than as a result of disclosure by or on behalf of Seller or any Equityholder, (iii) any information that is independently developed or discovered by any Third Party Acquiror without reference to or knowledge of any non-public, confidential or proprietary information of the Acquired Companies, or (iv) is rightfully communicated to any Third Party Acquiror by another third party (other than Seller or any Equityholder), and free and clear of any obligation of confidence and not acquired in any manner directly or indirectly from Seller or any Equityholder. Notwithstanding the foregoing, any such Person may disclose Confidential Information (i) as and to the extent required by Applicable Law, so long as the disclosing party

(A) provides prior written notice thereof to the party whose information will be disclosed and (B) uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential, and (ii) to any Affiliate, partner, member or wholly-owned subsidiary of such Equityholder and their respective officers, directors and relevant employees in the ordinary course of business, subject to confidentiality obligations, on a need-to-know basis solely for the purpose of monitoring the return on its investment in the Acquired Companies. Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, Seller shall be entitled, without being in breach of this Agreement, to provide copies of this Agreement (together with all Exhibits hereto, but excluding the Schedules hereto) to its Equityholders. Any information included in the STING Wrong Pocket Assets shall be the confidential information of Seller and shall be maintained in confidence by Parent and its Affiliates and shall not be disclosed to a third party or used for any purpose, except as expressly permitted under this Agreement, without the prior written consent of Seller; provided that the exceptions set forth in the third sentence of this Section 10.02(c) shall apply to the disclosure and use of such information by Parent and its Affiliates, mutatis mutandis.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 10.03. Third-Party Notices and Consents. Promptly following the date hereof, Seller and each Company shall and shall cause the other Acquired Companies to cooperate with Parent and each Merger Sub in determining whether any actions are required to be taken or any consents, approvals or waivers are required to be obtained from third parties (including under any Contracts) in connection with the consummation of the transactions contemplated by this Agreement. Upon Parent’s request, Seller and each Company shall and shall cause the other Acquired Companies to, use commercially reasonable efforts (including by cooperating with Parent and its Affiliates and Representatives) in connection with the giving of notices of the transactions contemplated by this Agreement to any third parties, including pursuant to any Contracts to which any of the Acquired Companies is a party. Prior to the Effective Time, Seller and each Company shall use their commercially reasonable efforts (and shall cause the other Acquired Companies to use their respective commercially reasonable efforts) to obtain any third-party consents, waivers or novations (including under any Contracts); provided that in connection with obtaining any such third-party consent, waiver or novation, no Acquired Company will be required to (and, without the written consent of Parent, no Acquired Company shall) make or agree to make more than a de minimis payment (which shall be treated as a Transaction Expense), grant any accommodations or accept any amendment, conditions or obligations.

Section 10.04. Notices of Certain Events. Each party hereto shall promptly notify the other party in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 11.01 not to be satisfied. Seller shall promptly notify Parent in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 11.02 not to be satisfied. Each of Parent and each Merger Sub shall promptly notify Seller in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 11.03 not to be satisfied. Seller shall promptly notify Parent of any notice or other communication from any Person asserting that such Person’s consent is required, or that such Person is entitled to compensation or consideration from any of Parent, any Merger Sub, any Acquired Company or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any notice, letter or other communication received from a Governmental Authority. The delivery of any notice pursuant to this Section 10.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 10.05. Books and Records. Following the Closing, upon reasonable advance notice, Parent shall, and shall cause its Affiliates to, give Seller reasonable access, during normal business hours and without undue interruption of Parent’s or such Affiliate’s business, to all books and records of the Acquired Companies in the possession of Parent or its Affiliates for periods prior to the Closing at reasonable times, and Seller shall have the right, at its own expense, to make copies of any such books and records, but in the case of each of clauses (i) and (ii) solely to the extent (A) reasonably required by an Equityholder in connection with any Tax audit or other action by a Governmental Authority with respect to such Equityholder’s indirect ownership of Acquired Company Securities, (B) necessary to comply with Applicable Law or (C) related to the defense of a claim made by a third Person (other than Parent or its Affiliates).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Parent, the Surviving Corporations or any of their respective Affiliates, or (ii) if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement or any Applicable Law; provided that, in the case of this clause (ii), Parent, Merger Subs, Seller and the Equityholders shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege, breach of such agreement or violation of such Applicable Law.

Section 10.06. Indemnification; D&O Insurance.

(a) All rights to indemnification by the Acquired Companies existing in favor of the D&O Indemnified Parties for their acts and omissions occurring prior to the Closing, as provided in the Governing Documents of such Acquired Company, in each case, as in effect on the date of this Agreement, shall survive the Closing and shall be observed by the Surviving Corporations (following the Closing) to the fullest extent available under Applicable Law for a period of [***] from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 10.06(a) until disposition of such claim.

(b) At or prior to the Closing Date, the Companies shall purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (the “D&O Tail”), which policy or policies shall cover those persons who are currently covered by any Acquired Company’s directors’ and officers’ liability insurance policy or policies on terms with respect to coverage and amount that are no less favorable than those of such policy or policies (and other terms reasonably satisfactory to Parent) for an aggregate period of not less than [***] with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the transactions contemplated by this Agreement. The obligations of Parent, the Surviving Corporations and their respective Subsidiaries and Affiliates with respect to any right of indemnification, advancement, reimbursement or contribution, whether under Applicable Law, Contract, Governing Documents or otherwise, of or to any Person who is now, has been at any time prior to the date hereof or becomes prior to or after the Closing an officer, director or employee of the Acquired Companies (each, a “D&O Indemnified Party”), against any and all Damages or Liabilities based in whole or in part on, or arising in whole or in part out of, the fact that such Person is or was an officer, director or employee of an Acquired Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) may be satisfied in full by making the proceeds, if any, under the D&O Tail available to Seller for the benefit of the D&O Indemnified Parties.

(c) In the event the Surviving Corporations or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Surviving Corporation, as applicable, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 10.06.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) The terms and provisions of this Section 10.06 are intended to be enforceable by any of the D&O Indemnified Parties and their respective heirs and Representatives, each of whom is an intended third-party beneficiary of this Section 10.06. This Section 10.06 may not be amended, altered or repealed after the Closing in such manner as to adversely affect the rights of any D&O Indemnified Party or any of their successors, assigns or heirs without the prior written consent of the affected D&O Indemnified Party.

Section 10.07. Wrong Pockets Assets.

(a) Upon becoming aware of any assets, property, Contracts or other rights (including real property, personal property or intellectual property) (i) held by Seller or any of its Affiliates (other than the Companies or any of their Subsidiaries) that would be Parent Wrong Pockets Assets if held by Seller or any of its Affiliates (other than the Companies or any of their Subsidiaries) after the Closing or (ii) held by the Companies or any of their Subsidiaries that would be STING Wrong Pockets Assets if held by the Companies or any of their Subsidiaries after the Closing, Seller shall promptly notify Parent in writing thereof.

(b) Immediately prior to the Closing, each of Seller and SWAT shall cause (i) any assets, property, Contracts or rights that would be Parent Wrong Pocket Assets if held by Seller or its Affiliates (other than the Acquired Companies) after the Closing to be transferred to Insite, and (ii) any assets, property, Contracts or rights that would be STING Wrong Pocket Assets if held by the Companies or any of their Subsidiaries after the Closing to be transferred to SWAT, in each case in accordance with their terms and pursuant to instruments of conveyance in form and substance reasonably acceptable to Parent. Immediately prior to the Closing, Seller, SWAT or one or more of its Subsidiaries (other than the Acquired Companies) shall assume, pay, settle, discharge or perform all Liabilities existing as of the Closing and to the extent relating to or arising out of SWAT or the STING Program (including any regulatory Actions relating thereto, Liabilities to third parties arising out of the Insite Services Agreement, Liabilities relating to the STING Wrong Pockets Assets and any other Liabilities relating to the STING Agonist or other related agonists) (the “Excluded Seller Liabilities”).

(c) If there exists any Parent Wrong Pockets Assets as of immediately following the Effective Time, Seller shall give notice of such to Parent within 30 days of becoming so aware. If Parent receives such a notice or otherwise becomes aware of any such Parent Wrong Pockets Assets and requires such Parent Wrong Pockets Assets to be transferred to Parent or its Affiliates, Parent may give written notice to Seller. If such notice is given, Seller and/or SWAT shall, as soon as practicable and at their own cost, transfer or procure the transfer of such Parent Wrong Pockets Assets to Parent or its designee at no additional cost to Parent. The provisions of this Section 10.07(c) shall not limit or otherwise prejudice any other rights or remedies of Parent under this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) If there exists any Contract that relates to both the STING Program, on the one hand, and the operations of the Seller and its Subsidiaries other than the STING Program, on the other hand, each of Parent, Seller and SWAT shall reasonably cooperate to develop and implement arrangements to pass along to Seller and SWAT the benefit and the Liabilities of the portion of any such Contract related to the STING Program; provided that in no event shall Parent or any of its Affiliates (including the Acquired Companies) be obligated to pay any money to any Person or to offer or grant other financial or other accommodations or concessions to any Person or otherwise incur any Liability or agree to bear any burden in connection with compliance with this Section 10.07(d). The obligations set forth in this Section 10.07(d) will terminate on the earlier of the date that is [***] months after the Closing and the applicable expiration date of each such Contract.

(e) In the event that Seller, SWAT or any of their respective Subsidiaries (other than the Acquired Companies) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each such case, Seller and SWAT shall, and ensure that the successors and assigns of the applicable Person(s), as applicable, assume the obligations set forth in this Section 10.07. Any such transaction structured as a sale of STING Wrong Pocket Assets shall expressly exclude, and in no event shall Seller or any of its Subsidiaries (other than the Acquired Companies) sell, any Parent Wrong Pocket Assets by way of an asset transfer or similar transaction.

Section 10.08. R&W Insurance Policy. The R&W Insurance Policy shall at all times provide that: (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates except against Seller or any of its Affiliates or any Equityholder solely in the case of that Person’s Fraud and (b) Seller is a third party beneficiary of such waiver. Parent shall not amend, modify or otherwise change, terminate or waive any subrogation, or any other provision, of the R&W Insurance Policy in any matter that would be adverse in any material respect to Seller or the Equityholders, without the prior written consent of Seller.

Section 10.09. Seller Cash. From and after the date hereof and through the PRC Tax Payment Date, Seller shall retain an amount of cash sufficient to pay any payments in respect of PRC Tax reasonably expected to be required to be paid to Governmental Authorities of PRC pursuant to Section 8.01(h) (and in any event no less than [***], and Seller shall not declare, set aside or pay any dividend or other distribution that would cause Seller to be in violation of this Section 10.09.

ARTICLE 11

CONDITIONS TO CLOSING

Section 11.01. Conditions to Obligations of Parent, Merger Subs, Seller and the Companies. The obligations of Parent, Merger Subs, Seller and the Companies to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by (i) Parent, on behalf of Parent and Merger Subs, and (ii) Seller, on behalf of Seller and each Company):

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b) No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby (a “Legal Restraint”).

(c) The parties shall have received permission of the Bermuda Monetary Authority in respect of the Bermuda Merger for the purposes of the Exchange Control Act 1972 of Bermuda and the related regulations made thereunder.

Section 11.02. Conditions to Obligation of Parent and Merger Subs. The obligations of Parent and each Merger Sub to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent, on behalf of itself and Merger Subs) of the following further conditions:

(a) Seller and each Company shall have performed in all material respects all of their covenants and obligations hereunder required to be performed by it prior to the Closing (including, for the avoidance of doubt, Section 10.07).

(b) (i) The representations and warranties of Seller and the Companies contained in Sections 4.05 and 4.07(a) and the representations and warranties of Seller contained in Section 5.05 shall be true and correct in all respects except for de minimis inaccuracies at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time); (ii) the other Fundamental Representations of Seller and the Companies shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time); and (iii) the other representations and warranties of Seller and the Companies contained in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), in the case of this clause (iii), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect or a Seller Material Adverse Effect; provided that, for purposes of this Section 11.02(b), all materiality, Company Material Adverse Effect, Seller Material Adverse Effect and similar qualifications contained in the representations and warranties shall be disregarded.

(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) Parent and Merger Subs shall have received a certificate duly executed by the chief executive officer of the Company certifying as to the satisfaction of the conditions set forth in Sections 11.02(a), 11.02(b) and 11.02(c).

(e) Any approval under the HSR Act shall not be conditioned on Parent or any of its Affiliates taking any action not required to be taken under Section 7.01.

(f) Seller shall have complied with Section 7.05, Section 7.06 and Section 7.10.

(g) Parent shall have received (i) Support Agreements duly executed by (A) the Company and Equityholders holding at least [***]% of the outstanding voting interest of Seller and (B) the Key Employees, (ii) the Seller Written Consent duly executed by Seller and (iii) the Equityholder Written Consent, duly executed by the required number of Equityholders in accordance with Seller’s Governing Documents, and each shall be in full force and effect.

(h) Seller shall have complied with Section 10.07(b) with respect to the matters identified in clause (i) of the definition of “STING Wrong Pocket Assets”.

(i) The Key Employee Agreements shall be in full force and effect and shall not have been amended without Parent’s prior written consent, and each of the Key Employees shall be an active, full-time employee of the Acquired Companies as of immediately prior to the Closing and shall not have previously indicated an intent to terminate such employment following the Closing.

(j) At least [***]% of each of (i) the Group 1 Employees, (ii) the R&D Employees and (iii) the Platform Employees shall be employed on an active, full-time basis by the Acquired Companies as of immediately prior to the Closing and shall not have previously indicated an intent to terminate such employment following the Closing (determined on a category-by-category basis).

(k) Upon Closing, no more than [***] of the Closing Consideration and the Second Tranche Consideration, in the aggregate, would reasonably be expected to be required to be paid by Parent in cash as a result of Equityholders being Non-Qualified Investors.

(l) Parent shall have received from Seller an IRS Form W-9.

(m) Parent shall have received from Seller a good standing certificate of the Company, dated no more than [***] prior to the Closing Date.

Section 11.03. Conditions to Obligation of Seller and the Companies. The obligation of Seller and the Companies to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Seller, on behalf of itself and the Companies) of the following further conditions:

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(a) Each of Parent and each Merger Sub shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) (i) The Fundamental Representations of Parent and Merger Subs contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time) and (ii) the other representations and warranties of Parent and Merger Subs contained in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), in the case of this clause (ii), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect; provided that, for purposes of this Section 11.03(b), all materiality, Parent Material Adverse Effect and similar qualifications contained in the representations and warranties shall be disregarded.

(c) The Company shall have received a certificate signed by an officer of Parent certifying as to Parent’s and Merger Subs’ satisfaction of the conditions set forth in Sections 11.03(a) and 11.03(b).

(d) Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01. Survival. Except as expressly set forth in this Section 12.01 or in the case of Fraud, the representations and warranties of the parties hereto contained in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose. Notwithstanding the foregoing, the Fundamental Representations shall survive the Closing until [***]. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing [***] provided that any covenant or agreement made or to be performed pursuant to this Agreement that is intended to be performed prior to the Effective Time shall survive the Closing for a period of [***]. Any claims for Fraud hereunder shall survive the Closing until [***]. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if requisite written notice pursuant to Article 12 of the breach thereof giving rise to such right of indemnity shall have been given to Parent (if the indemnity is sought against Parent or any Merger Sub) or Seller (if the indemnity is sought against Seller or the Equityholders), as applicable, prior to such time. For the avoidance of doubt, it is the intention

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and the Indemnified Parties hereby waive any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.

Section 12.02. Indemnification.

(a) Subject to the limitations set forth in this Article 12, effective at and after the Effective Time, Seller (prior to the time of any Equityholder Distribution as set forth in Section 2.13 and, for purposes of Seller’s indemnification obligations pursuant to clauses (ii) (with respect to any covenant of Seller to be performed after the Closing), (ix) and (x) of this Section 12.02(a), after the time of any Equityholder Distribution) , and the Equityholders (following the time of any Equityholder Distribution as set forth in Section 2.13) (and among the Equityholders, severally and not jointly, in accordance with the pro rata portion of the Equityholder Distributions received by such Equityholder (for which purpose the Second Tranche Consideration will be deemed to have been received) at the time any claim for indemnification hereunder is paid), hereby indemnify Parent, each Merger Sub, each Acquired Company (including, for clarity, the Surviving Corporations) and each of their respective officers, directors, employees, Affiliates and agents and each of their respective successors and permitted assigns (collectively, the “Parent Indemnified Parties ”) against and agrees to hold each of them harmless from any and all damage, loss, fines, penalties, forfeitures, fees, costs and expense (including reasonable out-of-pocket expenses of investigation and reasonable out-of-pocket attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties hereto, but excluding punitive damages of any kind; provided that punitive damages shall be included to the extent such damages are payable by an Indemnified Party to a third party in connection with a Third-Party Claim) (“Damages”), incurred or suffered by any Parent Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller or the Companies in this Agreement that survive the Closing (determined without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect, Seller Material Adverse Effect or similar qualification or standard); (ii) any breach of any covenant or agreement made or to be performed by any Acquired Company (at or prior to the Effective Time) or Seller pursuant to this Agreement; (iii) any Unpaid Transaction Expenses (to the extent not included in Final Unpaid Transaction Expenses, and only to the extent an indemnification claim for such is made within [***] (iv) any Closing Indebtedness (to the extent not included in Final Closing Indebtedness, and only to the extent an indemnification claim for such is made within [***] (v) any Covered Taxes; provided that, to the extent any amounts described in clauses (i), (ii) and (iii) of the definition of “Transaction Deductions” are economically borne by Seller but allocated to a Post-Closing Tax Period pursuant to Section 8.01(d)(iii), notwithstanding anything herein to the contrary, any indemnification payments in respect of Covered Taxes shall be determined by allocating, without duplication, the Transaction Deductions in respect of such amounts economically borne by Seller to the Pre-Closing Tax Period; (vi) any inaccuracy in, or claims from any Equityholder related to or arising out of, the Equityholder Allocation Schedule (including any update thereto), including

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

to the extent any Equityholder is entitled to receive any amounts (in its capacity as an Equityholder) in excess of the amounts (as applicable) indicated on the Equityholder Allocation Schedule, or the allocation of Merger Consideration set forth herein or therein or payments and distributions made by Seller in accordance herewith or therewith; (vii) any demand for appraisal or assertion of dissenter’s rights by any Equityholder or other direct or indirect owner of ownership interests of any Acquired Company in connection with the DE Merger or the Bermuda Merger; (viii) any Action by or on behalf of any current or former equityholder or other direct or indirect owner of any ownership interest in Seller or any Acquired Company (or any of their respective Affiliates, successors or assigns), including any alleged breach of any fiduciary or other duty by any officer, manager, director, Equityholder or other direct or indirect owner of ownership interests of any Acquired Company or any other claim relating to the Governing Documents of, or any actions or omissions by, Seller, in each case in connection with this Agreement or the transactions contemplated hereby; (ix) Parent Wrong Pockets Assets; (x) Excluded Seller Liabilities; (xi) the matters set forth on Section 12.02 of the Seller Disclosure Schedule; or (xii) Fraud.

(b) SWAT hereby guarantees the indemnification obligations of Seller pursuant to Sections 12.02(a)(ix) and (x).

(c) Subject to the limitations set forth in this Article 12, effective at and after the Effective Time, Parent hereby indemnifies Seller, the Equityholders and each of their respective officers, directors, employees, Affiliates (other than the Acquired Companies) and agents and each of their respective successors and permitted assigns (collectively, the “Equityholder Indemnified Parties ”) against and agrees to hold each of them harmless from any and all Damages, incurred or suffered by such Equityholder Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Parent or any Merger Sub in this Agreement that survive the Closing (determined without regard to any qualification or exception contained therein relating to materiality, Parent Material Adverse Effect or similar qualification or standard); and (ii) any breach of any covenant or agreement made or to be performed by any Acquired Company (after the Effective Time), Parent or any Merger Sub pursuant to this Agreement.

(d) Notwithstanding anything to the contrary contained herein, the Parent Indemnified Parties shall, subject to the limitations set forth in this Article 12 and Article 3, be entitled to recover from the Milestone Payments any Damages that are indemnifiable pursuant to Section 12.02(a).

Section 12.03. Limitations. Notwithstanding any other provision of this Agreement to the contrary:

(a) Subject to Section 12.03(b), the sole and exclusive sources of recovery in respect of any indemnification claim made by a Parent Indemnified Party pursuant to Section 12.02(a) shall (subject to Section 12.06(b)) be (i) the R&W Insurance Policy, (ii) the Indemnity Holdback Shares, (iii) Milestone Set-Off and (iv) solely with respect to any indemnification claim made pursuant to Section 12.02(a)(ii) (with respect to any covenant of Seller to be performed after the Closing), Section 12.02(a)(ix) or Section 12.02(a)(x), Seller and SWAT.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b) If and only to the extent that an Equityholder has any liability with respect to Fraud committed by such Equityholder, such Equityholder shall satisfy such liability, at such Equityholder’s sole discretion, [***].

Section 12.04. Third-Party Claim Procedures.

(a) The party seeking indemnification under Section 12.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (which notice in the case of the Equityholders shall be given to or by Seller or the Equityholders Representative) (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (“Claim”) in respect of which indemnity may be sought under Section 12.02. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Any Third-Party Claim notice shall be accompanied by copies of any material documentation submitted by the third party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount (if known) of the claimed Damages. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party (which may be Seller or the Equityholders Representative in the case of an indemnification claim pursuant to Section 12.02(a)) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 12.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c) If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 12.04, the Indemnifying Party shall give written notice to the Indemnified Party within [***] after the Indemnified Party has given written notice to the Indemnifying Party (which notice in the case of the Equityholders shall be given to or by Seller or the Equityholders Representative) of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (ii) the Indemnifying

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Party timely provides the Indemnified Party with (A) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder and (B) a statement that, based on the facts set forth in the notice required by this Section 12.04, the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim (subject to the limitations of this Article 12), (iii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action, (iv) the Indemnifying Party is vigorously defending or prosecuting the Third-Party Claim and (v) it is reasonably likely that the Indemnifying Party (as opposed to the Indemnified Party) will bear a greater portion of the Damages with respect to such Third-Party Claim (after taking into account the other limitations set forth in this Article 12 and any other pending or resolved claims for indemnification).

(d) If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim and the Indemnifying Party has the financial ability to pay the full amount of such Damages, (ii) does not impose injunctive or equitable relief or require an admission of liability or wrongdoing on behalf of the Indemnified Party or any of its Affiliates and (iii) contains a full and unconditional release of the Indemnified Party and its Affiliates from all Damages and obligations with respect to such Third-Party Claim.

(e) If the Indemnifying Party does not timely deliver the notice contemplated by Section 12.04(a), or if such notice is given on a timely basis but any of the other conditions in this Section 12.04 are unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim. Notwithstanding anything in this Section 12.04 to the contrary, whether or not the Indemnifying Party controls the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Article 12.

(f) In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate outside counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 12.04(a) shall be borne by the Indemnified Party; provided that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable fees and expenses of such separate outside counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying party ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 12.04, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict waiver or other waiver from the Indemnified Party with respect to such matter) or (iii) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(g) Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. The party controlling the defense of any Third-Party Claim shall keep the non-controlling party reasonably informed and apprised of the status of, and all material developments regarding, such Third-Party Claim.

(h) The existence of any Third-Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

Section 12.05. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party (which notice in the case of the Equityholders shall be given to or by Seller or the Equityholders Representative). Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party, including the nature of the claim and the amount of Damages claimed (to the extent known or estimated, which amount shall not be conclusive evidence of the final amount of such direct claim, along with copies of any material relevant documents). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party (which notice in the case of the Equityholders shall be given to or by Seller or the Equityholders Representative) has timely, and in any event within [***] following receipt of such notice, disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 14.07.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 12.06. Calculation of Damages.

(a) The amount of any Damages payable under Section 12.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles, and applicable premium adjustments). Subject to Section 12.06(b), no Parent Indemnified Party shall be required to seek recovery under any insurance policy. The Parent Indemnified Parties shall reasonably promptly refund any amount it actually receives (net of any costs or expenses incurred in the collection thereof) from insurance, including any amount recovered by Parent under the R&W Insurance Policy, to the extent it or Parent actually receives such amount after payment by an Indemnifying Party.

(b) For so long as the remaining limit of liability under the R&W Insurance Policy (taking into account pending claims) is [***] prior to seeking recovery under Section 12.02(a)(i) or Section 12.02(a)(v) in respect of any Milestone Set-Off or Indemnity Holdback Shares, Parent shall first use commercially reasonable efforts to seek recovery under the R&W Insurance Policy (but only to the extent the underlying claim is covered thereby) and the insurer under the R&W Insurance Policy shall have provided Parent a final written notice that the claim will not be paid; provided, however no Parent Indemnified Party will be required to commence any litigation or action against the insurer under the R&W Insurance Policy. For the avoidance of doubt, subject to the foregoing order of recovery, Parent shall be entitled to make a claim under both the R&W Insurance Policy and Section 12.02(a)(i) and/or Section 12.02(a)(v), and any such claim made under Section 12.02(a)(i) and/or Section 12.02(a)(v) shall be deemed to be pending for purposes of Section 12.10. In the event of a claim under both the R&W Insurance Policy and Section 12.02(a), the claims procedures under the R&W Insurance Policy (including with respect to the control of any such claim) shall control.

(c) The Indemnifying Party shall not be liable under Section 12.02 (i) for any Damages relating to any matter to the extent that the Indemnified Party has recovered such Damages pursuant to Section 2.09 and/or (ii) to the extent such matter was otherwise included in any Final Amount that was a deduction for purposes of calculating the Final Adjustment Amount.

(d) No Indemnified Party shall be entitled to any duplicative recovery for any Damages, and any Damages for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

(e) Seller and each Equityholder hereby agrees that (i) the availability of indemnification of the Parent Indemnified Parties under this Article 12 shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that Seller or such Equityholder may have from any Acquired Company (whether such rights may arise from or pursuant to Applicable Law, Contract, the Governing Documents of any Acquired Company or otherwise), and (ii) neither Seller nor such Equityholder shall be entitled to any indemnification, advancement, contribution or reimbursement from Parent or any Acquired Company or any of their respective Affiliates for amounts for which such Person is (or would be) responsible to indemnify any Parent Indemnified Party under this Article 12 (determined without regard to any thresholds, deductibles, caps, survival periods or other limitations).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(f) Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to make a claim for indemnification for, and none of the Final Amounts shall include, any of the following: (i) Taxes of the Acquired Companies relating to a Pre-Closing Tax Period that arise because of an election, if any, made pursuant to Section 336 or 338 of the Code (or any similar provision of any Tax Law) with respect to the Mergers; (ii) Taxes resulting from any action outside the ordinary course of business taken by the Acquired Companies on the Closing Date after the Closing; (iii) Transfer Taxes borne by Parent pursuant to Section 8.01(a) or (iv) Taxes with respect to any Tax period (or portion thereof) beginning after the Closing Date (other than Taxes resulting from breach of Section 4.10(d), Section 4.10(f), or Section 4.10(o)).

Section 12.07. Characterization of Indemnification Payments. To the extent permitted by Applicable Law, any amount paid pursuant to this Article 12 shall be treated for Tax purposes as adjustments to the Merger Consideration.

Section 12.08. Exclusivity of Remedy. Subject to Section 14.12, and without limiting any party’s rights (i) under any other Transaction Document or any other agreement entered into in connection with this Agreement or (ii) with respect to claims for Fraud against the Person that committed the Fraud, the parties hereto acknowledge and agree that, from and after the Effective Time, the indemnification provisions in this Article 12 shall be the sole and exclusive monetary remedy of any party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement.

Section 12.09. Mitigation. Parent, the Surviving Corporations, the Equityholders, and Seller shall cooperate with each other with respect to resolving any claim for Damages with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim for Damages as required by Applicable Law; provided, however, that no party shall be required to make such efforts if they would be detrimental in any material respect to such party.

Section 12.10. Indemnity Holdback Shares.

(a) [***].

(b) [***].

(c) [***].

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 12.11. No Implied Representations.

(a) Parent and Merger Subs acknowledge and agree (for itself and on behalf of their Affiliates) that (i) the representations and warranties of Seller and the Companies expressly set forth in Article 4 and Article 5 or in any Transaction Document constitute the sole and exclusive representations and warranties of Seller and the Companies or any of their respective businesses, prospects or operations or otherwise in connection with this Agreement, (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of Seller and the Companies in connection with the transactions contemplated hereby or in connection with presentations by Seller’s and the Companies’ management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is covered by any express representation or warranty set forth in this Agreement or in any Transaction Document, and (iii) except for the subject matter covered in Article 4 and Article 5 or the representations and warranties in any Transaction Document, neither Seller, the Companies nor any current or former shareholder (other than Seller as a shareholder of the Companies), director, officer, employee, Affiliate or other Representative of the Seller or the Companies has made and is not making, and neither Parent nor Merger Subs are relying upon, any representations or warranties whatsoever regarding Seller or the Acquired Companies or the subject matter of this Agreement or any Transaction Document, express or implied.

(b) Seller and the Companies acknowledge and agree (for itself and on behalf of their Affiliates) that (i) the representations and warranties of Parent and Merger Subs expressly set forth in Article 6 or in any Transaction Document constitute the sole and exclusive representations and warranties of Parent and Merger Subs or any of their respective businesses, prospects or operations or otherwise in connection with this Agreement, (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Seller or the Companies or any of their Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of Parent in connection with the transactions contemplated hereby or in connection with presentations by Parent’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the covered by any express representation or warranty set forth in this Agreement or in any Transaction Document, and (iii) except for the subject matter covered in Article 6 or the representations and warranties in any Transaction Document, neither Parent, Merger Subs nor any current or former shareholder (other than Parent as a shareholder of Merger Subs), director, officer, employee, Affiliate or other Representative of the Parent or Merger Subs has made and is not making, and neither Seller nor the Companies are relying upon, any representations or warranties whatsoever regarding Parent or Merger Subs or the subject matter of this Agreement or any Transaction Document, express or implied.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE 13

TERMINATION

Section 13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Parent;

(b) by Seller or Parent if the Closing shall not have been consummated on or before May 31, 2021 (such date, the “End Date ”); provided that the right to terminate this Agreement pursuant to this Section 13.01(b) shall not be available to Parent if Parent’s or any Merger Sub’s, or to Seller if Seller’s or any Company’s, breach of any provision of this Agreement results in the failure of the Closing to occur by such date;

(c) by either Seller or Parent if there shall be any nonappealable Legal Restraint that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, however that a party shall not be permitted to terminate this Agreement pursuant to this Section 13.01(c) if (i) such party is in breach of this Agreement with respect to efforts to have such Legal Restraint becoming nonappealable or (ii) such party’s failure to fulfill any obligations under this Agreement shall have been the proximate cause of the occurrence of such Legal Restraint;

(d) by Seller if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by Parent or Merger Subs that would cause the conditions set forth in Section 11.03(a) or Section 11.03(b) not to be satisfied, and either (i) if curable, not cured within 30 days after receipt of written notice from Parent, or (ii) such condition is incapable of being satisfied by the End Date; and

(e) by Parent if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by Seller or any Company that would cause any of the conditions set forth in Section 11.02(a), Section 11.02(b) or Section 11.02(c) not to be satisfied, and either (i) if curable, not cured within [***] days after receipt of written notice from Seller, or (ii) such condition is incapable of being satisfied by the End Date;

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(f) by Parent if there is a Company Material Adverse Effect after the date hereof.

The party desiring to terminate this Agreement pursuant to Section 13.01(b), Section 13.01(c), Section 13.01(d), Section 13.01(e) or Section 13.01(f) shall give notice of such termination to the other party.

Section 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the intentional and material breach by any party hereto, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such intentional and material breach. The provisions of this Section 13.02 and Article 14 (other than Section 14.12) shall survive any termination hereof pursuant to Section 13.01.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended; (ii) delivered by “e-mail” with receipt confirmed; or (iii) if delivered by certified mail, registered mail or courier service, return-receipt received, to the party at the address set forth below, if to Parent, Merger Subs or the Surviving Corporations, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor,

11-12 St. James’s Square,

London SW1Y 4LB,

United Kingdom

Attention: Marianne Romeo

Email: Marianne.romeo@roivant.com

with a copy to:

Roivant Sciences, Inc.

151 West 42nd Street, 15th Floor

New York, New York 10036

Attention: General Counsel

E-mail: legalnotices@roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Brian Wolfe

E-mail: brian.wolfe@davispolk.com

if to Seller or, prior to the Closing, to the Companies, to:

415 D St, Ste 205

Boston, MA

Attention: Lanny Sun

E-mail: l.sun@silicontx.com

with copies to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Rama Padmanabhan; Patrick Loofbourrow

E-mail: rama@cooley.com; loof@cooley.com

or, in each case, to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 4:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 14.02. Amendments and Waivers.

(a) No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Parent, the Companies (or the Surviving Corporations following the Closing) and Seller. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 14.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (i) the representations and warranties of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on the face of such disclosure.

Section 14.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 14.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of Parent (in the case of the Companies and Seller prior to the Closing and the Equityholders Representative following the Closing) and Seller (in the case of Parent or Merger Subs prior to the Closing) or the Equityholders Representative (in the case of Parent or Merger Subs after the Closing); provided, however, that Parent and Merger Subs, or, after the Effective Time, the Surviving Corporations, as the case may be, may, subject to Section 3.06, transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of Parent’s Affiliates at any time or (ii) after the Effective Time, to any Person; provided that, in the event of any such assignment (except as provided in Section 3.06), Parent nonetheless shall remain responsible for the performance of its obligations hereunder.

(b) Prior to the Effective Time, Seller shall cause the Equityholders (or their successors or assigns) to select a single representative to serve as a representative of all Equityholders effective as of the Effective Time, which representative shall be a professional stockholders’ representative (e.g., Fortis Advisors LLC, or Shareholder Representative Services LLC), or upon the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), any other representative of the Equityholders that is reasonably satisfactory to Parent (such representative, as applicable, the “Equityholders Representative”) and, in this respect, shall appoint, authorize and empower such Person to act as the agent and attorney-in-fact on behalf of each Equityholder, on terms, and with such power and authority, on customary terms and conditions, and Seller shall assign, delegate or otherwise transfer its rights and obligations vis-à-vis the Equityholders under this Agreement to such Equityholders Representative, including the obligation to receive and distribute the Equityholder Distributions to the Equityholders pursuant to Section 2.13. In no event shall Seller voluntarily adopt or carry out any such plan absent the foregoing assignment, delegation or transfer. For the avoidance of doubt, such Equityholders Representative so appointed shall be the sole successor and permitted assign of Seller (unless otherwise consented to pursuant to Section 14.05(b) and shall thus be solely responsible for the exercise of, and be fully empowered to exercise, all powers and authority of Seller hereunder (including powers and authority in respect of dispute resolutions,

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

indemnification claims, giving and receiving notices, granting any consent or agreeing to any amendments of the terms hereof in accordance with the terms herein) without any consent of or action by the Equityholders, and Parent and its Affiliates (including the Surviving Corporations) shall be entitled to rely on any decision, notice, consent, instruction, action or omission of such Equityholders Representative, on behalf of the Equityholders, and shall not be liable to any Equityholder or any other Persons for actions taken or omitted in accordance with or reliance upon the same. Without limiting the foregoing, following the appointment of the Equityholders Representative, Parent may make any payment contemplated hereunder to be made to Seller to the Equityholders Representative, and such payment to the Equityholders Representative shall discharge Parent’s obligations with respect thereto.

(c) At all times prior to appointment of an Equityholders Representative as provided above, by their approval of this Agreement or their acceptance of any Equityholder Distribution, Seller shall be, and hereby is, appointed as the “Equityholders Representative”. Seller hereby accepts such appointment as the initial Equityholders Representative.

(d) By their approval of this Agreement or their acceptance of any Equityholder Distribution, the Equityholders shall be deemed to have agreed, in addition to the foregoing:

(i) Seller and the Equityholders Representative are authorized and empowered and have the full authority to act as the agent and attorney-in-fact for each Equityholder regarding any matter relating to or arising under this Agreements or with respect to the matters contemplated hereby, including as described in Section 14.05(b) and for the purposes of: (i) taking any action on behalf of the Equityholders that may be necessary or desirable, as determined by Seller or the Equityholders Representative, in its sole discretion, in connection with Article 3, the indemnification provisions set forth in Article 12, and the amendment of this Agreement as provided herein; (ii) taking any action on behalf of the Equityholders that may be necessary or desirable, as determined by Seller in its sole discretion, in connection with negotiating or entering into any settlements, resolutions and compromises with respect to the adjustments or payments contemplated by Section 2.09(a), Article 3 or Article 12; (iii) accepting and giving notices on behalf of the Equityholders; and (iv) otherwise taking any and all actions, and making all decisions necessary to be made, on behalf of each Equityholder from time to time as Seller or the Equityholders Representative may deem necessary or desirable to fulfill the intents and purposes of this Section 14.05, and to engage agents, advisors and other Representatives to assist in connection therewith.

(ii) Parent and its Affiliates (including the Surviving Corporations) shall be entitled to rely on any decision, notice, consent, instruction, action or omission of Seller or the Equityholders Representative, on behalf of the Equityholders, and shall not be liable to any Equityholder or any other Persons for actions taken or omitted in accordance with or reliance upon the same.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iii) All actions, decisions and instructions of Seller or the Equityholders Representative shall be conclusive and binding upon each of the Equityholders, and no Equityholders shall have any cause of action against the Equityholders Representative for any action taken, decision made or instruction given by the Equityholders Representative in connection with this Agreement or the other Transaction Documents, except for fraud or willful breach of this Agreement on the part of the Equityholders Representative.

(iv) The provisions of this Section 14.05 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Equityholder may have in connection with the transactions contemplated by this Agreement.

(v) The provisions of this Section 14.05 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Equityholder, and any references in this Agreement to an Equityholder or the Equityholders shall mean and include the successors to Equityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(e) The Equityholders Representative, in its capacity as such, shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby and, accordingly, the Equityholders Representative shall be entitled to reimbursement or advancement from the Equityholders of any costs or expenses arising out of or incurred in connection with the acceptance and administration of its duties hereunder by, at the election of the Equityholders Representative, at any time, from any Merger Consideration otherwise distributable as an Equityholder Distribution or, if no such distribution is then available or imminent, from each Equityholder in accordance with the pro rata portion of the Equityholder Distributions received or receivable by such Equityholder, payable in cash. As between Seller and the Equityholders Representative on the one hand and the Equityholders on the other hand, neither Seller, the Equityholders Representative nor any of their directors, officers, contractors, agents and employees nor any of their Representatives shall be liable for any act done or omitted to be done hereunder, while acting in good faith, and any act done or omitted to be done hereunder pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(f) In the event the Equityholders Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Equityholders who have collectively received or are otherwise entitled to receive at least a majority of the Equityholder Distributions received or receivable by the Equityholders hereunder shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Equityholders Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(g) For so long as Seller is serving as the Equityholders Representative, as between Seller (in its capacity as the Equityholders Representative) and the Equityholders, it is agreed that the Equityholders who have collectively received or are otherwise entitled to receive at least a majority of the Equityholder Distributions received or receivable by the Equityholders hereunder shall be entitled to give instructions to Seller (in its capacity as the Equityholders Representative) with respect to the administration and function of its duties as such and, in such event, Seller (in its capacity as the Equityholders Representative) will adhere to, act upon and follow any such instructions given by such majority.

Section 14.06. Governing Law. This Agreement and all Actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 14.07. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

Section 14.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY FINANCING).

Section 14.09. Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except D&O Indemnified Parties and their respective heirs and Representatives shall be express third party beneficiaries of, and shall be entitled to enforce Section 10.06 (Indemnification; D&O Insurance).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 14.10. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 14.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 14.07, in addition to any other remedy to which they are entitled at law or in equity.

Section 14.13. Changes Affecting Parent Common Stock. In the event of any reclassification, share subdivision (including reverse share split), share dividend or distribution, recapitalization, conversion or exchange, including in connection with a merger or consolidation or any other similar transaction (the foregoing, a “Parent Stock Event”) affecting the shares of Parent Common Stock, the consideration payable pursuant to this Agreement in the form of Parent Common Stock and all calculations and definitions necessary to the interpretation thereof, including the Issuance Price, shall be appropriately adjusted equitably and proportionately to the extent appropriate to preserve the intended consequence of the adjustment. For the avoidance of doubt, (i) if the Parent Common Stock is converted in a merger prior to the Closing, each share of Parent Common Stock that would otherwise have been issued hereunder shall be converted into the right to receive the merger consideration payable in respect of each such share of Parent Common Stock in such merger and (ii) for purposes of illustration, if there is a [***] recapitalization of the Parent Common Stock prior to the Closing, the Issuance Price would be reduced to [***]. The foregoing sentence shall apply in the case of each successive Parent Stock Event.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 14.14. Attorney-Client Privilege. The Parties agree that upon the Closing, Seller shall hold and control any attorney-client privilege or attorney work product protection held by Seller or the Acquired Companies (“Privilege”) with respect to any communications between Cooley and any officer, director or employee of Seller or the Acquired Companies that (i) relate to the Mergers and the transactions contemplated by this Agreement; and (ii) occur prior to the Closing (the “Privileged Communications”). Seller shall have the sole and exclusive right to assert or waive Privilege with respect to Privileged Communications. Parent agrees not to assert, and Parent agrees to cause the Surviving Corporations not to assert, any Privilege with respect to the Privileged Communications. Absent the consent of Seller, neither Parent nor the Surviving Corporations shall have a right to access the Privileged Communications (unless a Privileged Communication is held to be not covered by the attorney-client privilege or work-product doctrine). The Parties further agree that permitting such material to remain in the files of Seller or the Acquired Companies after the Closing shall not constitute a waiver of any Privilege with respect to the Privileged Communications. Notwithstanding anything to the contrary in this Section 14.14, in the event that a dispute arises between Parent or its Affiliates, including, following the Closing, the Acquired Companies, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Seller shall use commercially reasonable efforts, at Parent’s expense, to assert the privilege with respect to the Privileged Communications. Nothing in this Section 14.14 shall extend to any communication other than Privileged Communications.

[Signature Pages Follow]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCIENCES LTD.

By:	/s/ Ilan Oren
Name: Ilan Oren
Title: Authorized Signatory

[Signature Page to Merger Agreement]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SILICON THERAPEUTICS, LLC

By:	/s/ Peiqi (Lanny) Sun
Name: Peiqi (Lanny) Sun
Title: President

SILICON INSITE, INC.

By:	/s/ Peiqi (Lanny) Sun
Name: Peiqi (Lanny) Sun
Title: President and Chief
Executive Officer

SILICON TX CHINA

By:	/s/ Peiqi (Lanny) Sun
Name: Peiqi (Lanny) Sun
Title: President

SILICON SWAT, INC.

By:	/s/ Peiqi (Lanny) Sun
Name: Peiqi (Lanny) Sun
Title: President and Chief
Executive Officer

[Signature Page to Merger Agreement]